UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Soliciting Material Pursuant to § 240.14a-12

ROBBINS & MYERS, INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, of other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No Fee Required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Shares, no par value, of Robbins & Myers, Inc.

(2)	Aggregate number of securities to which transaction applies:

43,021,936 of Common Shares of Robbins & Myers, Inc. (consisting of 42,226,073 Common Shares outstanding (including 59,240 restricted Common Shares), 615,546 Common Shares issuable pursuant to in-the-money options, and 180,317 Common Shares issuable pursuant to outstanding restricted share units, phantom shares and performance shares).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$60.00 per Common Share (the price per share negotiated in the transaction). See (4) below.

(4)	Proposed maximum aggregate value of transaction:

$2,581,316,160 (equal to the sum of (A) 42,226,073 of Common Shares (including 59,240 restricted Common Shares) multiplied by $60.00 per share, (B) 615,546 Common Shares subject to in-the-money options multiplied by $60.00 less the aggregate exercise price of the in-the-money options, and (C) 180,317 Common Shares issuable pursuant to outstanding restricted share units, phantom shares and performance shares multiplied by $60.00.

(5)	Total fee paid:

$295,819

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy Statement –

Subject to Completion, dated August 31, 2012

SPECIAL MEETING OF SHAREHOLDERS

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:	[•], 2012

On August 8, 2012, Robbins & Myers, Inc. entered into an agreement and plan of merger (which we refer to as the Merger Agreement) with National Oilwell Varco, Inc. (which we refer to as NOV). Pursuant to the Merger Agreement, Robbins & Myers will become a wholly-owned subsidiary of NOV. If the merger is completed, you will be entitled to receive $60.00 in cash, without interest and less any applicable withholding taxes, for each Common Share of Robbins & Myers that you own at the time of the merger. If you are a U.S. taxpayer, receipt of the merger consideration will be taxable to you for U.S. federal income tax purposes.

You are invited to a special meeting of Robbins & Myers’ shareholders to vote on the merger and related matters. The special meeting will be held at [Location, City, State, Zip] on [•], 2012 at [•] a.m., local time.

At the special meeting, you will be asked to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement. Our Board of Directors has unanimously adopted resolutions (i) approving the merger and the Merger Agreement, (ii) determining that the Merger Agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of Robbins & Myers and our shareholders, and (iii) directing that the Merger Agreement be submitted for adoption at a special meeting of our shareholders. In reaching that determination, our Board of Directors considered a variety of factors that are discussed in the attached proxy statement. Our Board of Directors unanimously recommends that our shareholders vote “FOR” adoption of the Merger Agreement.

Your vote is very important, regardless of the number of shares you own. Adoption of the Merger Agreement requires the affirmative vote of shareholders holding at least two-thirds of our issued and outstanding Common Shares. Whether or not you expect to attend the special meeting in person, please vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. Please note that a failure to vote your shares has the same effect as a vote against the merger and the Merger Agreement.

The obligations of Robbins & Myers and NOV to complete the merger are subject to the satisfaction or waiver of several conditions. More information about Robbins & Myers, NOV, the merger and the special meeting is contained in the attached proxy statement. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read this document and the Merger Agreement carefully and in their entirety.

Sincerely,

Peter C. Wallace

President and Chief Executive Officer

Robbins & Myers, Inc.

The proxy statement is dated [•], 2012 and is first being mailed to the shareholders of Robbins & Myers on or about [•], 2012.

Robbins & Myers, Inc.

10586 Highway 75 North

Willis, Texas 77378

936-890-1064

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [•], 2012

Dear Shareholders of Robbins & Myers, Inc.:

We are pleased to invite you to attend a special meeting of shareholders of Robbins & Myers, Inc., an Ohio corporation (which we refer to as Robbins & Myers), which will be held at [Location, City, State, Zip], on [•], 2012, at [    ] a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 8, 2012, by and among National Oilwell Varco, Inc. (which we refer to as NOV), Raven Process Corp. (which we refer to as Merger Sub), and Robbins & Myers, as the same may be amended from time to time (which we refer to as the Merger Agreement), a copy of which is included as Annex A to the attached proxy statement, and to approve the transactions contemplated by the Merger Agreement, including the acquisition of Robbins & Myers by NOV through a merger of Merger Sub, a wholly-owned subsidiary of NOV, with and into Robbins & Myers, as contemplated by the Merger Agreement. We refer to this approval as adoption of the Merger Agreement.

2.	To consider and vote upon, solely on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger (which we refer to as the say-on-merger-pay proposal).

3.	To consider and vote upon any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment to adopt the Merger Agreement.

4.	To transact such other business as may properly come before the special meeting or any adjournment of the special meeting.

Robbins & Myers will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment of it. Please refer to the attached proxy statement for further information with respect to the business to be transacted at the special meeting.

Holders of Common Shares at the close of business on [•], 2012 are entitled to vote at the meeting and any adjournment of the meeting.

THE BOARD OF DIRECTORS OF ROBBINS & MYERS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADVISORY SAY-ON–MERGER-PAY PROPOSAL AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

The affirmative vote of the holders of at least two-thirds of the Common Shares is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy at the special meeting is required for approval of the advisory say-on-merger-pay proposal and for approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is important. Whether or not you expect to attend in person, we urge you to authorize a proxy to vote your Common Shares as promptly as possible so that your shares may be represented and voted at the special meeting. If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” adoption of the Merger Agreement.

By Order of the Board of Directors,

Linn S. Harson,

Secretary

Willis, Texas

[•], 2012

ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about us, including other documents that are not included in or delivered with this proxy statement. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement by requesting them in writing or by telephone at the following addresses and telephone numbers:

Alliance Advisors, LLC 200 Broadacres Drive, 3rd Fl. Bloomfield, New Jersey 07003 (877) 777-5603	or	Robbins & Myers, Inc. 10586 Highway 74 North Willis, Texas 77378 (936) 890-1064 Attn: Investor Relations

Investors may also consult our website, www.robn.com, for more information about us. Information included on this website is not incorporated by reference into this proxy statement.

If you would like to request any documents, please do so by [•], 2012 in order to receive them before the special meeting.

For a more detailed description of the information incorporated by reference in this proxy statement and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page 89.

ANNEX A	AGREEMENT AND PLAN OF MERGER
ANNEX B	OPINION OF CITIGROUP GLOBAL MARKETS INC.
ANNEX C	OHIO REVISED CODE SECTIONS 1701.84 AND 1701.85—DISSENTERS’ RIGHTS

(ii)

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. In addition, this proxy statement incorporates by reference important business and financial information about Robbins & Myers. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” on page 89. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

National Oilwell Varco, Inc.

7909 Parkwood Circle Drive

Houston, Texas 77036

National Oilwell Varco, Inc., or NOV, is a Delaware corporation and a worldwide leader in the design, manufacture and sale of equipment and components used in the oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Additional information regarding NOV is contained in its filings with the SEC. See “Where You Can Find More Information.”

Raven Process Corp.

7909 Parkwood Circle Drive

Houston, Texas 77036

Raven Process Corp., or Merger Sub, is an Ohio corporation and wholly-owned subsidiary of NOV. It was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. It has engaged in no other business activities and has conducted its operations only as contemplated by the Merger Agreement.

Robbins & Myers, Inc.

10586 Highway 75 North

Willis, Texas 77378

(936) 890-1064

Robbins & Myers, Inc., or Robbins & Myers, is an Ohio corporation, and is a leading supplier of engineered, application-critical equipment and systems for global energy, chemical and other industrial markets. Robbins & Myers’ operations are classified into business segments: Energy Services and Process & Flow Control. The

Energy Services Group provides mission-critical products to customers in the upstream oil and gas markets for use in drilling and exploration, production and completion, and pipeline transmission infrastructure. Major products include power sections for drilling motors, blowout preventers and pressure control products, artificial lift equipment and automation, wellhead products and wellbore wear prevention components, pipeline closures and valves. The Process & Flow Control Group targets industrial customers in the industrial chemical, pharmaceutical, wastewater treatment, food and beverage, and other end markets. Products include glass-lined reactors and thermal heat exchangers, progressing cavity pumps for industrial applications and surface transfer of viscous fluids, mixing equipment and engineered systems used to filter and process various liquids and materials.

Additional information regarding Robbins & Myers is contained in its filings with the SEC. See “Where You Can Find More Information.”

The Merger

The Merger (see page 29)

Our Board of Directors has agreed that NOV will acquire Robbins & Myers pursuant to the terms of the Merger Agreement, which is included in this proxy statement as Annex A. Upon completion of the merger, Robbins & Myers will become a wholly-owned subsidiary of NOV. We encourage you to read the entire Merger Agreement carefully because it is the principal document governing the merger.

Merger Consideration (see page 29)

The Merger Agreement provides for the merger of Merger Sub with and into Robbins & Myers, with Robbins & Myers surviving the merger as a wholly-owned subsidiary of NOV. Upon completion of the merger, each Common Share (including any restricted Common Shares) issued and outstanding immediately prior to the completion of the merger, except for any dissenting shares, treasury shares and any Common Shares held by NOV or certain of its affiliates (which will be cancelled), will be converted into the right to receive $60.00 in cash, without interest.

Treatment of Stock Options and Other Equity-Based Awards (see page 61)

Stock Options.  Upon the closing of the merger, each outstanding option to acquire Common Shares, whether or not vested, will be cancelled in exchange for the right to receive a cash payment equal to the number of Common Shares underlying the option multiplied by the amount by which the $60.00 exceeds the applicable exercise price of the option, less any applicable withholding taxes.

Restricted Common Shares.  Each outstanding, unvested restricted Common Share immediately prior to the effective time of the merger will become fully vested and will be automatically cancelled and converted in the merger into the right to receive $60.00 in cash, less any applicable withholding taxes.

Equity-Based Awards Other than Options and Restricted Common Shares.  Upon the closing of the merger, other equity-based awards that are not subject to performance criteria will vest in full and be cancelled and converted into a right to receive a cash payment equal to the number of Common Shares subject to the award multiplied by $60.00 per share, less any applicable withholding taxes. Other equity-based awards subject to performance criteria will vest based on target performance levels and be cancelled for a cash payment equal to the number of Common Shares subject to such other equity-based award multiplied by $60.00, less any applicable withholding taxes.

Material U.S. Federal Income Tax Consequences of the Merger (see page 56)

If you are a U.S. taxpayer, your receipt of cash in the merger will be treated as a taxable sale of your Common Shares for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between (i) the amount of cash you receive in the merger in exchange for your Common Shares, and (ii) the adjusted tax basis of your Common Shares. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Recommendations of the Board of Directors (see page 34)

At a special meeting held on August 8, 2012, our Board of Directors unanimously determined that the merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Robbins & Myers and its shareholders. Accordingly, our Board of Directors unanimously recommends that the holders of Common Shares vote “FOR” the proposal to adopt the Merger Agreement. Our Board of Directors also unanimously recommends that the holders of Common Shares vote “FOR” approval of the say-on-merger-pay proposal and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional votes if there are insufficient votes to adopt the Merger Agreement.

Opinion of Citigroup Global Markets Inc. (see page 37)

In connection with the merger, our Board of Directors received a written opinion, dated August 8, 2012, from Citigroup Global Markets Inc., which we refer to as Citi, as to the fairness, from a financial point of view and as of the date of the opinion, of the $60.00 per share consideration to be received in the merger by holders of Common Shares. The full text of Citi’s written opinion, which is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken. The description of Citi’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of our Board of Directors in its evaluation of the merger consideration from a financial point of view and did not address any other aspects or implications of the merger. Citi was not requested to consider, and its opinion did not address: (i) the fairness of the merger to, or any consideration received in connection therewith by, creditors or other of our constituencies, (ii) our underlying business decision to effect the merger, (iii) the relative merits of the merger as compared to any alternative business strategies that might exist for us or (iv) the effect of any other transaction in which we might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any shareholder as to how the shareholder should vote or act on any matters relating to the merger or otherwise.

Financial Interests of Our Directors and Executive Officers in the Merger (see page 47)

In considering the recommendation of our Board of Directors that you vote to adopt the Merger Agreement, you should note that our directors and executive officers have financial interests in the merger that are different from, or in addition to, those of our other shareholders generally. These interests relate, among other things, to the vesting of certain equity awards that will be triggered if the shareholders adopt the Merger Agreement. Our Board of Directors was aware of and considered these potential interests, among other matters, in evaluating the Merger Agreement and the merger, and in recommending that you adopt the Merger Agreement.

Board of Directors and Management After the Merger (see page 47)

It is not anticipated that any of our current directors or executive officers will continue as directors or executive officers of NOV following the merger.

Regulatory Approvals Required for the Merger (see page 59)

We and NOV have agreed to use reasonable efforts to obtain all governmental and regulatory approvals required to complete the transactions contemplated by the Merger Agreement.

Under the Hart-Scott-Rodino Antitrust Improvements Act and related rules (which we refer to as the HSR Act), certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been satisfied. We and NOV filed Notification and Report Forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on September [•], 2012. The parties have requested early termination of the 30-day waiting period under the HSR Act. If early termination is not granted, the 30-day waiting period with respect to the merger will expire at 11:59 p.m., central time, on [•], 2012. Neither we nor NOV have received a request for additional information (sometimes referred to as a Second Request) from the Federal Trade Commission.

No other approvals are required under the United States antitrust laws to complete the transaction. However, at any time before or after the effective time of the merger, public or private entities (including states and private parties) could take action under the antitrust laws, including but not limited to seeking to prevent the merger in court, to rescind the merger or to conditionally approve the merger upon the divestiture of assets by us or NOV. Although we expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Completion of the Merger (see page 63)

We currently expect to complete the merger by the end of calendar year 2012, subject to receipt of required shareholder and regulatory approvals and the satisfaction or waiver of the conditions to the merger described in the Merger Agreement.

Conditions to Completion of the Merger (see page 75)

As more fully described in this proxy statement and in the Merger Agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

•	the adoption of the Merger Agreement by our shareholders;

•	the receipt of all necessary regulatory approvals;

•	the accuracy of representations and warranties made by the parties in the Merger Agreement (subject to certain materiality standards);

•	the performance by the parties of their obligations under the Merger Agreement (subject in each case to certain materiality standards);

•	the absence of a material adverse effect on us; and

•	holders of not more than 5% of the outstanding Common Shares exercising dissenters’ rights under Ohio law.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement; Termination Fees (see page 75)

The Merger Agreement may be terminated as follows at any time prior to the effective time of the merger, even after the receipt of the requisite shareholder approvals, by mutual written consent of Robbins & Myers and NOV. The Merger Agreement also may be terminated by either Robbins & Myers or NOV if:

•

the merger is not completed by February 8, 2013, subject to extension to May 8, 2013 if regulatory approvals have not been obtained (or to a later date if approvals have been obtained but have not yet become final orders) but other closing conditions have been satisfied or waived. A party may not terminate the Merger Agreement for this reason, however, if the failure of the merger to occur results from the party’s breach of, or failure to perform, any representations, warranties, covenants or agreements under the Merger Agreement. If an acquisition proposal is pending at the time of such termination and is completed on certain specified terms within nine months following the termination, we must pay a termination fee of $75 million to NOV.

•	certain legal restraints preventing completion of the merger are in effect and have become final and nonappealable.

•

our shareholders fail to adopt the Merger Agreement. In this case, we must pay NOV’s reasonable and documented expenses (not to exceed $50 million), and if an acquisition proposal is pending at the time of such termination and is completed on certain specified terms within nine months following such termination, we must pay NOV a termination fee of $75 million, less the amount of any of NOV’s expenses we previously paid.

•

the other party breaches the Merger Agreement in a way that would entitle the party seeking to terminate the agreement not to complete the merger (provided the terminating party is not also in breach of the Merger Agreement), subject to the right of the breaching party to cure the breach within 30 days if it is curable. If either party terminates the Merger Agreement due to a breach by the other party (other than a breach of the “no shop” provisions by us), the breaching party must pay the reasonable and documented expenses of the non-breaching party (not to exceed $50 million). In addition, in the event that NOV terminates the Merger Agreement due to our breach (other than a breach by us of the “no shop” provisions) and an acquisition proposal is pending at the time of such termination and is completed within nine months following the termination, we must pay NOV a termination fee of $75 million, less the amount of any of NOV’s expenses we previously paid.

In addition, NOV may terminate the Merger Agreement prior to the approval of our shareholders if:

•

prior to the approval of our shareholders, our Board of Directors (i) withdraws or modifies in any adverse manner, or proposes publicly to withdraw or modify in any adverse manner, its approval or recommendation of the merger; (ii) we enter into a definitive agreement with respect to a superior proposal; (iii) we breach the “no shop” provisions in the Merger Agreement; (iv) our Board of Directors fails to reaffirm (publicly, if requested by NOV) its recommendation within 10 business days after another acquisition proposal is publicly disclosed; (v) our Board of Directors approves or recommends, or proposes publicly, within 10 business days after a tender offer or exchange offer for an alternative transaction is first published, given or sent to our shareholders, to approve or recommend, any alternative transaction with a third party; or (vi) we or our Board of Directors publicly propose to take any of these actions. In any such case, upon termination of the Merger Agreement by NOV, we must pay NOV a termination fee of $75 million.

•

prior to the special meeting, NOV concludes, in its reasonable discretion, that we are not in compliance with the Foreign Corrupt Practices Act or any other anti-bribery laws and such failure to be in compliance could have material consequences on us and/or NOV.

In addition, prior to shareholder adoption of the Merger Agreement, our Board of Directors may terminate the Merger Agreement solely in response to a superior acquisition proposal if we concurrently enter into an acquisition agreement with respect to the superior proposal and have complied with all of our obligations under the Merger Agreement with respect to the superior proposal. In such case, we must pay NOV a termination fee of $75 million.

Expenses (see page 78)

All fees and expenses incurred in connection with the merger and the transactions contemplated by the Merger Agreement are required to be paid by the party incurring those expense except as follows:

•	if our shareholders fail to adopt the Merger Agreement and NOV terminates the Merger Agreement, we must pay NOV’s reasonable and documented expenses (not to exceed $50 million).

•

if either party terminates the Merger Agreement due to a breach of the Merger Agreement by the other party (provided the terminating party is not also in breach of the Merger Agreement), subject to the right of the breaching party to cure the breach if it is curable, then the breaching party must pay the reasonable and documented expenses of the non-breaching party (not to exceed $50 million). However, this does not apply if NOV terminates the Merger Agreement due to our breach of the “no shop” provisions (in that case, we must pay NOV a termination fee of $75 million).

Dissenters’ Rights (see page 84)

As a holder of Common Shares, you are entitled to statutory dissenters’ rights under Ohio law if you do not vote in favor of adoption of the Merger Agreement and follow the procedures described in this proxy statement to assert your dissenters’ rights. See the section entitled “Dissenters’ Rights” beginning on page 84. If you vote in favor of adoption of the Merger Agreement, or submit a signed proxy that does not indicate how you wish to vote your Common Shares, you will not have dissenters’ rights.

The Special Meeting

Date, Time and Place (see page 22)

The special meeting of shareholders will be held at [Location, City, State, Zip], on [•], 2012, at [•] a.m., local time.

Purpose of the Special Meeting (see page 22)

At the special meeting, the holders of the Common Shares will be asked:

•	to vote on a proposal to adopt the Merger Agreement and to approve the transactions contemplated by the Merger Agreement;

•

to vote, solely on a non-binding, advisory basis, to approve certain compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger;

•

to vote upon any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment to adopt the Merger Agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment of the special meeting.

Completion of the merger is conditioned on adoption of the Merger Agreement by our shareholders at the special meeting.

Record Date; Shares Entitled to Vote (see page 23)

Only holders of Common Shares as of the close of business on [•], 2012, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournment thereof. On the record date, there were outstanding a total of [•] Common Shares. Each outstanding Common Share is entitled to one vote on each proposal and any other matter coming before the special meeting.

Required Vote (see page 24)

The required votes to approve the proposals are as follows:

•

adoption of the Merger Agreement requires the affirmative vote of the holders of a least two-thirds of the outstanding Common Shares. Abstentions and broker non-votes are treated the same as votes against the proposal.

•

approval of the advisory say-on-merger-pay proposal requires the affirmative vote of the holders of a least a majority of the votes cast on the proposal. Broker non-votes will have no effect on the approval of the proposal; however, abstentions are treated the same as votes against the proposal.

•

approval of any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of at least a majority of the votes cast on the proposal. Broker non-votes will have no effect on approval of the proposal; however, abstentions are treated the same as votes against the proposal.

As of the close of business on the record date, our directors and executive officers and their affiliates had the right to vote [•] Common Shares, or [•]% of the voting power of the outstanding Common Shares entitled to vote at the special meeting.

Under a Support Agreement, dated August 8, 2012 (which we refer to as the Voting Agreement), between M.H.M. & Co., Ltd. and NOV, M.H.M. & Co. Ltd. agreed to vote the Common Shares beneficially owned by it in favor of adoption of the Merger Agreement. M.H.M. & Co., Ltd. may terminate the Support Agreement in certain circumstances, including if our Board of Directors adversely changes its recommendation with respect to the merger. As of the record date for the special meeting, M.H.M. & Co., Ltd. held 5,176,042 Common Shares, or approximately [•]% of the outstanding Common Shares. Thomas P. Loftis, Chairman of our Board of Directors, is the sole owner of Loftis Investments, LLC, a general partner of M.H.M. & Co., Ltd.

Certain Litigation Related to the Merger (see page 60)

Robbins & Myers, our directors, and NOV each have been named as defendants in lawsuits brought by shareholders challenging the merger and seeking, among other things, to enjoin the merger. The defendants intend to vigorously defend against these actions. For a more detailed discussion of the litigation related to the proposed transaction, see “The Merger – Certain Litigation Related to the Merger” beginning on page 60.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the special meeting of shareholders and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder. You should carefully read this entire proxy statement, including the annexes, and the documents to which we refer in this proxy statement. Throughout this proxy statement, “Robbins & Myers,” “we,” “us” and “our” refer to Robbins & Myers, Inc.; “NOV” refers to National Oilwell Varco, Inc., and “Merger Sub” refers to Raven Process Corp., a wholly-owned subsidiary of NOV. Also, we refer to the merger between Robbins & Myers and Merger Sub as the “merger,” and the Agreement and Plan of Merger, dated August 8, 2012, among NOV, Merger Sub and Robbins & Myers as the “Merger Agreement.” We also refer to the common shares, no par value, of Robbins & Myers as the “Common Shares.”

Q:	Where and when will the special meeting of shareholders be held?

A:	The special meeting of shareholders will be held at [Location, City, State, Zip] on [•], 2012 at [•], a.m. local time. See “The Special Meeting” beginning on page 22.

Q:	Why am I receiving this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at a special meeting of the shareholders of Robbins & Myers in connection with a proposal to adopt the Merger Agreement whereby Robbins & Myers will become a wholly-owned subsidiary of NOV. A copy of the Merger Agreement is included in this proxy statement as Annex A.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $60.00 in cash, without interest and less any applicable withholding taxes, for each Common Share that you own at the effective time of the merger. We sometimes refer to this as the per share merger consideration. For example, if you own 100 Common Shares, you will receive $6,000 in cash, less any applicable withholding taxes, in exchange for those shares. Additionally, if prior to completion of the merger, we declare a dividend but do not pay it prior to completion of the merger, holders of Common Shares as of the record date of the dividend will be entitled to receive any such declared but unpaid dividend.

Q.	What are the proposals that will be voted on at the special meeting?

A.

You will be asked to consider and vote upon: (1) adoption of the Merger Agreement, (2) approval of an advisory say-on-merger-pay proposal, as described in the section of this proxy statement entitled “The Merger – Interests of Our

Directors and Executive Officers in the Merger – Quantification of Change-in-Control and Termination Payments and Benefits to Our Named Executive Officers,” (3) any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement, and (4) such other business as may properly come before the special meeting.

Q:	How do I vote?

A:	If you are a holder of Common Shares of record as of the close of business on the record date for the special meeting, you may vote in person by attending the special meeting or, to ensure your shares are represented at the meeting, you may authorize a proxy to vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning your proxy card in the postage-paid envelope provided.

If you hold Common Shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the special meeting. If you hold shares through the Robbins & Myers Retirement Savings Plan, please see the question below “Q: How are my Robbins & Myers Retirement Savings Plan shares voted?”

Q:	My shares are held in “street name” by my broker. Will my broker automatically vote my shares for me?

A:	No. If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this proxy statement has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, unless your broker, bank or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a “broker non-vote.”

Please follow the voting instructions provided by your broker, bank or other nominee so that they may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Robbins & Myers or by voting in person at the special meeting unless you first provide a proxy from your broker, bank or other nominee.

If you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any matter over which they do not have discretionary authority, which will have the same effect as a vote against adoption of the Merger Agreement.

Q:	How are my Robbins & Myers Retirement Savings Plan shares voted?

A:	If you hold Common Shares through the Robbins & Myers Retirement Savings Plan (which we refer to as the Robbins & Myers 401(k) Plan) you can instruct the trustee, The Charles Schwab Trust Company (which we refer to as the 401(k) Trustee), in a confidential manner, how to vote the shares allocated to you in the Plan by one of the following three methods:

•	Call the number indicated on your instruction card to vote by telephone anytime up to [10:59] p.m. central time on [•], 2012, and follow the instructions provided in the recorded message;

•	Go to the website indicated on your instruction card to vote over the Internet anytime up to [10:59] p.m. central time on [•], 2012 and follow the instructions provided on that site; or

•

Mark, sign and mail your instruction card to the address indicated on your instruction card. Your instruction card must be received by Broadridge Financial Solutions, our mailing and tabulation agent, no later than [5:00] p.m. central time on [•], 2012, to ensure that the 401(k) Trustee is able to vote the shares allocated to you in accordance with your wishes.

Since only the 401(k) Trustee can vote the shares allocated to you, you will not be able to vote your Robbins & Myers 401(k) Plan shares personally at the special meeting.

Please note that the trust agreement governing the Robbins & Myers 401(k) Plan provides that if the 401(k) Trustee does not receive your voting instructions, the Trustee will vote your allocated shares in the same proportion as it votes the allocated shares for which instructions are received from participants and beneficiaries of deceased participants. The trust agreement also provides that unallocated shares are to be voted by the 401(k) Trustee in the same proportion as it votes allocated shares for which instructions are received from participants and beneficiaries of deceased participants. Therefore, by providing voting instructions with respect to your allocated shares, you will in effect be providing instructions with respect to a portion of the unallocated shares and a portion of the allocated shares for which instructions are not provided as well. Voting of the Common Shares held by the Robbins & Myers 401(k) Plan by the 401(k) Trustee is subject to federal pension laws, which require the 401(k) Trustee to act as a fiduciary for Robbins & Myers 401(k) Plan participants in deciding how to vote the shares. Therefore, irrespective of these voting provisions, it is possible that the 401(k) Trustee may decide to vote allocated shares for which it does not receive instructions (as well as unallocated shares) in a manner other than on a proportionate basis if it believes that proportionate voting would violate applicable law.

The only way to ensure that the 401(k) Trustee votes Common Shares allocated to you in the Robbins & Myers 401(k) Plan in accordance with your wishes is to provide instructions to the 401(k) Trustee in the manner set forth above.

If you are a participant (or a beneficiary of a deceased participant) in the Robbins & Myers 401(k) Plan and you also own other Common Shares outside of your Robbins & Myers 401(k) Plan account, you should receive a voting instruction card for shares credited to your account in the Robbins & Myers 401(k) Plan, and a separate proxy card if you are a record holder of additional Common Shares, or voting instruction card if you hold additional Common Shares through a broker, bank or other nominee. You must vote Common Shares that you hold as a shareholder of record, Common Shares that you hold through a broker, bank or other nominee, and Common Shares that are allocated to your Robbins & Myers 401(k) Plan account separately in accordance with each of the proxy cards and voting instruction cards you receive.

Q.	What will happen in the merger to stock options and other equity-based awards that have been granted to employees, officers and directors of Robbins & Myers?

A.	Stock options and other equity-based awards that have been granted to employees, officers and directors of Robbins & Myers will be treated as follows:

•

Stock Options.  Upon the closing of the merger, each outstanding option to acquire Common Shares, whether or not vested, will be cancelled in exchange for the right to receive a cash payment equal to the number of Common Shares underlying the option multiplied by the amount by which $60.00 exceeds the applicable exercise price of the option, less any applicable withholding taxes.

•

Restricted Common Shares.  Each outstanding, unvested restricted Common Share immediately prior to the effective time of the merger will become fully vested and automatically will be cancelled and converted in the merger into the right to receive $60.00 in cash, less any applicable withholding taxes.

•

Equity-Based Awards Other than Options and Restricted Common Shares.  Upon the closing of the merger, other equity-based awards that are not subject to performance criteria will vest in full and be cancelled and converted into a right to receive a cash payment equal to the number of

Common Shares subject to the award multiplied by $60.00 in cash, less any applicable withholding taxes. Other equity-based awards subject to performance criteria will vest based on target performance levels and be cancelled for a cash payment equal to the number of Common Shares subject to such other equity-based award multiplied by $60.00 in cash, less any applicable withholding taxes.

Q:	Who is entitled to vote at the special meeting?

A:	The record date for the special meeting is [•], 2012. If you owned Common Shares as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment of the special meeting.

Q:	How many votes do I have?

A:	You are entitled to one vote for each Common Share that you owned as of the close of business on the record date. As of the record date there were [•] Common Shares issued and outstanding.

Q:	What vote is required to adopt the Merger Agreement?

A:	Adoption of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding Common Shares as of the close of business on the record date for the special meeting.

Q:	What vote is required to approve the advisory say-on-merger-pay proposal?

A.	Approval of the advisory say-on-merger-pay proposal requires the affirmative vote of a majority of the votes cast on the proposal by holders of Common Shares present or represented by proxy at the special meeting. Because the vote is advisory only, if the proposal does not receive the affirmative vote of the holders of a majority of the votes cast by holders of Common Shares, the failure to obtain such vote would not be binding on us.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you fail to vote, fail to instruct your broker, bank or other nominee to vote, or mark your proxy or voting instructions to abstain, it will have the effect of a vote “AGAINST” adoption of the Merger Agreement. If you fail to vote or fail to instruct your broker, bank or other nominees to vote, it will have no effect on the outcome of the vote on the say-on-merger-pay proposal or any proposal to adjourn the special meeting. If you mark your proxy or voting instructions to abstain, it will have the effect of a vote “AGAINST” the say-on-merger-pay proposal and any proposal to adjourn the special meeting. If you are a shareholder through the Robbins & Myers 401(k) Plan and fail to instruct the 401(k) Trustee how to vote, the 401(k) Trustee will vote your shares as described under the question above “Q: How are my Robbins & Myers 401(k) Plan shares voted?”

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you are a holder of record and properly complete, sign and return your proxy card without indicating how to vote on any particular proposal, the Common Shares represented by your proxy will be voted in accordance with the recommendations of our Board of Directors.

Q:	What constitutes a quorum?

A:	Shareholders who hold at least a majority of the issued and outstanding Common Shares and who are entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the special meeting. Note, however, that even if a quorum is present at the special meeting, the Merger Agreement can be adopted only if the holders of at least two-thirds of all outstanding Common Shares vote in favor of the proposal. All Common Shares represented at the special meeting, including shares that are represented but that abstain from voting, and shares that are represented but that are held by brokers, banks and other nominees who do not have authority to vote such shares (i.e., a broker non-vote), will be treated as present and entitled to vote for purposes of determining the presence or absence of a quorum.

Q:	How can the meeting be adjourned?

A:	Even if a quorum is not present, shareholders present in person or by proxy may, by a majority vote, adjourn the meeting from time to time and from place to place without further notice so long as the time and place of the adjourned meeting, and the means of voting by shareholders at the adjourned meeting, are fixed and announced at the meeting.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes.

If you are a record holder of Common Shares:  If you are a record holder of Common Shares, you can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	You can grant a new, valid proxy bearing a later date (including by telephone or Internet) in accordance with the instructions on the enclosed proxy card;

•	You can send a signed notice of revocation to the address given on the enclosed proxy card; or

•

You can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by us by no later than the beginning of the special meeting (or, in the case of granting a new later-dated proxy by telephone or Internet, no later than [•] p.m. central time on the day prior to the special meeting). If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by any manner described above.

If you hold Common Shares in “street name:” If your Common Shares are held in street name, you must contact your broker, bank or other nominee to change your vote.

If you hold Common Shares in the Robbins & Myers 401(k) Plan:  If you hold Common Shares in the Robbins & Myers 401(k) Plan, there are two ways in which you may revoke your instructions to the 401(k) Trustee and change your vote with respect to voting the Common Shares allocated to you in the Robbins & Myers 401(k) Plan:

•

First, you may submit new voting instructions under any one of the three methods described under the question above “Q: How are my Robbins & Myers Retirement Savings Plan shares voted?” The latest dated instructions actually received by the 401(k) Trustee, in accordance with the instructions for voting set forth in this proxy statement, will be the instructions that are followed, and all earlier instructions will be revoked.

•

Second, you may send a written notice to Broadridge Financial Solutions, our mailing and tabulating agent, 51 Mercedes Way, Edgewood, NY 11717, stating that you would like to revoke your instructions to the 401(k) Trustee. This written notice must be received no later than [•] p.m. central time on [•], 2012, in order to revoke your prior instructions.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as soon as possible. The merger could be completed by the end of calendar year 2012. However, we cannot assure you when or if the merger will occur. In addition to adoption of the Merger Agreement by our shareholders, the other closing conditions contained in the Merger Agreement must be satisfied or waived. Either NOV or we may terminate the Merger Agreement if the merger has failed to occur by February 8, 2013, subject to extension to May 8, 2013 if regulatory approvals have not yet been obtained (or to a later date if approvals have been obtained but have not yet become final orders) but other closing conditions have been satisfied or waived.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Common Shares?

A:	If you are a U.S. taxpayer, your receipt of cash in the merger will be treated as a taxable sale of your Common Shares for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between (i) the amount of cash you receive in the merger in exchange for your Common Shares and (ii) the adjusted tax basis of your Common Shares. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the annexes. Then please authorize a proxy to vote your shares as soon as possible so that they may be represented at the special meeting.

Q:	Do I need to do anything with my shares now?

A:	No. Your Common Shares will be converted automatically into the right to receive the merger consideration. You do not need to take any action at the current time.

Q:	What happens if I sell my Common Shares before the special meeting?

A:	The record date for shareholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your Common Shares after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but the right to receive the merger consideration will go to the person who holds your shares at the time the merger is consummated.

Q:	Are shareholders entitled to dissenters’ or appraisal rights?

A:	Yes. You will be entitled to statutory dissenters’ rights under Ohio law if you do not vote in favor of adoption of the Merger Agreement and follow the procedures described in this proxy statement to assert dissenters’ rights. See the section entitled “Dissenters’ Rights” beginning on page 84. If you vote in favor of adoption of the Merger Agreement, or submit a signed proxy that does not indicate how you wish to vote your Common Shares, you will not have dissenters’ rights.

Q:	Who can help answer my questions?

A:	If you would like copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your Common Shares, you should contact our proxy solicitor:

Alliance Advisors, LLC 200 Broadacres Drive, 3rd Fl. Bloomfield, New Jersey 07003 (877) 777-5603

or you can contact us:

Robbins & Myers, Inc. 10586 Highway 75 North Willis, Texas 77378 (936) 890-1064 Attn: Investor Relations

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents to which we refer in this proxy statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements including, among other things, statements concerning whether and when the proposed merger with NOV will close, whether conditions to the proposed merger will be satisfied, the effect of the proposed merger on our business and operating results, and other statements qualified by words such as “expect,” “anticipate,” “intend,” “believe,” “estimate,” “should,” and similar words indicating future events. These forward-looking statements are based on our current expectations, assumptions, estimates, and projections and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, including, among others:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee or NOV’s expenses;

•

the inability to complete the merger due to the failure to obtain the approval of our shareholders or the failure to satisfy other conditions to completion of the merger, including the receipt of required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	the possibility that alternative takeover proposals will or will not be made;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and/or others relating to the Merger Agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the contractual restrictions in the Merger Agreement on the conduct of our business prior to the completion of the merger;

•	the possible adverse effect on our business and the price of our Common Shares if the merger is not consummated in a timely manner;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the amount of the costs, fees expenses and charges related to the merger; and

•

other important risk factors discussed more fully in our Annual Report on Form 10-K for the year ended August 31, 2011; our recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K; and other reports filed by us from time to time with the SEC.

Readers are cautioned not to rely on any forward-looking statement, which speaks only as of the date of this proxy statement or, if such statement is included in another document incorporated into this proxy statement, as of the date of such other document. Except to the extent required by applicable law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Readers also should understand that it is not possible to predict or identify all relevant factors that may impact forward-looking statements and that the above list should not be considered a complete statement of all potential risks and uncertainties.

THE SPECIAL MEETING

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting, and at any adjournment of the special meeting.

Date, Time and Place

We will hold the special meeting at [Location, City, State, Zip], on [•], 2012 at [•] a.m., local time.

Purpose of the Special Meeting

At the special meeting, we will ask our shareholders to consider and vote upon:

•	adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement (which we refer to as adoption of the Merger Agreement);

•

on an advisory, non-binding basis, approval of compensation that may be paid or become payable to our named executive officers in connection with the merger, as described in the section of this proxy statement entitled “The Merger – Interests of Our Directors and Executive Officers in the Merger – Quantification of Change-in-Control and Termination Payments and Benefits to Named Executive Officers;”

•

any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting or any adjournment to adopt the Merger Agreement; and

•	such other business as may properly come before the special meeting or any adjournment of the special meeting.

Completion of the merger is conditioned on adoption by our shareholders of the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement as Annex A, and you are urged to read the Merger Agreement in its entirety.

Recommendations of the Board of Directors

At a special meeting held on August 8, 2012, our Board of Directors unanimously determined that the merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Robbins & Myers and our shareholders. Accordingly, our Board of Directors unanimously recommends that the holders of the Common Shares vote “FOR” the proposal to adopt the Merger Agreement.

Our Board of Directors also unanimously recommends that the holders of Common Shares vote “FOR” approval of the say-on-merger-pay proposal and any adjournment of the special meeting, if necessary or appropriate, to solicit additional votes if there are insufficient votes to adopt the Merger Agreement.

Record Date; Shares Entitled to Vote

We have fixed the close of business on [•], 2012 as the record date for the special meeting, and only holders of Common Shares on the record date are entitled to vote at the special meeting. On the record date, there were [•] Common Shares issued and outstanding. Each outstanding Common Share is entitled to one vote on each proposal and any other matter coming before the special meeting.

Voting by Directors and Executive Officers and Certain Significant Shareholders

On the record date, approximately [•]% of the outstanding Common Shares were held by our directors and executive officers and their affiliates. We currently expect that our directors and executive officers will vote their shares in favor of all proposals, although no director or executive officer has entered into any agreement obligating him or her to do so.

Under the Voting Agreement between M.H.M. & Co., Ltd. and NOV, M.H.M. & Co., Ltd. agreed to vote the Common Shares beneficially owned by it in favor of adoption of the Merger Agreement and granted to NOV an irrevocable proxy to secure the performance of its obligations under the Voting Agreement. M.H.M. & Co., Ltd. may terminate the Voting Agreement under certain circumstances, including if our Board of Directors adversely changes its recommendation with respect to the merger. As of the record date for the special meeting, M.H.M. & Co., Ltd. held 5,176,042 Common Shares, or approximately [•]% of the outstanding Common Shares. Thomas P. Loftis, Chairman of our Board of Directors, is the sole owner of Loftis Investments, LLC, a general partner of M.H.M. & Co., Ltd.

Quorum

Shareholders who hold at least a majority of the issued and outstanding Common Shares and who are entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the special meeting. Note, however, that even if a quorum is present at the special meeting, the Merger Agreement will be adopted only if the holders of at least two-thirds of all outstanding Common Shares vote in favor of the proposal. All Common Shares represented at the special meeting, including shares that are represented but that abstain from voting, and shares that are represented but that are held by brokers, banks and other nominees who do not have authority to vote such shares (i.e., a broker non-vote), will be treated as present and entitled to vote for purposes of determining the presence or absence of a quorum.

Required Vote

The required votes to approve the proposals are as follows:

•

adoption of the Merger Agreement requires the affirmative vote of the holders of a least two-thirds of the outstanding Common Shares. Abstentions and broker non-votes are treated the same as votes against the proposal.

•

approval of the advisory say-on-merger-pay proposal requires the affirmative vote of the holders of a least a majority of the votes cast on the proposal. Broker non-votes will have no effect on the approval of the proposal; however, abstentions are treated the same as votes against the proposal.

•

approval of any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of the holders of at least a majority of the votes cast on the proposal. Broker non-votes will have no effect on approval of the proposal; however, abstentions are treated the same as votes against the proposal.

As of the close of business on the record date, our directors and executive officers and their affiliates had the right to vote [•] Common Shares, or [•]% of the combined voting power of the outstanding Common Shares.

Failure to Vote and Broker Non-Votes

If you fail to vote, it will have the effect of a vote against adoption of the Merger Agreement, but will have no effect on the say-on-merger-pay proposal or any proposal to adjourn the special meeting. If you fail to instruct your broker, bank or other nominee to vote, it will have the effect of a vote against all of the proposals. If you are a shareholder through the Robbins & Myers 401(k) Plan and fail to instruct the 401(k) Trustee how to vote, the 401(k) Trustee will vote your shares as described below under the section entitled “Shares Held in the Robbins & Myers 401(k) Plan” beginning on page 26.

Abstentions

If you abstain, it will have the effect of a vote against all of the proposals, including adoption of the Merger Agreement.

Record Holders

If you are a record holder of our Common Shares, a proxy card is enclosed for your use. We request that you vote your shares by telephone or through the Internet, or sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. Information and applicable deadlines for voting by telephone or through the Internet are set forth on the enclosed proxy card. When the enclosed proxy card is returned properly executed, the Common Shares represented by it will be voted at the special meeting or any adjournment thereof in accordance with the instructions contained in the proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Your vote is important. Accordingly, if you are a record holder of Common Shares, please sign and return the enclosed proxy card or vote via telephone or the Internet whether or not you plan to attend the special meeting in person.

If a proxy card is signed and returned without an indication as to how your Common Shares are to be voted with regard to a particular proposal, the Common Shares represented by the proxy will be voted in accordance with the recommendation of our Board of Directors. At the date hereof, our Board of Directors has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Special Meeting of Shareholders. In accordance with Ohio law, business transacted at the special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their best judgment on such matter.

Shares Held in Street Name

If your Common Shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this proxy statement has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, unless your broker, bank or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a “broker non-vote.”

Please follow the voting instructions provided by your broker, bank or other nominee, so that they may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Robbins & Myers or by voting in person at your special meeting unless you first provide a proxy from your broker, bank or other nominee.

If you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any matter over which they do not have discretionary authority. Such a broker non-vote will have the effect of a vote against the proposals, assuming a quorum is present.

Shares Held in the Robbins & Myers 401(k) Plan

If you hold Common Shares through the Robbins & Myers 401(k) Plan you can instruct the 401(k) Trustee, in a confidential manner, how to vote the shares allocated to you in the Plan by one of the following three methods:

•	call the number indicated on your instruction card to vote by telephone anytime up to [10:59] p.m. central time on [•], 2012, and follow the instructions provided in the recorded message;

•	go to the website indicated on your instruction card to vote over the Internet anytime up to [10:59] p.m. central time on [•],2012 and follow the instructions provided on that site; or

•

mark, sign and mail your voting instruction card to the address indicated on your instruction card. Your instruction card must be received by Broadridge Financial Solutions, our mailing and tabulating agent, no later than [5:00] p.m. central time on [•], 2012, to ensure that the 401(k) Trustee is able to vote the shares allocated to you in accordance with your wishes.

Since only the 401(k) Trustee can vote the shares allocated to you, you will not be able to vote your Robbins & Myers 401(k) Plan shares personally at the special meeting.

Please note that the trust agreement governing the Robbins & Myers 401(k) Plan provides that if the 401(k) Trustee does not receive your voting instructions, the 401(k) Trustee will vote your allocated Common Shares in the same proportion as it votes the allocated shares for which instructions are received from participants and beneficiaries of deceased participants. The trust agreement also provides that unallocated Common Shares are to be voted by the 401(k) Trustee in the same proportion as it votes allocated shares for which instructions are received from participants and beneficiaries of deceased participants. Therefore, by providing voting instructions with respect to your allocated shares, you will in effect be providing instructions with respect to a portion of the unallocated shares and a portion of the allocated shares for which instructions were not provided as well. Voting of the Robbins & Myers 401(k) Plan shares by the 401(k) Trustee is subject to federal pension laws, which require the 401(k) Trustee to act as a fiduciary for Robbins & Myers 401(k) Plan participants and beneficiaries in deciding how to vote the shares. Therefore, irrespective of these voting provisions, it is possible that the 401(k) Trustee may decide to vote allocated shares for which it does not receive instructions (as well as unallocated shares) in a manner other than on a proportionate basis if it believes that proportionate voting would violate applicable law.

The only way to ensure that the 401(k) Trustee votes shares allocated to you in the Robbins & Myers 401(k) Plan in accordance with your wishes is to provide instructions to the 401(k) Trustee in the manner set forth above.

If you are a participant (or a beneficiary of a deceased participant) in the Robbins & Myers 401(k) Plan and you also own other Common Shares outside of your Robbins & Myers 401(k) Plan account, you should receive a voting instruction card for shares credited to your account in the Robbins & Myers 401(k) Plan, and a separate proxy card if you are a record holder of additional Common Shares, or voting instruction card if you hold additional Common Shares through a broker, bank or other nominee. You must vote shares that you hold as a shareholder of record, shares that you hold through a broker, bank or other nominee, and shares that are allocated to your Robbins & Myers 401(k) Plan account separately in accordance with each of the proxy cards and voting instruction cards you receive with respect to your Common Shares.

Changing Your Vote

If you are a record holder of Common Shares:  If you are a record holder of Common Shares, you can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•	you can grant a new, valid proxy bearing a later date (including by telephone or Internet) in accordance with the instructions on the enclosed proxy card;

•	you can send a signed notice of revocation to the address give on the enclosed proxy card; or

•

you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received no later than the beginning of the special meeting (or, in the case of granting a new later-dated proxy by telephone or Internet, no later than [•] p.m. central time on the day prior to the special meeting). If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by any manner described above.

If you hold Common Shares in “street name:” If your Common Shares are held in street name, you must contact your broker, bank or other nominee to change your vote.

If you hold Common Shares in the Robbins & Myers 401(k) Plan:  If you hold Common Shares in the Robbins & Myers 401(k) Plan, there are two ways in which you may revoke your instructions to the 401(k) Trustee and change your vote with respect to voting the shares allocated to you in the Plan:

•	First, you may submit new voting instructions under any one of the three methods described above under the section entitled “Shares Held in the

Robbins & Myers 401(k) Plan” beginning on page 26. The latest dated instructions actually received by the 401(k) Trustee, in accordance with the instructions for voting set forth in this proxy statement will be the instructions that are followed, and all earlier instructions will be revoked.

•

Second, you may send a written notice to Broadridge Financial Solutions, our mailing and tabulating agent, 51 Mercedes Way, Edgewood, NY 11717, stating that you would like to revoke your instructions to the 401(k) Trustee. This written notice must be received no later than [5:00] p.m. central time on [•], 2012 in order to revoke your prior instructions.

Solicitation of Proxies

All costs related to the solicitation of proxies, including the printing and mailing of this proxy statement, will be borne by us. We have retained Alliance Advisors, LLC to aid in the solicitation of proxies and to verify records relating to the solicitation. Alliance Advisors, LLC will receive a fee for its services of $12,500, fees per call to shareholders and expense reimbursement. In addition, our directors, officers and employees may, without additional compensation, solicit proxies from shareholders by mail, telephone, facsimile or in person. However, you should be aware that certain members of our Board of Directors and our officers have interests in the merger that are different from, or in addition to, yours. See “The Merger – Financial Interests of Our Directors and Executive Officers in the Merger.”

To the extent necessary to ensure sufficient representation at the special meeting, we may request the return of proxy cards by telecopy. To the extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We will also reimburse brokers and other custodians, nominees and fiduciaries for their expense in sending these materials to you and getting your voting instructions.

Confidential Voting

For participants in the Robbins & Myers 401(k) Plan, your instructions to the 401(k) Trustee on how to vote the shares allocated to you under the Robbins & Myers 401(k) Plan will be kept confidential. You do not need to request confidential treatment in order to maintain the confidentiality of your vote.

PROPOSAL ONE

THE MERGER

Effects of the Merger

Upon completion of the merger, we will become a wholly-owned subsidiary of NOV.

In the merger, each outstanding Common Share (other than dissenting shares, treasury shares and shares owned by NOV or certain of its affiliates, which will be cancelled) will be converted into the right to receive $60.00 in cash, without interest. The merger consideration is fixed and will not be adjusted to reflect changes in our stock price prior to the closing of the merger.

Background of the Merger

Our Board of Directors and management frequently review and assess strategic alternatives available to us, including share repurchase programs, mergers and acquisitions, dispositions of businesses, and business combinations, each with a view toward enhancing shareholder value. Calendar year 2011 was a transitional year for us. We acquired T-3 Energy Services, Inc., a Houston, Texas based-company focused primarily on products and services for the oil and gas industry, and we sold our Romaco business, a European-based business focused primarily on packaging equipment for the pharmaceutical and chemical markets. The purchase of T-3 combined with the sale of Romaco resulted in a higher percentage of our business dependent on upstream oil and gas markets.

In December 2011, following a meeting in which Citi presented various strategic alternatives to our management team, it was decided that we should have a more robust discussion regarding specific alternatives to increase shareholder value. We asked Citi to assist us in assessing strategic alternatives in advance of the regular meeting of our Board of Directors in January, 2012. As part of that process and using publicly available information, Citi identified eight companies that could potentially be suited from a strategic perspective to discuss a business combination with us.

On January 5, 2012, at our Board of Directors’ regularly scheduled meeting, Peter C. Wallace, our President and Chief Executive Officer, reviewed with our Board of Directors information compiled by Citi regarding possible strategic alternatives. These alternatives included share repurchases, acquisitions and business combinations. After a lengthy discussion, our Board of Directors determined that given our very strong financial performance in what was possibly the high-point in the business cycle of many of our end markets, in order to maximize shareholder value, we should contact a small number of strategically positioned companies to gauge interest, if any, in combining with us. The Board of Directors also determined that we would continue with our share repurchase program as well as pursue acquisition opportunities.

Sometime between January 27, 2012 and February 3, 2012, Mr. Wallace had a telephone discussion with the Chief Executive Officer of one of the companies identified in December 2011 (“Company A”).

On February 9, 2012, Company A advised Mr. Wallace that it was not interested in continuing discussions regarding a possible transaction with us.

On February 14, 2012, representatives of Citi made initial contact with senior executives of NOV. Citi discussed several business opportunities with them, including the possibility of a combination with us.

During the period of February 21, 2012 through March 29, 2012, representatives of Citi contacted nine strategically positioned companies (for a total of eleven companies including NOV and Company A) to determine interest, if any, in a possible business combination with us. Six of the nine indicated that they were not interested in proceeding and the other three (Company B, Company C, and Company D — discussed below) eventually declined as well.

On February 22, 2012, representatives of Citi had discussions with another company (“Company B”) regarding a possible business combination with us. Company B indicated that it might be interested in a transaction with us.

On February 27, 2012, Mr. Wallace updated our Board of Directors on the status of discussions with the identified companies.

On March 8, 2012, representatives of Citi had initial contact with another strategically positioned company (“Company C”) regarding a possible business combination with us.

On March 12, 2012, we entered into a confidentiality agreement with NOV. Also on that date, Company C informed us that it was not interested in continuing discussions regarding a possible transaction with us.

Beginning on March 13, 2012, representatives of Citi provided preliminary financial and other information about us to NOV.

On March 14, 2012, Mr. Wallace and a representative from Citi met with Merrill A. Miller, Chairman, Chief Executive Officer and President of NOV. They met for dinner, and Messrs. Wallace and Miller discussed their respective companies and how the companies might fit together strategically.

On March 17, 2012, we entered into a confidentiality agreement with Company B.

On March 19, 2012, preliminary financial and other information was provided by Citi to Company B. Also on that date, Citi provided a process letter to NOV.

On March 22, 2012, several of our representatives and representatives of Citi participated in initial due diligence calls with Company B.

On March 23, 2012, we received a non-binding, preliminary indication of interest from NOV for $57.00 per share to be paid in cash. The closing price of our Common Shares on March 23, 2012 was $45.29 per share.

On March 26, 2012, Company B informed representatives of Citi that it was not interested in pursuing a combination with us.

On March 28, 2012, at its regularly scheduled meeting, our Board of Directors discussed NOV’s preliminary, non-binding indication of interest of $57.00 per share to be paid in cash. Kevin J. Brown, our interim Chief Financial Officer, and Linn S. Harson, our General Counsel and a partner of Thompson Hine LLP, our primary outside law firm (“Thompson Hine”), were present at the meeting. In addition, representatives of Citi were present by telephone for some of the meeting. The Citi representatives reviewed current market conditions, stock prices and analyses of the preliminary indication of interest. Ms. Harson reviewed with the directors their fiduciary duties. After extended deliberation, our Board of Directors decided to inform NOV that $57.00 per share was not sufficient for NOV to continue in the process.

On March 29, 2012, representatives of Citi made initial contact with another strategically positioned company to determine interest in a strategic combination with us (“Company D”). Company D indicated that it might be interested in a business combination with us.

On March 30, 2012, representatives of Citi informed NOV that the indication of interest of $57.00 per share was not sufficient for NOV to continue in the process.

Also on March 30, 2012, we entered into a confidentiality agreement with Company D and initial financial and other due diligence materials were provided to Company D.

During the period of March 31, 2012 through April 2, 2012, several of our representatives participated in due diligence telephone discussions with Company D.

On April 2, 2012, Company D informed representatives of Citi that it was not interested in pursuing a combination with us.

During the period from April 9, 2012 through April 16, 2012, we compiled additional due diligence materials and initiated an on-line data room. Based on comments made by representatives of NOV to representatives of Citi indicating that NOV might increase the per share indication of interest beyond $57.00 per share, we granted them access to the on-line data room and continued the due diligence process. Our expectation was that, following a management presentation and further due diligence, NOV would increase its valuation.

On April 23, 2012, Mr. Wallace, Mr. Brown, Saeid Rahimian, our Senior Vice President and Vice President – Energy Services, Ms. Harson, and representatives of Citi met in Houston, Texas with Mr. Miller, Tom McGee, Vice President, Corporate

Development of NOV, and other NOV representatives. Our representatives presented information regarding our history, financial performance, operating segments, organizational structure, products, and strategic initiatives. Questions were asked by the NOV representatives and answered by us.

Also on April 23, 2012, we placed a draft of a proposed Merger Agreement into the on-line data room.

During the period from April 23, 2012 through May 7, 2012, due diligence continued with NOV.

On May 8, 2012, we received a non-binding indication of interest from NOV reflecting a proposed per share purchase price of $58.50 to be paid in cash. The closing price of our Common Shares on May 8, 2012 was $47.37 per share. The indication of interest was accompanied by NOV’s comments to the draft Merger Agreement.

On May 9, 2012, our Board of Directors held a special telephonic meeting to discuss the May 8, 2012 non-binding indication of interest from NOV. Mr. Brown and Ms. Harson participated in the meeting and representatives of Citi participated for part of the meeting. Mr. Wallace reviewed the process to date and reported that NOV was the only company that remained in discussions regarding a possible combination with us. He discussed the energy markets and our financial forecast for the remainder of fiscal 2012. The representatives of Citi reviewed current market conditions, stock prices and analyses of the non-binding indication of interest of $58.50 per share. Ms. Harson reminded the directors of their fiduciary duties and reviewed NOV’s proposed changes to the draft Merger Agreement. After the representatives of Citi left the meeting, our directors engaged in a lengthy discussion regarding the energy markets, alternatives for growth and strategic direction. It was ultimately decided that we would inform NOV that a price in excess of $62.00 per share to be paid in cash would be necessary to proceed with discussions regarding a possible combination.

On May 10, 2012, Mr. Wallace informed Mr. Miller that a purchase price in excess of $62.00 per share to be paid in cash would be required to continue discussions regarding a possible combination with us.

On May 11, 2012 and May 12, 2012, Messrs. Miller and Wallace had several telephone discussions regarding the proposed purchase price per share and the date by which we needed to know whether NOV would meet our share price expectations.

On May 13, 2012, Mr. Miller informed Mr. Wallace that NOV would not pay in excess of $62.00 per share. Mr. Wallace informed our Board of Directors of NOV’s decision.

During the period from May 14, 2012 through June 18, 2012, Mr. Wallace and representatives of Citi had occasional communications with Mr. Miller. Mr. Miller indicated that NOV continued to be interested in a business combination with us and could raise NOV’s non-binding indication of interest above $58.50, but could not reach $62.00 per share.

During the week of June 11, 2012, Mr. Miller called to schedule a meeting with Mr. Wallace. The meeting occurred on June 18, 2012, during which Mr. Miller conveyed to Mr. Wallace a proposed, revised non-binding indication of interest of $60.00 per share to be paid in cash. The closing price of our Common Shares on June 18, 2012 was $44.71 per share.

On June 25, 2012 at its regularly scheduled meeting, our Board of Directors reviewed the revised, non-binding indication of interest. Ms. Harson was present at the meeting, and Mr. Brown and representatives of Citi were present for parts of the meeting. The representatives of Citi reviewed the revised non-binding indication of interest. They provided updated financial metrics and analyses. Questions were asked by the directors and answered by the representatives of Citi. Citi then left the meeting. In addition, our Board of Directors reviewed the earnings guidance to be issued the following day, which reflected some softening in our orders for oil and gas products and a tightening in the range of our earnings guidance. Mr. Brown provided our Board of Directors with forecasts for our Energy Services Group and Process & Flow Control Group and on a consolidated basis through fiscal 2015. Mr. Brown left the meeting and after lengthy deliberation, our Board of Directors unanimously determined that we would continue to negotiate a Merger Agreement based upon the $60.00 per share non-binding indication of interest. Mr. Wallace informed Mr. Miller of our Board of Directors’ decision.

On June 26, 2012, we released our earnings for the third quarter of our fiscal year ending August 31, 2012. The closing price of our Common Shares dropped to $39.34 per share on June 26, 2012. In addition, on that date, we were informed by a representative of NOV that negotiations regarding the Merger Agreement would be deferred until NOV completed certain of its due diligence.

During the period from June 26, 2012 through August 3, 2012, NOV conducted extensive due diligence.

On August 3, 2012, representatives of NOV informed us that NOV was prepared to continue negotiating the Merger Agreement while completing its due diligence.

Between August 3, 2012 and August 8, 2012, NOV conducted additional due diligence, and Fulbright & Jaworski LLP, outside counsel to NOV, and Thompson Hine exchanged multiple drafts of and finalized the Merger Agreement, Voting Agreement between M.H.M. & Co., Ltd. and NOV and related documents.

On August 8, 2012, our Board of Directors held a special meeting to discuss the transaction. Three of our directors were present in person and the others participated by telephone. In addition, Mr. Brown, Ms. Harson and another representative of Thompson Hine were present. Representatives of Citi were present in person and by telephone for part of the meeting. The Citi representatives reviewed certain financial aspects of the transaction based on a purchase price of $60.00 per share to be paid in cash. The representatives of Citi reviewed with our Board of Directors certain financial analyses, as described below in the section titled “Opinion of Citigroup Global Markets Inc.” beginning on page 37. They reviewed the substance of the fairness opinion to be delivered based upon $60.00 per share merger consideration.

Ms. Harson and the other representative from Thompson Hine reviewed the material terms of the proposed Merger Agreement. The closing price of our Common Shares on August 8, 2012 was $46.80. After due consideration and further discussion, our Board of Directors unanimously determined that the Merger Agreement and the transactions contemplated by it are advisable and in the best interests of Robbins & Myers and our shareholders, and unanimously voted to approve the Merger Agreement and the transactions contemplated by the Merger Agreement contingent on (i) receiving confirmation that the Board of Directors of NOV had approved the Merger Agreement and the transactions contemplated by it and (ii) receipt of the final fairness opinion from Citi.

Following the meeting, Mr. Wallace telephoned Mr. Miller to advise him of our Board of Directors’ approval of the Merger Agreement and the transactions contemplated by it. Mr. Miller advised Mr. Wallace that NOV’s Board of Directors had met and approved the Merger Agreement and the transactions contemplated by it. Citi verbally delivered its final fairness opinion, which was subsequently confirmed to us in writing, to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in its opinion, the $60.00 per share cash consideration to be paid to our shareholders in the transaction was fair, from a financial point of view, to our shareholders. The Merger Agreement was then finalized and executed by NOV and us.

On August 9, 2012, before the commencement of trading on the NYSE, we and NOV each issued a press release announcing the transaction.

Recommendation of our Board of Directors; Reasons for the Merger

At a special meeting held on August 8, 2012, our Board of Directors unanimously determined that the merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Robbins & Myers and its shareholders. Accordingly, our Board of Directors unanimously recommends that the holders of Common Shares vote “FOR” the proposal to adopt the Merger Agreement. In reaching this determination, our Board of Directors consulted with our management and its legal, financial and other advisors, and also considered numerous factors, including the following factors which our Board of Directors viewed as supporting its decisions:

Expected Financial Benefits of the Merger

The merger is expected to result in several significant financial benefits to the holders of Common Shares. These financial benefits include the following:

•

based on the $46.80 per share closing price of the Common Shares on August 8, 2012, the last trading day immediately prior to execution of the Merger Agreement, the $60.00 per share in cash payable in the merger represented a premium of approximately 28.2% to the holders of the Common

Shares; and a premium of approximately 36.1% to the volume weighted average price of the Common Shares during the previous 30 trading days at the time of signing;

•	the $60.00 per share payable in the merger is fixed, which limits the exposure of the shareholders to the downside risks of the merger.

Other Positive Factors Considered

During the course of its deliberations relating to the merger, our Board of Directors considered the following generally-favorable factors in addition to the benefits described above:

•	the limited advantageous strategic alternatives available to us if we proceeded on a standalone basis;

•	the merger consideration finally agreed to was the result of multiple negotiated increases with NOV from its initial offer of $57.00 per share;

•

the payment of the merger consideration in cash, which provides value certainty to our shareholders and allows them to monetize their investment in us in the near future, while avoiding long-term business risk;

•	our business operations and prospects and the then-current financial market conditions and historical market prices, volatility and trading information with respect to the Common Shares;

•

the financial analyses reviewed and discussed with our Board of Directors by representatives of Citi, as well as the written opinion of Citi to our Board of Directors on August 8, 2012, with respect to the fairness, from a financial point of view, of the merger consideration to our shareholders;

•	the structure of the merger and terms and conditions of the Merger Agreement, including:

¡

that the Merger Agreement does not preclude a third party from making a proposal for an acquisition of or business combination with us and, that under certain circumstances, we may provide information to and negotiate with such a third party and our Board may change its recommendations to the shareholders regarding the merger; and

¡

that the Merger Agreement requires NOV to pay our reasonable and documented expenses (not to exceed $50 million) if we terminate the Merger Agreement as a result of certain breaches of the Merger Agreement by NOV; and

•	the absence of any financing condition.

Negative Factors Considered

Our Board of Directors weighed these factors against a number of other factors identified in its deliberations as weighing negatively against the merger, including:

•	the potential effect of the public announcement of the merger on our revenues, operating results, the price of the Common Shares and our ability to attract and retain customers and key employees;

•	the issuance by three of twelve Wall Street analysts of undiscounted target prices for our Common Shares of more than $60.00;

•	certain of the terms and provisions of the Merger Agreement, specifically:

¡

the potential impact of the restrictions imposed by the Merger Agreement on our ability to take specified actions during the period prior to the completion of the merger (which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger);

¡

our obligation under the Merger Agreement to pay NOV’s reasonable and documented expenses (not to exceed $50 million) if NOV terminates the Merger Agreement as a result of certain breaches of the Merger Agreement by us or if either party terminates the Merger Agreement following the failure by our shareholders to adopt the Merger Agreement at the special meeting; and

¡	our obligation under the Merger Agreement to pay NOV a $75 million termination fee upon a termination of the Merger Agreement under certain circumstances;

•	the required receipt of certain regulatory approvals and clearances and the required adoption of the Merger Agreement by our shareholders;

•

the possibility that NOV would not reasonably be satisfied with our compliance with the U.S. Foreign Corrupt Practices Act or other anti-bribery laws and that such non-compliance would result in a material consequence to us or to NOV, therefore, giving NOV the right to terminate the Merger Agreement;

•	the risk that the merger may not be completed despite the parties’ efforts or that completion may be unduly delayed, even if the requisite approval is obtained from our shareholders;

•

the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as shareholders generally, as described in the section entitled “Financial Interests of Our Directors and Officers in the Merger” beginning on page 47; and

•	the other risks described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 20.

This discussion of the information and factors considered by our Board of Directors includes the principal positive and negative factors which have been considered by our Board of Directors, but is not intended to be exhaustive and may not include all of the factors considered by our Board of Directors. Our Board of Directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Merger Agreement and the merger are advisable and in the best interests of Robbins & Myers and its shareholders. Rather, our Board of Directors viewed its position and recommendation as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of our Board of Directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of our Board of Directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 20.

Our Board of Directors, by unanimous vote, determined that the merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Robbins & Myers and our shareholders and approved the Merger Agreement. Accordingly, our Board of Directors unanimously recommends that the holders of the Common Shares vote “FOR” adoption of the Merger Agreement.

Opinion of Citigroup Global Markets Inc.

We retained Citi as a financial advisor in connection with the merger. In connection with this engagement, we requested that Citi evaluate the fairness, from a financial point of view, of the $60.00 per share consideration to be received in the merger by holders of our Common Shares. On August 8, 2012, at a meeting of our Board of Directors at which the merger was approved, Citi rendered to the Board of Directors an oral opinion, confirmed by delivery of a written opinion dated August 8, 2012, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $60.00 per share consideration to be received in the merger by holders of Common Shares was fair, from a financial point of view, to our shareholders.

The full text of Citi’s written opinion, dated August 8, 2012, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement and is incorporated into this proxy statement by reference. The description of Citi’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of our Board of Directors in its evaluation of the merger consideration from a financial point of view and did not address any other aspects or implications of the merger. Citi was not requested to consider, and its opinion did not address: (i) the fairness of the merger to, or any consideration received in connection therewith by, creditors or other constituencies of ours, (ii) our underlying business decision to effect the merger, (iii) the relative merits of the merger as compared to any alternative business strategies that might exist for us, or (iv) the effect of any other transaction in which we might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed the Merger Agreement;

•	held discussions with certain of our senior officers, directors and other representatives and advisors concerning our business, operations and prospects;

•	examined certain publicly available business and financial information relating to us;

•	examined certain financial forecasts and other information and data relating to us provided to or discussed with Citi by our management;

•

reviewed the financial terms of the merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of our Common Shares, our historical and projected earnings and other operating data and our capitalization and financial condition;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating ours;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger;

•	approached, and held discussions with, selected third parties to solicit indications of interest in the possible acquisition of us; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of our management that it was not aware of any relevant information that was omitted or remained undisclosed to Citi. With respect to the financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citi, Citi was advised by our management, and Citi assumed, with our consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Citi also assumed that there had been no material change in our assets, financial condition, results of operations, business or prospects since the date of its last financial statements made available to Citi, and expressed no view as to any projected financial data relating to us or the assumptions on which they were based.

Citi did not make, and it was not provided with, an independent evaluation or appraisal of our assets or liabilities, contingent or otherwise, and Citi did not make any physical inspection of our properties or assets or evaluate our solvency or fair value under any state or federal law relating to bankruptcy, insolvency or similar matters. Citi assumed, with our consent, that the merger would be completed in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on us or the merger.

Citi was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the merger consideration, from a financial point of view, to the holders of Common Shares. Citi did not express any view on, and its opinion did not address, the fairness of the merger to, or any consideration received in connection therewith by, any creditors or other constituencies of ours. Citi’s opinion did not address our underlying business decision to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for us or the effect of any other transaction in which we might engage. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond our control. No other company, business or transaction reviewed is identical to us or the merger. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions reviewed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiations between us and NOV and the decision to enter into the Merger Agreement was solely that of our Board of Directors. Citi’s opinion was only one of many factors considered by our Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of our Board of Directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses by Citi provided to our Board of Directors in connection with Citi’s opinion. This summary of the analyses is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

Discounted Cash Flow Analysis.  Citi performed a discounted cash flow analysis of us, which is intended to provide an implied total firm value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of the company. “Unlevered free cash flows” means EBIT (which is EBITDA (as defined below) less tax depreciation and amortization), less cash taxes at an assumed rate of 33%, plus tax depreciation and amortization, less capital expenditures and less increases in working capital. The estimated present value of the standalone unlevered, after-tax free cash flows that we could generate from September 1, 2012 through August 31, 2017 was calculated based on internal estimates provided to Citi by our management. The projections provided to Citi were the same projections provided to NOV, and no other projections were provided to Citi. Citi also calculated a range of terminal values for us by applying a perpetuity growth rate of 2-3% to our estimated standalone unlevered free cash flow for the twelve months ending August 31, 2017, as adjusted to equalize depreciation, amortization and capital expenditures. The cash flows and terminal values were then discounted to an August 31, 2012 present value using an after-tax weighted average cost of capital ranging from 11.0-13.0%. Our implied per share equity value was then calculated as its implied total firm value less net debt (based on our outstanding indebtedness and minority interests, less cash and cash equivalents on its balance sheet as of July 29, 2012), divided by the number of fully diluted Common Shares outstanding as of July 29, 2012. This analysis indicated the following approximate implied per share equity value reference range for us, as compared to the merger consideration of $60.00:

Implied per Share Equity Value Reference Range	Merger Consideration

$51.58-$68.16	$60.00

Selected M&A Transactions Analysis.  Using publicly available information, Citi reviewed financial data relating to the following 33 selected publicly announced M&A transactions announced since January 1, 2000, which transactions generally were selected because, as is the case with the merger, they involved companies engaged in the manufacturing of various equipment or providing services to the energy or industrial end-markets, and such transactions were $250 million or greater in transaction value:

Announcement Date	Acquiror	Target

• 5/30/12	• National Oilwell Varco, Inc.	• CE Franklin Ltd.

• 2/3/12	• National Oilwell Varco, Inc.	• NKT Flexibles I/S

• 11/23/11	• The Weir Group Plc	• Seaboard Holdings Inc.

• 9/6/11	• Lufkin Industries, Inc.	• Quinn’s Oilfield Supply Ltd.

• 8/24/11	• SPX CORPORATION	• CLYDEUNION Pumps

• 8/5/11	• Hunting Plc	• TSI Acquisition Holdings LLC

• 5/16/11	• Joy Global, Inc.	• LeTourneau Technologies, Inc.

• 4/7/11	• Sulzer, Ltd.	• Cardo Flow Solutions Sweden AB

• 2/14/11	• General Electric Company	• John Wood Group PLC (Well Support division)

• 12/13/10	• General Electric Company	• Wellstream Holdings PLC

• 10/6/10	• Robbins & Myers, Inc.	• T-3 Energy Services, Inc.

• 6/2/09	• Cameron International Corporation	• NATCO Group Inc.

• 1/28/08	• General Electric Company	• Tenaris S.A. - Hydril Company

• 12/17/07	• National Oilwell Varco, Inc.	• Grant Prideco Inc.

• 10/2/07	• Arcapita, Inc.	• Varel International Ltd.

• 9/4/07	• General Electric Company	• Sondex Plc

• 6/21/07	• The Weir Group Plc	• SPM Flow Control, Inc.

• 3/29/07	• United States Steel Corporation	• Lone Star Technologies, Inc.

• 3/3/07	• SSAB Svenskt Stål AB	• IPSCO Inc.

• 2/12/07	• Tenaris S.A.	• Hydril Company

• 1/18/07	• General Electric Company	• Vetco Gray (Division)

• 10/23/06	• National Oilwell Varco, Inc.	• NQL Energy Services Inc.

• 9/11/06	• IPSCO Inc.	• NS Group, Inc.

• 6/12/06	• Tenaris S.A.	• Maverick Tube Corporation

• 6/19/05	• Walter Industries, Inc.	• Mueller Water Products, Inc.

• 3/9/05	• Gardner Denver, Inc.	• Thomas Industries Inc.

• 8/25/04	• First Reserve Corporation	• Dresser-Rand (Division of Ingersoll-Rand Company Ltd.)

• 8/12/04	• National-Oilwell, Inc.	• Varco International, Inc.

• 7/23/03	• Tamburi Investment Partners SpA	• Interpump Group SpA

• 3/21/02	• Flowserve Corporation	• Invensys Plc (Flow Control Division)

• 4/10/01	• First Reserve Corporation and Odyssey Investment Partners, LLC	• Dresser, Inc.

• 3/22/00	• Tuboscope Inc.	• Varco International, Inc.

• 2/10/00	• Flowserve Corporation	• Ingersoll-Dresser Pump Company

Financial data of the selected M&A transactions were based on information publicly available at the time of announcement of the relevant transaction. Financial data of Robbins & Myers were based on our public filings and internal data provided by our management. Citi considered, among other information, the transaction values of each of the selected M&A transactions, calculated as the purchase prices paid for the target companies, plus debt, minus cash and plus or minus other adjustments, as a multiple of the respective latest twelve months (“LTM”) earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, prior to each transaction. Citi then compared the EBITDA multiples derived from the selected transactions with the corresponding EBITDA multiples implied in the merger based on the merger consideration of $60.00 per share. This analysis indicated the high and low LTM EBITDA multiples for the selected M&A transactions ranged from 5.8x to 17.2x, while the range of multiples of the portion of such period deemed by Citi to be most comparable, including as a result of similar U.S. rig count trends and near term rig activity outlook to that reported in the current market, was 7.9x to 14.7x. Based on its professional judgment and taking into consideration the observed LTM EBITDA multiples for the selected M&A transactions, Citi applied a range of selected LTM EBITDA multiples of 7.0x to 12.0x. Those transaction multiples were then applied to our LTM EBITDA to calculate an implied reference range of our firm value, which was then adjusted for our debt, minority interests and cash and divided by our fully diluted Common Shares outstanding as of July 29, 2012. This analysis indicated the following approximate implied per share equity value reference range for us, as compared to the merger consideration of $60.00:

Implied per Share Equity Value Reference Range	Merger Consideration

$45.31-$75.58	$60.00

Selected Public Companies Analysis.  Citi compared selected financial and stock market data for us with corresponding data of selected publicly traded companies that Citi believed to be relevant for its analysis. These companies were selected, among other reasons, because their equity is publicly traded in the United States or Europe and they operate in, and are predominately manufacturers, suppliers or service providers to, the industrial or energy end markets:

Industrial Companies

•	Dover Corporation
•	Flowserve Corporation
•	Gardner Denver, Inc.
•	The Weir Group Plc

Energy Companies

•	Cameron International Corporation
•	Dril-Quip, Inc.
•	Forum Energy Technologies, Inc.
•	Lufkin Industries, Inc.
•	National Oilwell Varco, Inc.
•	Schoeller-Bleckmann Oilfield Equipment AG

Citi reviewed, among other things, firm values of the selected companies, calculated as equity values based on closing stock prices on August 7, 2012, plus book value of total debt and book value of minority interest, less cash and cash equivalents, as a multiple of LTM EBITDA for the most recent publicly available historical annual period of such selected company and calendar years 2012 and 2013 estimated EBITDA. Citi also reviewed closing stock prices of the selected companies on August 7, 2012 as a multiple of calendar years 2012 and 2013 estimated earnings per share, which is referred to as EPS. The overall low, mean, median and high estimated EBITDA multiples observed for the selected companies for the LTM ended May 31, 2012 were 6.7x, 9.4x, 9.0x and 12.3x, respectively. The overall low, mean, median and high estimated EBITDA multiples observed for the selected companies for calendar year 2012 were 7.1x, 8.7x, 7.9x and 14.5x, respectively, and for calendar year 2013 were 6.1x, 7.5x, 7.1x and 11.3x, respectively. The overall low, mean, median and high estimated EPS multiples observed for the selected companies for calendar year 2012 were 11.2x, 14.6x, 13.9x and 24.7x, respectively, and for calendar year 2013 were 10.1x, 12.2x, 11.2x and 19.1x, respectively. Based on its professional judgment and taking into consideration the observed median multiples for the selected companies, Citi applied ranges of selected multiples of (i) LTM through May 31, 2012 and calendar years 2012 and 2013 estimated EBITDA of 7.5x to 9.5x, 7.0x to 9.0x and 6.5x to 7.5x, respectively, and (ii) calendar years 2012 and 2013 estimated EPS of 11.0x to 15.0x and 10.0x to 13.0x, respectively, derived from the selected companies to corresponding data of ours. Our implied per share equity value derived from selected EBITDA multiples was calculated as its implied total firm value less net debt (based on our outstanding indebtedness and minority interests, less cash and cash equivalents on its balance sheet as of July 29, 2012), divided by the number of fully diluted Common Shares outstanding as of July 29, 2012. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information and, to the extent publicly disclosed, reflected adjustments for non-recurring items. Our financial data was based on internal estimates of our management. This analysis indicated the following approximate implied per share equity value reference range for us, as compared to the merger consideration of $60.00:

Implied per Share Equity Value Reference Range	Merger Consideration

$43.04-$59.54	$60.00

Other Information.  Citi also noted for our Board of Directors certain additional factors that were not considered part of Citi’s financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices of our Common Shares during the 52-week period ended August 7, 2012, noting that during such period these trading prices ranged from $31.54 to $53.50 per share;

•

forward stock price targets for us in publicly available Wall Street research analyst reports, noting that the forward low and high stock price targets for us (not discounted to present value) ranged from $50.00 to $72.00 per share, and assuming that each such forward price target was a one-year forward target; and

•

premiums paid in selected industrial and energy transactions with enterprise values of between $2 billion and $5 billion announced between January 1, 2007 and August 7, 2012 which, utilizing a selected range of premiums one trading day prior to public announcement of the selected transactions, indicated an implied per share equity value of $60.00 to $61.00 per share.

Miscellaneous.  Under the terms of Citi’s engagement, we agreed to pay Citi for its financial advisory services in connection with the merger an aggregate fee of approximately $17.8 million, $2.0 million of which was payable upon delivery of Citi’s opinion and $15.8 million of which is contingent upon completion of the merger. We also have agreed to reimburse Citi for reasonable expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. While Citi and its affiliates have not provided services to us during the two-year period preceding the date of its opinion other than with respect to its engagement in respect of the merger, Citi has provided services to NOV unrelated to the merger, including an immaterial participation in an existing loan to NOV, for which services Citi and such affiliates have received and expect to receive an immaterial amount of compensation.

In the ordinary course of business, Citi and its affiliates may actively trade or hold our securities and securities of NOV for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in those securities. Citi and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with us, NOV and our and their respective affiliates.

We selected Citi as our financial advisor in connection with the merger based on Citi’s reputation and experience and familiarity with us and our business. Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

Certain Prospective Financial Information

We do not as a matter of course make public long-term forecasts as to future performance beyond the current fiscal year, and we are especially wary of making forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with NOV’s due diligence review in connection with the merger, our management provided to NOV, as well as to Citi in connection with its evaluation of the fairness of the merger consideration, non-public, internal financial forecasts regarding our anticipated future operations for our August 31, 2013 through 2017 fiscal years. We have included below a summary of these forecasts to give shareholders and investors access to certain non-public information that was furnished to third parties. These forecasts were considered by our Board of Directors for purposes of evaluating the merger.

These internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles in the United States. In addition, these internal forecasts were not prepared with the assistance of, or reviewed, compiled or examined by, any independent auditor. The summary of these internal financial forecasts included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but because these internal financial forecasts were provided by us to NOV and Citi. The set of internal financial forecasts prepared by us were updated from time to time during the period of merger negotiations and each set of forecasts, as updated, was provided to both NOV and Citi. Because we prepared the forecasts for Robbins & Myers on a standalone basis without giving effect to the merger, the forecasts do not take into account changes to our operations or strategy that may be implemented after the completion of the merger, including cost synergies realized as a result of the merger, or any costs incurred in connection with the merger.

These internal financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions) that are inherently subjective and uncertain and are beyond the control of our management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the “Risk Factors” section of our Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement. These internal financial forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

The inclusion of a summary of these internal financial forecasts in this proxy statement should not be regarded as an indication that any of Robbins & Myers, NOV or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such. None of Robbins & Myers, NOV or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. We do not intend to make publicly available any update or other revision to these internal financial forecasts. Neither we nor any of our affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any shareholder or other person regarding our ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. We have made no representation to NOV, in the Merger Agreement or otherwise, concerning these internal financial forecasts including the summary set forth below. We urge all shareholders to review our most recent SEC filings for a description of our reported financial results.

	August 31
	2013	2014	2015	2016	2017
	(in millions)
Revenue	$1,116	$1,224	$1,338	$1,419	$1,461
EBITDA	296	338	385	407	418
Unlevered, After-Tax Free Cash Flow	150	179	210	231	245

Financial Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board of Directors that you vote to adopt the Merger Agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, those of shareholders generally. These interests and arrangements may create potential conflicts of interest. Our Board of Directors was aware of these potential conflicts of interest and considered them, among other matters, in approving the Merger Agreement and recommending that our shareholders vote in favor of the adoption of the Merger Agreement.

Positions Following Completion of Merger

It is not anticipated that any of our current directors or executive officers will continue as directors or executive officers of NOV following the merger. Our directors will not continue as directors of NOV or any subsidiary.

Employment and Change-in-Control Agreements

We are parties to an employment agreement with Mr. Wallace and change-in-control agreements with all of our executive officers other than Michael

McAdams, our Treasurer, and Linn S. Harson, our Corporate Secretary and General Counsel. See the section below titled “Quantification of Change-in-Control and Termination Payments and Benefits to Our Named Executive Officers.” These agreements are intended to aid in retention and recruitment, encourage continued attention and dedication to assigned duties during periods involving a possible change-in-control, and to protect the earned benefits of the officers who are parties to the agreements against adverse changes resulting from a change-in-control. The Compensation Committee of our Board of Directors has carefully reviewed the level of payments and benefits that could be triggered under these agreements and believes that those payments and benefits are reasonable in amount and designed to further Robbins & Myers’ objectives.

The change-in-control agreements provide that if the executive is terminated by us other than for cause or disability or if the executive elects to terminate employment for good reason within two years following a change-in-control, the executive will be entitled to certain payments and benefits described below.

The closing of the merger will constitute a change-in-control for purposes of the change-in-control agreements and Mr. Wallace’s employment agreement.

For purposes of the change-in-control agreements and Mr. Wallace’s employment agreement, “good reason” generally means:

•	material diminishment in executive’s duties or responsibilities that reflects a material diminution of the scope and importance of executive’s position;

•	decrease in base salary or target annual cash incentive;

•	material reduction in benefits available under employee and officer benefit plans and programs; or

•	failure to bind our successors to honor the change-in-control agreement.

For purposes of Mr. Wallace’s employment agreement, Mr. Wallace’s termination of his employment for any reason (including if Mr. Wallace elects to terminate his employment) during the 13th month following a change-in-control would also constitute a termination of employment for “good reason.”

For purposes of the change-in-control agreements and Mr. Wallace’s employment agreement, “cause” generally means: (a) willful and continued failure to perform substantially the executive’s duties, if such failure is not cured after written notice; (b) an act or acts of dishonesty taken by the executive and intended to result in substantial personal enrichment at our expense; (c) willfully engaging in illegal conduct or gross misconduct; or (d) a clearly established violation of our Code of Conduct that is materially and demonstrably injurious to us.

Under Mr. Wallace’s employment agreement, upon termination of his employment without cause or for good reason within two years after the closing of the merger, he would be entitled to receive the following payments and benefits:

•

a lump sum cash severance payment equal to three times (or two times, if the termination is by Mr. Wallace during the 13th month following the merger as described above) the sum of his (i) base salary and (ii) average annual cash incentive for the prior three completed fiscal years;

•	a lump sum cash payment of the pro-rated annual incentive for the fiscal year in which termination occurs, at the target level;

•	continued health and welfare benefit coverage (medical, hospitalization and dental programs) for 24 months following termination; and

•	a “gross-up” payment for any excise tax that may be triggered under Section 280G of the Internal Revenue Code in connection with the merger.

Under the change-in-control agreements with the other participating executive officers (including all of our named executive officers other than Mr. Wallace), upon termination of employment without cause or for good reason within two years after the closing of the merger, each participating executive would be entitled to receive the following payments and benefits:

•	a lump sum cash severance payment equal to one and one half (1.5) times the sum of his (i) base salary and (ii) average annual cash incentive for the prior three completed fiscal years;

•	a lump sum cash payment of the pro-rated annual incentive for the fiscal year in which termination occurs, at the target level; and

•	continued health and welfare benefit coverage (medical, hospitalization and dental programs) for 18 months following termination.

Payments and benefits under the change-in-control agreements and Mr. Wallace’s employment agreement are conditioned upon the executive maintaining the confidentiality of the Company’s confidential information indefinitely and refraining from competition with the Company and from solicitation of Company employees for one year after the executive’s termination of employment.

2006 Executive Supplemental Retirement Plan

Certain of our executive officers (including each of our named executive officers) participate in the Robbins & Myers 2006 Executive Supplemental Retirement Plan, which is a nonqualified deferred compensation plan under which we annually credit an amount equal to 10% of each participating executive officer’s salary and annual cash incentive to a deferred compensation account. The amount credited, however, is reduced by amounts we credit to each participating executive officer’s account for the same fiscal year under the Robbins & Myers 401(k) Plan. We also credit interest at a rate of 7% per annum on each participating executive officer’s deferred compensation account balance. The retirement benefit provided under the 2006 Executive Supplemental Retirement Plan—which is paid in the 14th calendar month after the later of the participating executive officer’s retirement or his 60th birthday (or, if earlier, in the 14th calendar month after the participating executive officer becomes disabled)—generally becomes vested only after 5 years of service with us. All of our named executive officers are already vested in their retirement benefits under the 2006 Executive Supplemental Retirement Plan without regard to the merger. Aaron Ravenscroft, our Vice President and President of Process Flow Control, is not yet vested in retirement benefits under the 2006 Executive Supplemental Retirement Plan, but, in accordance with the terms of the 2006 Executive Supplemental Retirement Plan, vesting of those benefits will be accelerated upon the consummation of a change-in-control, including the closing of the merger.

Quantification of Change-in-Control and Termination Payments and Benefits to Our Named Executive Officers

The following table quantifies the payments and benefits that each of our named executive officers would receive in connection with the merger, assuming the merger had occurred on August 31, 2012 and (except as otherwise provided in the footnotes to the table) each named executive officer’s employment was terminated without cause or for good reason on such date. The amounts quantified below do not include payments and benefits that are already earned and vested without regard to the merger, including annual cash incentive bonuses earned by our named executive officers for the 2012 fiscal year. The payments and benefits quantified below are subject to a non-binding, advisory vote of our shareholders, as described under “Proposal Two—Advisory Vote to Approve Certain Executive Compensation in Connection with the Merger.” For additional information regarding the payments and benefits quantified below, see “The Merger—Financial Interests of our Directors and Executive Officers in the Merger,” which appears in the disclosures immediately above beginning on page 47.

Change-in-Control and Termination Compensation

Name (a) (1)	Cash ($) (b) (2)	Equity ($) (c) (3)	Pension/ NQDC ($) (d) (4)	Perquisites/ Benefits ($) (e) (5)	Tax Reimbursement ($) (f) (6)	Total ($) (h) (7)
Peter C. Wallace, President & Chief Executive Officer	4,640,800	5,431,554	0	20,437	0	10,092,791
Kevin J. Brown, Interim Chief Financial Officer,	452,250	526,984	0	15,328	0	994,562
Saeid Rahimian, Senior Vice President & President, Energy Services Group	858,900	1,667,742	0	15,328	0	2,541,970
Jeffrey L. Halsey, Vice President, Human Resources	541,785	731,826	0	15,328	0	1,288,939

(1) Christopher M. Hix, our former Vice President and Chief Financial Officer, resigned on December 2, 2011.

(2) The amount reported in column (b) for each named executive officer equals the lump sum cash severance multiple (3 for Mr. Wallace and 1.5 for the other named executive officers) times the base salary and average annual incentive for the prior three fiscal years. These amounts are payable on a “double-trigger” basis (i.e., upon a qualifying termination of employment in connection with a change-in-control). As noted above under the heading “The Merger—Financial Interests of our Directors and Executive Officers in the Merger—Employment Agreement and Change-in-Control Agreements,” if Mr. Wallace were to terminate employment in the 13th month following the merger for any reason, he instead would be entitled to receive a lesser amount of cash severance equal to the sum of (a) two times his base salary and average annual incentive for the prior three fiscal years, and (b) his pro-rated target annual incentive for the year of termination. Because this table assumes that the merger and termination of employment occur at the end of fiscal 2012 when annual cash incentive bonuses for fiscal 2012 were already fully earned, no pro-rated annual cash incentive bonus amounts are reported in column (b).

(3) The amount reported in column (c) for each named executive officer quantifies the aggregate value of unvested equity awards that would become vested on a “single-trigger” basis (i.e., upon the closing of the merger) and would be cashed out in connection with the merger for an amount based on the $60 per share merger consideration (minus the exercise price for accelerated stock options). For purposes of quantifying those values, we have assumed that (1) the merger closed on August 31, 2012, (2) each unvested stock option will become vested, (3) each unvested performance share award for which the applicable performance period has not been completed on the date of the merger will become vested at the target level, and (4) the full number of unvested restricted share units and performance share awards earned for performance periods completed prior to the date of the merger will become vested. Set forth below are the values included in column (c) for each type of outstanding unvested equity award which would become vested and would be cashed out upon the closing of the merger:

Executive	Stock Options	Restricted Share Units	Performance Share Awards
Peter C. Wallace	$1,428,594	$1,437,240	$2,565,720
Kevin J. Brown	$124,864	$213,240	$188,880
Saeid Rahimian	$429,102	$463,680	$774,960
Jeffrey L. Halsey	$198,186	$176,880	$356,760

(4) As noted above under the heading “The Merger—Financial Interests of our Directors and Executive Officers in the Merger—2006 Executive Supplemental Retirement Plan,” all of our named executive officers are already fully vested in their retirement benefits under the 2006 Executive Supplemental Retirement Plan without regard to the merger.

(5) The amount reported in column (e) for each named executive officer equals the premium cost of medical, hospitalization and dental benefits provided to each named executive officer, for the number of months that such benefits are to be provided after termination of employment (24 months for Mr. Wallace and 18 months for the other named executive officers). These benefits generally are provided on a “double-trigger” basis (i.e., on a qualifying termination of employment in connection with a change-in-control), although, as noted above under the heading “The Merger—Financial Interests of our Directors and Executive Officers in the Merger—Employment Agreement and Change-in-Control Agreements,” Mr. Wallace would be entitled to receive these benefits on termination of his employment for any reason in the 13th month following the merger.

(6) Pursuant to his employment agreement, Mr. Wallace would be entitled to receive a “gross-up” payment for any excise tax imposed under Section 280G of the Internal Revenue Code as a result of the merger. However, based upon the following assumptions, neither the closing of the merger nor the termination of Mr. Wallace’s employment in connection with the merger would result in the imposition of any excise tax under Section 280G of the Internal Revenue Code: (a) the merger occurred on August 31, 2012 at a price of $60 per share, (b) Mr. Wallace’s employment was terminated without cause or for good reason on such date, (c) cash severance is payable to Mr. Wallace as described in footnote 2 above, (d) Mr. Wallace’s unvested equity awards become vested as described in footnote 3 above, (e) perquisites are provided to

Mr. Wallace as described in footnote 5 above, and (f) present values of benefits are determined using a discount rate of 0.30%. None of our other named executive officers is entitled to receive any tax gross-up payment. Instead, in the event that the closing of the merger and/or the termination of such a named executive officer’s employment in connection with the merger would result in the imposition of any excise tax under Section 280G of the Internal Revenue Code, the named executive officer would either (x) receive all compensation to which he is otherwise entitled, subject to the excise tax, or (y) have his compensation reduced to the “safe harbor” level at which no such excise tax would be imposed, if such a reduction would result in the named executive officer receiving a greater net after-tax benefit. Based on the assumptions stated above, neither the closing of the merger nor the termination of any named executive officer’s employment in connection with the merger would result in the imposition of any excise tax under Section 280G of the Internal Revenue Code.

(7) The amount reported in column (h) for each named executive officer equals the aggregate dollar value of the sum of the amounts reported in columns (b) through (g).

Vesting of Equity Awards

The Robbins & Myers, Inc. 2004 Stock Incentive Plan As Amended, which we refer to in this proxy statement as the Plan, provides for the grant of stock options, restricted Common Shares, restricted share units, and performance shares to our directors and key employees. The Plan provides that, upon a “Change of Control,” as defined in the Plan, all outstanding but unvested awards under the Plan immediately vest. The merger and the transactions contemplated by the Merger Agreement constitute a Change of Control under the Plan.

The following table reflects the value of equity awards under the Plan held by each of our directors and executive officers, all of which were granted prior to August 8, 2012 and will fully vest upon adoption of the Merger Agreement by our shareholders.

Name	Restricted Stock (#)	Value of Restricted Stock ($) (a)	Restricted Share Units (#)	Value of Restricted Share Units ($) (a)	Stock Options (#)	Value of Stock Options ($)(b)	Performance Shares (#) (c)	Value of Performance Shares(a)	Total ($)
Peter C. Wallace, President and Chief Executive Officer	-0-	-0-	23,954	$1,437,240	50,156	$1,428,594	42,762	$2,565,720	$5,431,554
Kevin J. Brown, Interim Chief Financial Officer	-0-	-0-	3,554	213,240	5,681	124,864	3,148	188,880	526,984
Saeid Rahimian, Senior Vice President and President Fluid Management Group	-0-	-0-	7,728	463,680	15,023	429,102	12,916	774,960	1,667,742
Jeffrey L. Halsey, Vice President, Human Resources	-0-	-0-	2,948	176,880	6,954	198,186	5,946	356,760	731,826
Aaron H. Ravenscroft, Vice President and President Process & Flow Control Group	9,666	579,960	1,900	114,000	7,270	170,772	1,900	114,000	978,732
Michael J. McAdams, Treasurer	1,000	60,000	-0-	-0-	-0-	-0-	-0-	-0-	60,000
Linn S. Harson, Corporate Secretary and General Counsel	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Richard J. Giromini, Director	1,199	71,940	-0-	-0-	-0-	-0-	-0-	-0-	71,940
Stephen F. Kirk, Director	1,199	71,940	-0-	-0-	-0-	-0-	-0-	-0-	71,940
Andrew G. Lampereur, Director	1,199	71,940	-0-	-0-	-0-	-0-	-0-	-0-	71,940
Thomas P. Loftis, Director and Chairman of the Board	1,199	71,940	-0-	-0-	-0-	-0-	-0-	-0-	71,940
Dale L. Medford, Director	1,199	71,940	-0-	-0-	-0-	-0-	-0-	-0-	71,940
Albert J. Neupaver, Director	1,199	71,940	-0-	-0-	-0-	-0-	-0-	-0-	71,940

(a) Based on closing price of $60.00 on August 8, 2012.

(b) Based on closing price of $60.00 on August 8, 2012 less applicable exercise price.

(c) Includes (i) performance shares granted in October 2011 earned based on performance in our fiscal year ended August 31, 2011 subject to a two-year vesting period, and (ii) the target number of performance shares granted in October 2012.

Treatment of Stock Options and Other Equity Awards; Consideration Received in the Merger

We previously awarded stock options, restricted Common Shares, restricted share units, and performance shares to our executive officers and directors pursuant to the terms of the Plan and the award agreements under which such awards were made. Upon the completion of the merger, all of the outstanding equity compensation awards (including awards held by our directors and executive officers) will be treated as follows:

•

Each outstanding, unvested restricted Common Share (other than a Common Share as to which the holder exercises dissenters’ rights) will become fully vested immediately prior to the effective time of the merger and will be automatically cancelled and converted in the merger into the right to receive, without interest, $60.00 in cash, less applicable withholding taxes.

•

Each outstanding stock option to purchase Common Shares prior to the effective time of the merger will become fully vested and will be automatically converted into the right to receive, less any applicable withholding taxes, for each share subject to such option, the amount by which $60.00 exceeds the exercise price of the option.

•

Each other equity-based award that is not subject to performance criteria will vest in full and be cancelled and converted into a right to receive a cash payment equal to the number of Common Shares subject to the award multiplied by $60.00 in cash, less any applicable withholding taxes. Each other equity-based award subject to performance criteria will vest based on target performance levels and be cancelled for a cash payment equal to the number of Common Shares subject to such other equity-based award multiplied by $60.00 in cash, less any applicable withholding taxes.

Indemnification and Insurance

Pursuant to the Merger Agreement, NOV will, until the six year anniversary of the effective time of the merger, indemnify, defend and hold harmless, to the fullest extent permitted by applicable law, all of our and our subsidiaries’ past and present directors, officers, employees and agents, who are referred to as the “indemnified persons,” to the same extent such indemnified persons are indemnified as of the date of the Merger Agreement pursuant to law, our articles of incorporation and our code of regulations or the equivalent organizational or governing documents of any of our subsidiaries and any indemnification agreements arising out of acts or omissions in their capacity as directors, officers, employees or agents prior to the effective time of the merger, and to the fullest extent permitted by law for acts and omissions occurring in connection with the approval, execution and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement. In addition, we and NOV are required to advance expenses incurred in the defense of any matter covered by the indemnification obligation in accordance with the procedures set forth in the documents providing for indemnification (including any expenses incurred in enforcing this provision of the Merger Agreement), if the indemnified person agrees to repay the advanced expenses if it is ultimately determined that the indemnified person is not entitled to indemnification. In addition, pursuant to the Merger Agreement, we will, at or prior to the effective time of the merger, obtain and fully pay the premium (which cannot exceed 250% of our last annual premium) for a “tail” insurance policy with a claims period of six years after the merger on terms substantially similar to our policy covering the indemnified parties in effect on the date of the Merger Agreement.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of material U.S. federal income tax consequences to shareholders whose Common Shares are exchanged for cash in the merger. The following discussion is based on the Internal Revenue Code, the related Treasury regulations, administrative interpretations, and court decisions, all as in effect as of the date of this proxy statement and which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the presently anticipated tax consequences of the merger. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any state, local or foreign tax consequences or any consequences under U.S. federal laws other than those pertaining to income tax.

The following discussion applies only to shareholders who hold Common Shares as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under U.S. federal income tax law, such as:

•	brokers or dealers in securities or foreign currencies;

•	traders in securities that mark-to-market;

•	banks, insurance companies, and other financial institutions;

•	tax-exempt organizations;

•	holders of Common Shares as part of a position in a straddle or as part of a hedging, conversion or constructive sale transaction;

•	holders who have a “functional currency” other than the U.S. dollar;

•	U.S. expatriates;

•

holders of Common Shares who own their shares indirectly through partnerships, S corporations, trusts or other entities that may be subject to special treatment, such as regulated investment companies or real estate investment trusts;

•	holders of Common Shares subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	controlled foreign corporations and passive foreign investment companies;

•	holders of Common Shares who, at any time within the five-year period ending on the date of the merger, owned, actually or constructively, 5% or more of our Common Shares; and

•	holders of Common Shares who acquired their shares through the exercise of employee stock options or otherwise as compensation.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Common Shares who is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States; (2) a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (3) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

For purposes of this discussion, the term “non-U.S. Holder” means a beneficial owner of Common Shares (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

The U.S. federal income tax consequences of the merger to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Common Shares generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Common Shares should consult their own tax advisors.

SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

U.S. Holders

The receipt of cash by a U.S. Holder in exchange for Common Shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Common Shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received in such exchange and (2) the U.S. Holder’s adjusted tax basis in such Common Shares. Gain or loss must be determined separately for each block of Common Shares (i.e., Common Shares acquired for the same cost in a single transaction) exchanged pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Shares is more than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Subject to the discussion below under “Information Reporting and Backup Withholding,” a non-U.S. Holder who receives cash in exchange for Common Shares pursuant to the merger generally will not be subject to U.S. federal income tax or withholding on any gain recognized unless:

•

The gain, if any, on such Common Shares is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. Holder); or

•

The non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of Common Shares for cash pursuant to the merger and certain other conditions are met.

Gain on the exchange of Common Shares pursuant to the merger that is effectively connected with the conduct by a non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. Holder) will be subject to U.S. federal income tax on a net basis at the graduated rates applicable to U.S. persons generally (and, with respect to corporate non-U.S. Holders, may also be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty). Gain described in the second bullet of the preceding paragraph generally will be subject to a flat 30% tax (unless reduced or eliminated by an applicable income tax treaty).

Information Reporting and Backup Withholding

Payments made to a U.S. Holder in exchange for Common Shares pursuant to the merger will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). Certain holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return Internal Revenue Service (“IRS”) Form W-9, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding, and should otherwise comply with the applicable backup withholding rules.

Payments made to a non-U.S. Holder in exchange for Common Shares pursuant to the merger that are effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. Holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Payments made to a non-U.S. Holder in exchange for Common Shares pursuant to the merger effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding (currently at a rate of 28%) unless the non-U.S. Holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption.

Backup withholding is not an additional tax. U.S. Holders and non-U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

The summary of material U.S. federal income tax consequences of the merger set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-U.S. federal income tax or any foreign, state, local or other tax consequences of the merger. Accordingly, shareholders are urged to consult their own tax advisors to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the merger to that shareholder.

Regulatory Approvals Required for the Merger

We and NOV have agreed to use our reasonable efforts to obtain all governmental and regulatory approvals required to complete the transactions contemplated by the Merger Agreement.

Under the HSR Act, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been satisfied. We and NOV filed Notification and Report Forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on September [•], 2012. The parties have requested early termination of the 30-day waiting period under the HSR Act. If early termination is not granted, the 30-day waiting period with respect to the proposed merger will therefore expire at 11:59 p.m., eastern time, on [•], 2012. Neither we nor NOV have received a Second Request from the Federal Trade Commission. No other approvals are required under the United States antitrust laws to complete the transaction; however, at any time before or after the effective time of the merger, public or private entities (including states and private parties) could take action under the antitrust laws, including but not limited to seeking to prevent the merger in court, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of us or NOV. We and NOV also will be required to make filings and obtain clearances in certain foreign jurisdictions, including Canada and Germany. While we and NOV expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

In connection with obtaining the approval of all necessary governmental authorities to complete the merger, including but not limited to the governmental authorities specified above, there can be no assurance that:

•	governmental authorities will not impose any conditions on the granting of their approval and, if such conditions are imposed, that we or NOV will be able to satisfy or comply with such conditions; or

•	the required regulatory approvals will be obtained within the time frame we or NOV contemplate or on terms that will be satisfactory to both of us.

We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, the challenge will not prevail.

Certain Litigation Related to the Merger

Following announcement of the merger on August 9, 2012, complaints challenging the merger were filed in the District Court of Montgomery County, Texas and the U.S. District Court for the Southern District of Ohio.

All of the complaints raise substantially the same claims, challenge the same proposed transaction on behalf of an identical class of our public shareholders, and name as defendants us, our directors, NOV, and Merger Sub. The complaints generally allege that the individual defendants breached their fiduciary duties in connection with the proposed transaction and that the entity defendants aided and abetted that breach. In addition, the complaints make certain derivative claims against our directors. All of the complaints seek, among other things, injunctive relief against the merger and an award of plaintiffs’ expenses. At least one of the actions seeks monetary damages as well.

The outcome of these lawsuits is uncertain and cannot be predicted with any certainty. An adverse judgment for monetary damages could have a material adverse effect on the operations of the surviving company after the completion of the merger. A preliminary injunction could delay or jeopardize completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the transaction. The defendants intend to vigorously defend themselves against the lawsuits.

Payment for Common Shares in the Merger

At or prior to the completion of the merger, a paying agent will be appointed to handle the submission of Common Shares for payment of the merger consideration. Upon completion of the merger, the Common Shares will be automatically converted into the right to receive the cash merger consideration.

As promptly as practicable after the completion of the merger, the paying agent will send a letter of transmittal to each holder of record of Common Shares. The letter of transmittal will be accompanied by instructions. Shareholders should not return stock certificates with the enclosed proxy card.

After the completion of the merger, Common Shares will no longer be outstanding, will be automatically cancelled and will cease to exist and each certificate, if any, that previously represented Common Shares will represent only the right to receive $60.00 per share in cash, without interest.

Treatment of Stock Options, Restricted Shares and Other Equity Awards

Stock Options

Pursuant to the Merger Agreement, upon completion of the merger, each outstanding option to purchase Common Shares granted pursuant to the Plan will become fully vested immediately prior to the effective time of the merger and will be converted into the right to receive, for each Common Share covered by the option, the amount by which $60.00 exceeds the exercise price, less any applicable withholding taxes.

Restricted Shares

Pursuant to the Merger Agreement, each outstanding restricted Common Share granted pursuant to the Plan that is not fully vested immediately prior to completion of the merger will become fully vested, and the holders will be treated in the same manner as other holders of Common Shares under the Merger Agreement.

Other Equity Awards

Other equity awards include restricted share units, phantom shares and performance shares. Each other equity-based award that is not subject to performance criteria will vest in full and be cancelled and converted into a right to receive a cash payment equal to the number of Common Shares subject to the award multiplied by $60.00 in cash, less any applicable withholding taxes. Each other equity-based award subject to performance criteria will vest based on target performance levels and be cancelled for a cash payment equal to the number of Common Shares subject to such other equity-based award multiplied by $60.00 in cash, less any applicable withholding taxes.

De-Listing and Deregistration of the Common Shares

When the merger is completed, the Common Shares currently listed on the NYSE Global Select Market will cease to be listed and will be deregistered under the Exchange Act.

Summary of the Merger Agreement

The following summarizes material provisions of the Merger Agreement, which is included as Annex A to this proxy statement and is incorporated herein by reference in its entirety. The rights and obligations of Robbins & Myers and NOV are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety as well as this proxy statement before making any decisions regarding the merger.

The Merger Agreement and this summary are included in this proxy statement to provide you with information regarding its terms and are not intended to provide any factual information about us. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if the statements prove to be inaccurate;

•

have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 89.

This summary is qualified in its entirety by reference to the Merger Agreement.

Terms of the Merger; Merger Consideration

The Merger Agreement provides for the merger of Merger Sub into Robbins & Myers, which will be the surviving corporation in the merger and will become a wholly-owned subsidiary of NOV. Upon completion of the merger, each Common Share (including any restricted Common Shares) issued and outstanding immediately prior to the completion of the merger, except for dissenting shares, treasury shares and any Common Shares held by NOV or certain of its affiliates (which will be cancelled), will be converted into the right to receive $60.00 in cash, without interest.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place no later than the second business day after all conditions to the completion of the merger have been satisfied or waived. The merger will be effective when the parties duly file a certificate of merger with the Secretary of State of Ohio.

We and NOV currently expect to complete the merger in late 2012, subject to receipt of required shareholder and regulatory approvals and the satisfaction or waiver of the conditions to the merger described in the Merger Agreement.

Payment of Merger Consideration

Prior to the effective time of the merger, NOV will appoint a paying agent reasonably acceptable to us to handle the payment of cash for Common Shares and will deposit with the paying agent sufficient funds to pay the aggregate merger consideration. At the effective time of the merger, the Common Shares will be converted into the right to receive $60.00 per share cash merger consideration without the need for any action by the holders of the Common Shares.

As promptly as practicable after the effective time of the merger, and in any event not later than three business days after the effective time of the merger, NOV is required to cause the paying agent to send a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Common Shares will pass, only upon proper delivery of such certificates to the exchange agent or, in the case of Common Shares held in book-entry form, upon adherence to the procedures set forth in the letter of transmittal.

After the effective time of the merger, the Common Shares no longer will be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented Common Shares will represent only the right to receive the merger consideration as described above, and any dividends or other distributions to which the holders of the Common Shares are entitled under the Merger Agreement.

At any time following six months after the effective date of the merger, we, as a subsidiary of NOV and the surviving corporation in the merger, may require the paying agent to return any remainder of the funds deposited by NOV, and thereafter the former holders of Common Shares will be entitled to look only to us for payment of the merger consideration.

Representations and Warranties

The Merger Agreement contains reciprocal representations and warranties, many of which are qualified by materiality or Material Adverse Effect (that is, they will not be deemed to be untrue unless their failure to be true or correct would, as the case may be, be material or have a Material Adverse Effect).

“Material Adverse Effect” is defined in the Merger Agreement generally to mean any fact, change, occurrence, event or development that is materially adverse to our, and our subsidiaries, business, properties, financial condition or results of operations, taken as a whole, or our ability to consummate the merger, except that the definition of Material Adverse Effect excludes any effect that is attributable to, results from or arises in connection with:

•	any change affecting the general economy or political, regulatory, business, economic, financial credit or capital market conditions in the United States, including interest rates or exchange rates;

•

any change in the oil and gas or industrial markets (except to the extent such effect has a materially disproportionate effect on us and our subsidiaries taken as a whole relative to others in these industries);

•	the execution or announcement of the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	any action taken, or failure to act, by us at the request of NOV;

•	acts of war, armed hostility, sabotage or terrorism, or other international or national calamity, or the worsening of any such condition;

•	any hurricane, earthquake, flood or other natural disaster or act of God;

•	any changes in law or generally accepted accounting principles;

•	our failure to meet estimates of revenues, earnings, projections or other economic performance; or

•	any change in the trading price of the Common Shares or any suspension of trading on the NYSE.

Our representations and warranties relate to, among other topics, the following:

•	organization, standing and power and authority;

•	ownership of subsidiaries;

•	capital structure;

•	authority relative to the merger and the Merger Agreement;

•	execution, delivery and enforceability of the Merger Agreement;

•	absence of conflicts with, or violations of, organizational documents and other agreements and obligations and required filings and consents;

•	compliance with laws;

•	SEC documents and financial statements;

•	internal controls and disclosure controls and procedures;

•	absence of undisclosed liabilities and off-balance-sheet arrangements;

•	absence of certain changes and events after May 31, 2012;

•	accuracy of information supplied for use in this proxy statement;

•	benefits matters, ERISA compliance, labor and employment;

•	material contracts;

•	absence of certain litigation;

•	owned and leased properties;

•	environmental matters;

•	intellectual property;

•	tax matters;

•	the opinion from our financial advisor;

•	the vote required to approve the merger;

•	broker’s fees payable in connection with the merger; and

•	the inapplicability of certain takeover laws.

NOV also makes certain representations and warranties in the Merger Agreement relating to, among other topics, the following:

•	organization, standing and power and authority;

•	authority relative to the merger and the Merger Agreement;

•	execution, delivery and enforceability of the Merger Agreement;

•	absence of conflicts with, or violations of, organizational documents and other agreements and obligations and required filings and consents;

•	accuracy of information supplied for use in this proxy statement;

•	absence of certain litigation;

•	absence of ownership of Common Shares;

•	availability of sufficient funds to complete the merger;

•	Merger Sub;

•	no material contracts with any of our executive officers or directors; and

•	broker’s fees payable in connection with the merger.

Conduct of Business

We have agreed in the Merger Agreement to restrict the conduct of our and our subsidiaries’ business between the date of the Merger Agreement and the effective time of the merger. In general, we agreed to conduct our business in the ordinary course in all material respects, to comply in all material respects with all laws and to use commercially reasonable efforts to preserve substantially intact our business organization and satisfactory business relationships.

In addition, we have agreed, for ourselves and our subsidiaries, to various specific restrictions relating to the conduct of our business between the date of the Merger Agreement and the effective time of the merger, including the following (subject in each case to exceptions specified in the Merger Agreement or previously disclosed in writing to NOV as provided in the Merger Agreement):

•	amending the articles of incorporation, regulations or equivalent organizational documents;

•	issuing, selling, pledging or transferring shares of capital stock, voting securities or other equity interests;

•	disposing of any material property or assets;

•

declaring or paying dividends or other distributions, other than regular quarterly dividends not exceeding $0.05 for quarterly dividends paid for periods commencing prior to August 31, 2012 and not more than $0.055 for quarterly dividends paid for periods commencing after that date;

•	merging or consolidating with another person or liquidating or reorganizing or recapitalizing;

•	acquiring any interest in, or assets of, any person or entity other than assets acquired in the ordinary course of business;

•

incurring indebtedness for borrowed money or guaranteeing the obligations of another person (other than a wholly-owned subsidiary) for borrowed money except for refinancing of existing indebtedness as it matures and except in the ordinary course of business under existing credit facilities;

•	making any loan or advance to or investment in any person or entity (other than a wholly-owned subsidiary), except as budgeted;

•

making changes in employee benefit plans or increasing compensation and benefits paid to any of our directors, officers or employees, other than certain increases in the ordinary course of business after September 30, 2012;

•	taking certain material actions with respect to taxes;

•	making any material change in accounting methods, except as required by a change in generally accepted accounting principles;

•	making capital expenditures in excess of specified amounts;

•	entering into, terminating early or amending certain material contracts;

•	instituting or settling material litigation;

•	repurchasing or defeasing indebtedness;

•	entering into, modifying or terminating collective bargaining agreements;

•	entering into or initiating any tax planning or restructuring project; or

•	authorizing or committing to any of the foregoing actions.

No Solicitation of Acquisition Proposals

We have agreed that we and our subsidiaries will not, and will not authorize or permit our directors, officers, employees, accountants, consultants, legal counsel and other advisors, agents and representatives (all of which we refer to as our Representatives), directly or indirectly, to:

•	solicit, initiate or knowingly solicit, encourage or facilitate any acquisition proposal, or

•	respond to any inquiries regarding, participate in any discussions or negotiations with, or furnish any nonpublic information with respect to an acquisition proposal.

An “acquisition proposal” means any proposal or offer with respect to any:

•	merger, consolidation, share exchange, other business combination or similar transaction involving us;

•

sale, lease, contribution or other disposition, directly or indirectly, of any business or assets of such party or its subsidiaries representing 20% or more of our and our subsidiaries’ consolidated revenues, net income or assets, taken as a whole;

•	issuance, sale or other disposition, directly or indirectly, to any person or group of securities representing 20% or more of our voting power;

•

transaction in which any person acquires, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or the formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Common Shares;

•	liquidation or dissolution of the Company or payment of an extraordinary dividend; or

•	any combination of the foregoing,

other than in each case, the merger with NOV.

Despite these restrictions, our Board of Directors is permitted, prior to the shareholders’ adoption of the Merger Agreement, to:

•	furnish information and access with respect to us, and our subsidiaries to a person making a bona fide written acquisition proposal and to its representatives and financing sources, and

•	participate in discussions and negotiations with respect to such bona fide written acquisition proposal,

provided that such written acquisition proposal was made after the date of the Merger Agreement and not as a result of any breach of the non-solicitation provisions in the Merger Agreement, and provided that our Board of Directors determines in good faith (after consultation with outside counsel and its financial advisor) that such proposal constitutes or is reasonably likely to lead to a superior proposal or that the failure to take such actions would be inconsistent with the Board of Director’s fiduciary duties.

Any information so furnished to a person making an acquisition proposal must be provided pursuant to an executed confidentiality agreement and must also be provided to NOV (if not previously provided).

A “superior proposal” means a bona fide written offer made by a third party or group pursuant to which such third party (or in some cases its stockholders) or group would acquire, directly or indirectly, more than 50% of the Common Shares or assets that represent more than 50% of our and our subsidiaries’ consolidated revenues, net income or assets, taken as a whole, which our Board of Directors determines in good faith (after consultation with outside counsel and its financial advisor) is more favorable to us than the merger with NOV, taking into account all the terms and conditions of the proposal that our Board of Directors deems relevant (including the legal, financial, regulatory, timing, likelihood of consummation and other aspects of the proposal and any changes to the terms of the Merger Agreement proposed by NOV).

If we receive an acquisition proposal or an inquiry or proposal that could reasonably be expected to lead to an acquisition proposal, we are required to promptly notify NOV and, in the case of an acquisition proposal, disclose the material terms and conditions of the acquisition proposal and the identity of the person making the acquisition proposal. We also are required to keep NOV informed in all material respects, on a reasonably prompt basis, of the status and details (including any change in terms) of any acquisition proposal and to provide to NOV as soon as practicable after receipt copies of all correspondence, agreements and other written material (including copies of emails and other electronic text communications) relating to the material terms and conditions of any acquisition proposal provided by the person making the proposal or any of its representatives.

The Merger Agreement also requires us to cease and cause to be terminated all discussions or negotiations with any person conducted prior to execution of the Merger Agreement with respect to any acquisition proposal or any inquiry or proposal that may reasonably be expected to lead to an acquisition proposal and to request the prompt return or destruction of all confidential information previously furnished in connection with such discussions or negotiations.

Changes in the Recommendation made by our Board of Directors

We have agreed that our Board of Directors will not:

•

approve or recommend (or publicly propose to approve or recommend) any acquisition proposal or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal, or take any action, fail (within 10 business days after commencement) to recommend against acceptance of any tender offer or exchange offer for the Common Shares, or make any public announcement inconsistent with our Board of Directors’ recommendation to our shareholders to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement;

•

fail to make, withdraw, amend, modify or materially qualify, in any manner adverse to NOV, our Board of Directors’ recommendation to our shareholders to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement (we refer to any action described in this bullet or the preceding bullet as an “adverse recommendation change”);

•

allow or cause us or any subsidiary to enter into any letter of intent, memorandum of understanding, agreement in principle or agreement relating to an acquisition proposal or requiring that we abandon, terminate, delay or fail to consummate the merger; or

•	take any action pursuant to which any person (other than NOV and its affiliates) would become exempt from or not otherwise subject to any take-over statute relating to acquisition proposals.

Notwithstanding the foregoing, at any time prior to our shareholders adopting the Merger Agreement and so long as we are in compliance with the restrictions on soliciting acquisition proposals, our Board of Directors may make an adverse recommendation change if either:

•	we receive an acquisition proposal that our Board of Directors determines is a superior proposal; or

•

our Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that there exists any facts, changes, events, circumstances or developments that affect or would reasonably be expect to affect our and our subsidiaries’ business, assets, liabilities, financial condition or results of operations, taken as a whole, that are material, do not involve or relate to an acquisition proposal and were not known to us as of the date we entered into the Merger Agreement and that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties under applicable law.

Prior to making an adverse recommendation change, our Board of Directors must inform NOV of its decision to change its recommendation and the reasons for the decision and give NOV three business days to respond to such decision, which may include proposing changes to the Merger Agreement, which must be negotiated in good faith by, and taken into account in considering making the adverse recommendation change by, our Board of Directors. If the adverse recommendation change is in response to an acquisition proposal and that acquisition proposal is materially amended, our Board of Directors must give a new notice to NOV and the three business day time period described above will begin anew.

If our Board makes an adverse recommendation change, we will nonetheless continue to be obligated to hold the special meeting and submit the proposals described in this proxy statement to our shareholders unless we terminate the Merger Agreement and enter into an acquisition agreement with respect to a superior proposal. See the discussion below in this section entitled “Termination of the Merger Agreement.”

Efforts to Obtain Required Shareholder Vote

We have agreed to hold the special meeting and to use our reasonable best efforts to obtain proxies from our shareholders for adoption of the Merger Agreement. The Merger Agreement requires us to submit the Merger Agreement to a shareholder vote even if our Board of Directors no longer recommends the merger. Our Board of Directors has approved the Merger Agreement and the other transactions contemplated by the Merger Agreement, and has adopted resolutions directing that the adoption of the Merger Agreement be submitted to the shareholders for their consideration.

Efforts to Complete the Merger

We and NOV each are required to use reasonable efforts to:

•

take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the Merger Agreement as promptly as practicable;

•

obtain from any governmental entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by such party or its subsidiaries in connection with the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement;

•	cause all of the conditions to completion of the merger to be satisfied;

•	defend all lawsuits or other legal proceedings challenging the Merger Agreement or the completion of the transactions contemplated by the

Merger Agreement, until the issuance of a final, non-appealable order and seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to complete the merger;

•

as promptly as practicable (and in any event, within 60 days after the date of the Merger Agreement), make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement and the merger required under any applicable law; and

•	execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

In addition, NOV is required to use reasonable efforts to take all steps and make all undertakings necessary to avoid or eliminate all impediments under any antitrust, merger control, competition or trade regulation law or other applicable law that may be asserted by any governmental entity with respect to the merger to enable the completion of the merger to occur as promptly as practicable, except that NOV is not required to take any action which might have an adverse material effect on the value or economics of the transaction for NOV, other than the reasonable efforts required by the Merger Agreement (including responding to requests for additional information by governmental entities).

If any takeover or similar statute or regulation becomes or is deemed to be applicable to the merger, our Board of Directors and the Board of Directors of NOV are required to take all action reasonably available to render the law inapplicable.

Equity Compensation Awards

Stock Options.  Upon the closing of the merger, each outstanding option to acquire Common Shares, whether or not vested, will be cancelled in exchange for the right to receive a cash payment equal to the number of Common Shares underlying the option multiplied by the amount by which the $60.00 exceeds the applicable exercise price of the option, less any applicable withholding taxes.

Restricted Common Shares.  Each outstanding, unvested restricted Common Share immediately prior to the effective time of the merger will become fully vested and will be automatically cancelled and converted in the merger into the right to receive $60.00 in cash, less any applicable withholding taxes.

Equity-Based Awards Other than Options and Restricted Common Shares.  Upon the closing of the merger, other equity-based awards that are not subject to performance criteria will vest in full and be cancelled and converted into a right to receive a cash payment equal to the number of Common Shares subject to the award multiplied by $60.00 per share, less any applicable withholding taxes. Other equity-based awards subject to performance criteria will vest based on target performance levels and be cancelled for a cash payment equal to the number of Common Shares subject to such other equity-based award multiplied by $60.00, less any applicable withholding taxes.

Section 16.  We are required to adopt a resolution so that any dispositions of our equity securities in the merger by any of our officers and directors individual who are subject to the reporting requirement of Section 16(a) of the Exchange Act with respect to Robbins & Myers will be exempt under Rule 16b-3 under the Exchange Act.

Employee Matters

The Merger Agreement provides that NOV will cause us, following completion of the merger, to provide the persons who we employed immediately prior to the merger with compensation and benefits that are substantially similar to the compensation and benefits provided to NOV’s employees who perform comparable services for NOV and its affiliates. With respect to any employee benefit plan we or NOV maintain after completion of the merger in which individuals who we employed immediately prior to the merger participate, those employees will be given credit (to the extent we provided credit under a comparable plan) for all purposes (other than benefit accruals under defined benefit plans) so long as such recognition does not result in any duplication of benefits. In addition, if any of those employees are transitioned to an NOV group health plan, NOV is required to grant credit under its plan for the year in which the merger is completed against the deductibles, co-payment limits and out-of-pocket limits under such plan for the covered expenses already incurred by such employees during such year under our comparable plan in which the employee participated.

Nothing in the Merger Agreement will prevent or restrict NOV or us from modifying or terminating any benefit plans after completion of the merger.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements of us and NOV, including covenants relating to:

•	our preparation of this proxy statement and NOV’s cooperation in such preparation;

•	confidentiality, access by NOV to certain information and our and NOV’s obligation to notify each other of certain occurrences; and

•	cooperation between us and NOV in connection with public announcements.

During the six years following completion of the merger, NOV and we, as the surviving corporation in the merger, also are required to indemnify, defend and hold harmless to the fullest extent permitted by applicable law certain indemnified persons, consisting of all of our and our subsidiaries’ past and present directors, officers, employees and agents, to the same extent such indemnified persons are indemnified as of the date of the Merger Agreement pursuant to law, our articles of incorporation and our code of regulations or the equivalent organizational or governing documents of any of our subsidiaries and any indemnification agreements arising out of acts or omissions in their capacity as directors, officers, employees or agents prior to the effective time of the merger, and to the fullest extent permitted by law for acts and omissions occurring in connection with the approval, execution and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement. In addition, NOV and the surviving corporation are required to advance expenses incurred in the defense of any matter covered by the indemnification obligation in accordance with the procedures set forth in the documents providing for indemnification (including any expenses incurred in enforcing this provision of the Merger Agreement), if the indemnified person agrees to repay the advanced expenses if it is ultimately determined that the indemnified person is not entitled to indemnification. In addition, pursuant to the Merger Agreement, we will, at or prior to the effective time of the merger, obtain and fully pay the premium (which cannot exceed 250% of our last annual premium) for a “tail” insurance policy with a claims period of six years after the merger on terms substantially similar to our policy applicable to the indemnified parties in effect on the date of the Merger Agreement.

NOV also is:

•

required to maintain for six years after completion of the merger provisions in our articles of incorporation and code of regulations that are no less favorable with respect to indemnification, exculpation and advancement of expenses for periods at or prior to the effective time of the merger than are currently set forth in our articles of incorporation and code of regulations;

•

required to cause the surviving corporation to assume any indemnification agreements between us or any of our subsidiaries and any of our or their directors, officers or employees that exist immediately prior to completion of the merger; and

•

required, in the event that NOV or we, or any of their or our respective successors or assigns (i) consolidates with or merges into any other person or entity and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any person or entity, to make proper provision so that the successors and assigns assume the obligations summarized in this section upon the completion of any such consolidation, merger, transfer or conveyance.

Conditions to Completion of the Merger

The obligations of NOV and us to complete the merger are subject to the satisfaction of the following conditions:

•	adoption by our shareholders of the Merger Agreement;

•

no order, decree, judgment or injunction or other ruling or law shall be in effect making the merger illegal or otherwise preventing or prohibiting completion of the merger, except that a party may not rely on this condition if its failure to comply with its obligations under the Merger Agreement were the cause of the order, decree, judgment or injunction;

•	all required governmental approvals shall have been obtained, including expiration or termination of the waiting period pursuant to the HSR Act, and such approvals shall have become final;

•	the representations and warranties of the other party shall be true and correct, subject to certain materiality qualifications; and

•	the other party shall have performed or complied with, in all material respects, all obligations required to be performed or complied with by it under the Merger Agreement.

In addition, the obligation of NOV to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the absence, since the date of the Merger Agreement, of any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on us; and

•	the number of Common Shares for which dissenters’ rights are exercised and not withdrawn shall not exceed 5% of the outstanding Common Shares.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the merger, even after the receipt of the requisite shareholder approval, under the following circumstances:

•	by mutual written consent of NOV and us;

•	by either us or NOV:

•

if the merger is not completed by February 8, 2013, subject to extension to May 8, 2013 if regulatory approvals have not yet been obtained (or to a later date if approvals have been obtained by have not yet become final orders) (a party may not seek to terminate the Merger Agreement for this reason, however, if the failure of the merger to occur results from the same party’s default under, or failure to perform, any representations, warranties, covenants or agreements under the Merger Agreement (we refer to this as an “outside date termination”); or

•

if any court of competent jurisdiction or other governmental entity has issued an order or injunction or taken any other action, in each case, permanently enjoining, restraining or prohibiting the merger and the order, injunction or other action has become final and non-appealable (and which the party seeking to terminate shall have used its reasonable best efforts to resist, resolve or lift).

Either NOV or we also may terminate the Merger Agreement if our shareholders fail to adopt the Merger Agreement at the special meeting or any adjournment of the meeting.

In addition, the Merger Agreement may be terminated at any time prior to the effective time of the merger as follows:

•

by NOV, upon our breach of or failure to perform any covenant or agreement, or if any of our representations or warranties fails to be true, in either case such that certain conditions to NOV’s obligations to complete the merger would not then be satisfied and such breach is not reasonably capable of being cured or the breach has not been cured within 30 days after receiving written notice from NOV, so long as NOV is not then in breach of any covenant or agreement under the Merger Agreement and no representation or warranty of NOV fails to be true such that certain conditions to our obligation to complete the merger would not then be satisfied;

•

by us, upon a breach of or failure to perform any covenant or agreement on the part of NOV, or if any representation or warranty of NOV fails to be true, in either case such that certain conditions to our obligations to complete the merger would not then be satisfied and such breach is not reasonably capable of being cured or the breach has not been cured within 30 days after receiving written notice from us, so long as we are not then in breach of any covenant or agreement under the Merger Agreement and no representation or warranty of ours fails to be true such that certain conditions to NOV’s obligation to complete the merger would not then be satisfied;

•

by NOV, if, prior to obtaining the approval of our shareholders: (i) our Board of Directors makes an adverse recommendation change, (ii) we enter into a definitive agreement with respect to a superior proposal, (iii) we breach any of our obligations not to solicit alternative acquisition proposals, (iv) our

Board of Directors fails to reaffirm our recommendation to the shareholders to adopt the Merger Agreement within 10 business days after any acquisition proposal, or modification to an acquisition proposal, is first made public, (v) we fail, within 10 business days after a tender or exchange offer relating to the Common Shares by any person other than NOV is first made, to send a statement to the holders of the Common Shares recommending rejection of the offer, or (vi) we or our Board of Directors (or any committee) publicly announces an intention to do any of these actions (we are obligated to pay NOV a $75 million termination fee if NOV terminates for any of these reasons);

•

by us, to enter into an acquisition agreement with respect to a superior proposal, the superior proposal continues to be a superior proposal, our shareholders have not adopted the Merger Agreement, we have complied with our obligations not to solicit alternative acquisition proposals, we have negotiated in good faith with NOV with following receipt of the proposal, as required by the Merger Agreement and we pay a $75 million termination fee to NOV; or

•

by NOV, prior to the special meeting, if NOV concludes, in its reasonable discretion, that we are not in compliance with the Foreign Corrupt Practices Act or any other anti-bribery laws and such failure to be in compliance could have material consequences on us and/or NOV.

Termination Fee; Expense Reimbursement; Consequences of Termination

If the Merger Agreement is validly terminated, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of any party (with certain exceptions), except in the case of fraud or any willful and material breach by a party of any representation, warranty, covenant or agreement set forth in the Merger Agreement.

Upon a termination of the Merger Agreement, we will be obligated to pay a termination fee of $75 million to NOV under the specified circumstances described above in this section under “Termination of the Merger Agreement.”

We will be required to pay NOV’s reasonable and documented expenses (not to exceed $50 million) if either NOV or we terminate because our shareholders do not adopt the Merger Agreement at the special meeting.

In addition, in the event of an outside date termination by either we or NOV, or either we or NOV terminate the Merger Agreement because our shareholders do not adopt the Merger Agreement at the special meeting, if, prior to such outside date termination or the date of the special meeting, an acquisition proposal had been made to us or was publicly disclosed, and in either case, the acquisition proposal had not been withdrawn prior to the special meeting, and within nine months after such termination we enter into a definitive agreement to complete such an acquisition to acquire at least 50% of the Common Shares or assets representing 50% of our and our subsidiaries’ consolidated revenues, net income or assets, taken as a whole, or any such acquisition to acquire at least 50% of the Common Shares or assets representing 50% of our and our subsidiaries’ consolidated revenues, net income or assets, taken as a whole, is completed, we must pay a termination fee of $75 million to NOV (against which, in the case of a termination because our shareholders do not adopt the Merger Agreement, any expenses we paid will be credited).

If either NOV or we terminate the Merger Agreement due to a breach of the Merger Agreement by the other party (other than a breach by us of the restrictions on soliciting acquisition proposals), as described above, the breaching party will be required to pay the terminating party’s reasonable and documented expenses (not to exceed $50 million). If prior to such a termination by NOV, an acquisition proposal had been made to us or was publicly disclosed, and in either case, the acquisition proposal had not been withdrawn prior to the special meeting, and within nine months after such termination we enter into a definitive agreement to complete such an acquisition or any such acquisition is completed, we must pay a termination fee of $75 million to NOV (against which any expenses we paid will be credited).

Expenses

Except as otherwise described in the preceding section “Termination Fee; Expense Reimbursement; Consequences of Termination,” we and NOV each are required to pay all of our own fees and expenses incurred in connection with the merger and the other transactions contemplated by the Merger Agreement.

Amendments, Extensions and Waivers

The Merger Agreement may be amended by the parties at any time before or after adoption of the Merger Agreement by our shareholders; however, after any such adoption, there may not be, without further approval of our shareholders, any amendment of the Merger Agreement for which applicable law requires such further approval.

At any time prior to the effective time of the merger, with certain exceptions, either we or NOV may extend the time for performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, waive compliance by another party with any of the agreements contained in the Merger Agreement, or waive the satisfaction of any of the conditions contained in the Merger Agreement.

Specific Enforcement

We and NOV acknowledged and agreed in the Merger Agreement that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. We and NOV further agreed that each shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the performance of terms and provisions of the Merger Agreement without posting a bond. We and NOV further agreed not to assert that the other party has an adequate remedy at law or that specific performance is not an appropriate remedy.

Governing Law; Consent to Jurisdiction and Waiver of Trial by Jury

The Merger Agreement provides that it will be governed by the laws of the State of Delaware, except to the extent that the Ohio General Corporation Law necessarily applies to the completion of the merger. The parties to the Merger Agreement also agreed that the Delaware Chancery Court would have exclusive jurisdiction over disputes arising under the Merger Agreement. The parties also waived trial by jury in respect of any litigation with respect to the Merger Agreement.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE CERTAIN EXECUTIVE COMPENSATION IN CONNECTION WITH THE MERGER

Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended in July 2010 as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Rule 14a-21(c) under the Exchange Act require that we provide shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers that is based on or otherwise relates to the proposed merger, as disclosed in this proxy statement, including the compensation table set forth under the heading “The Merger—Financial Interests of Our Directors and Executive Officers in the Merger – Quantification of Change-in-Control and Termination Payments and Benefits to Our Named Executive Officers” and the related narrative disclosure regarding compensation of our named executive officers set forth under the heading “The Merger—Financial Interests of Our Directors and Executive Officers in the Merger” (referred to as the change-in-control payments). Accordingly, our shareholders are being provided with the opportunity to cast an advisory vote on such payments (referred to as the advisory say-on-merger-pay proposal).

As an advisory vote, this proposal is not binding upon us or our Board of Directors, and approval of this proposal is not a condition to completion of the merger. The plans and arrangements pursuant to which the change-in-control payments may become payable were previously disclosed to our shareholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. The change-in-control payments are a part of our comprehensive executive compensation program and are intended to align the interests of our named executive officers with those of our shareholders by ensuring their continued retention and commitment during critical events such as the proposed merger, which may create significant personal uncertainty for them.

Accordingly, we ask you to vote on the following resolution:

“RESOLVED, that Robbins & Myers’ shareholders approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to Robbins & Myers’ named executive officers that is based on or otherwise relates to the proposed merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Financial Interests of Our Directors and Executive Officers in the Merger – Quantification of Change-in-Control and Termination Payments and Benefits to Our Named Executive Officers” (which disclosure includes the compensation table and related narrative compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

Our Board of Directors unanimously recommends that shareholders of Robbins & Myers vote “FOR” adoption of this resolution and the advisory say-on-merger-pay proposal.

If you return a properly executed proxy card but do not indicate on your proxy card how your shares should be voted, your Common Shares represented by such proxy card will be voted “FOR” the advisory say-on-merger-pay proposal.

PROPOSAL THREE

ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES

Shareholders may be asked to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to further solicitation of proxies if there are not sufficient votes at the time of the special meeting or an adjournment to adopt the Merger Agreement.

Our Board of Directors unanimously recommends that shareholders vote “FOR” a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting or an adjournment to adopt the merger agreement.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your Common Shares represented by such proxy card will be voted “FOR” any proposal to adjourn the special meeting, if necessary or appropriate.

PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

The Common Shares are listed and traded on the NYSE under the symbol “RBN.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Shares, as reported on the NYSE. In addition, the table also sets forth the quarterly cash dividends per share declared by us. On the record date ([•], 2012), there were [•] Common Shares outstanding.

	High	Low	Dividends paid per share
Fiscal Year 2011:
First Quarter (September 1, 2010 - November 30, 2010)	$31.09	$23.80	$0.0425
Second Quarter (December 1, 2010 - February 28, 2010)	$44.27	$31.23	$0.0450
Third Quarter (March 1, 2011 - May 31, 2011)	$47.50	$38.32	$0.0450
Fourth Quarter (June 1, 2011 - August 31, 2011)	$55.63	$38.58	$0.0450

Fiscal Year 2012:
First Quarter (September 1, 2011 - November 30, 2011)	$53.24	$31.54	$0.0450
Second Quarter (December 1, 2011 - February 29, 2012)	$53.33	$44.46	$0.0500
Third Quarter (March 1, 2012 - May 31, 2012)	$53.50	$43.59	$0.0500
Fourth Quarter (June 1, 2012 - August 31, 2012)	•	•	$0.0500

The closing price per Common Share (as reported on the NYSE) on August 8, 2012, the last trading day before public announcement of the merger, was $46.80 and on [•], 2012, the most recent practicable trading day prior to the date of this proxy statement was $[•]:

DISSENTERS’ RIGHTS

If the Merger Agreement is adopted by our shareholders at the special meeting, holders of Common Shares will be entitled to seek relief as dissenting shareholders under Section 1701.85 of the Ohio Revised Code. A shareholder will be entitled to this relief, however, only if the shareholder complies strictly with all of the procedural and other requirements of Section 1701.85. The following summary is not a complete statement of the method of compliance with Section 1701.85 and is qualified in its entirety by reference to the copy of Section 1701.85 and Section 1701.84 (which is referenced in Section 1701.85) of the Ohio Revised Code attached to this document as Annex C.

A shareholder will be eligible as a dissenting shareholder in the event the Merger Agreement is adopted only if:

•	the shareholder was a record holder of the Common Shares as to which the shareholder seeks relief on [•], 2012, the record date for the special meeting;

•	the shareholder must not vote the Common Shares as to which the shareholder seeks relief in favor of adoption of the Merger Agreement; and

•

the shareholder must deliver to us, prior to the vote on adoption of the Merger Agreement at the special meeting, a written demand for payment of the fair cash value of the Common Shares as to which the shareholder seeks relief. The written demand must state the shareholder’s name, address, and number of Common Shares as to which relief is sought, and the amount claimed as the fair cash value of those shares.

A vote against adoption of the Merger Agreement will not satisfy the requirement of a written demand for payment. Any written demand for payment should be mailed or delivered to:

Robbins & Myers, Inc.

10586 Highway 75 North

Willis, Texas 77378

Attention: Corporate Secretary

Because the written demand must be delivered to us prior to the vote at the special meeting, it is recommended, although not required, that a shareholder use certified or registered mail, return receipt requested, to confirm that the shareholder has made a timely delivery.

If a signatory, designated and approved by the dissenting shareholder, executes the written demand, then at any time after receiving the demand, we may make a written request that the dissenting shareholder provide evidence of its signatory’s authority. The dissenting shareholder is required to provide the evidence within a reasonable time but no sooner than 20 days after the dissenting shareholder receives our written request for evidence.

If we send to the dissenting shareholder, at the address specified in the demand, a request for the certificate(s) representing the shareholder’s Common Shares (if the Common Shares are represented by certificates), the dissenting shareholder must deliver the certificate(s) to us within 15 days following the date the request was sent. We may endorse the certificate(s) with a legend to the effect that the shareholder has demanded the fair cash value of the shares represented by the certificate(s). Failure to deliver the certificate(s) within 15 days of the request terminates the shareholder’s rights as a dissenting shareholder. We must notify the shareholder of our election to terminate the shareholder’s rights as a dissenting shareholder within 20 days after the lapse of the 15 day period, unless a court for good cause otherwise directs.

In the case of any uncertificated shares, we may make an appropriate notation of the demand for payment in our shareholder records. Any new certificates issued upon the transfer of any certificate on which a legend has been endorsed or issued for uncertificated shares being transferred will bear the legend.

Unless we and the dissenting shareholder agree on the fair cash value per Common Share, the shareholder must, within three months after the service of the written demand by the shareholder, file a complaint in the Court of Common Pleas of Greene County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of the Common Shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. Fair cash value will be the closing sale price on the NYSE as of the day prior to the special meeting.

The court will make a finding as to the fair cash value of a Common Share and render judgment against us for its payment with interest at a rate and from a date the court considers equitable. The costs of the proceedings will be assessed or apportioned as the court considers equitable.

The rights of any dissenting shareholder will terminate if:

•	the dissenting shareholder has not complied with Section 1701.85 of the Ohio Revised Code, unless we, by our Board of Directors, waives the failure;

•	we abandon or are finally enjoined or prevented from completing the merger, or our shareholders rescind their approval of the issuance of Common Shares in connection with the merger;

•	the dissenting shareholder withdraws his or her written demand, with our consent acting through our Board of Directors; or

•

we and the dissenting shareholder have not agreed upon the fair cash value per Common Share and neither has timely filed or jointed in a petition in an appropriate court for a determination of the fair cash value of the Common Shares.

SECURITY OWNERSHIP

Directors and Executive Officers

Set forth below is information as of August 31, 2012 concerning Common Shares beneficially owned by each director, each of our named executive officers, and directors and executive officers as a group. In addition to the shares shown in the following table, executive officers hold restricted share units, as listed in footnote 3 to the table.

Individual or Group (1)	Number of Common Shares Beneficially Owned as of August 31, 2012	Percent of Class
	(2)(3)(4)
Richard J. Giromini	6,786	(5)
Stephen F. Kirk	13,350	(5)
Andrew G. Lampereur	10,050	(5)
Thomas P. Loftis	59,882	(5)
Dale L. Medford	21,266	(5)
Albert J. Neupaver	8,386	(5)
Peter C. Wallace	417,519	(5)
Kevin J. Brown	134,142	(5)
Saeid Rahimian	82,087	(5)
Jeffrey L. Halsey	28,694	(5)

Directors and Executive Officers as a Group (13 persons)	795,513	1.8%

(1)	Christopher M. Hix, our former Vice President and Chief Financial Officer, resigned on December 2, 2011.

(2)	Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his household. Shares which a person may acquire within 60 days of August 31, 2012 are treated as “beneficially owned” and the number of such shares included in the table for each person is:

Mr. Giromini — 0	Mr. Kirk — 0	Mr. Lampereur — 0
Mr. Loftis — 4,000	Mr. Medford — 0	Mr. Neupaver — 0
Mr. Wallace — 203,312	Mr. Brown — 79,188	Mr. Rahimian — 20,466
Mr. Halsey — 21,054
Directors and Executive Officers as a Group — 329,447

The executive officers also had additional stock options that vest upon consummation of the merger. See “Financial Interests of Our Directors and Executive Officers in the Merger – Vesting of Equity Awards” on page 53.

(3)	In addition to the shares listed in the table, as of August 31, 2012, executive officers held the following number of vested and unvested restricted share units (which include those restricted share units that will vest within 60 days of August 31, 2012). All unvested restricted share units will vest upon consummation of the merger.

Named Executive Officer	Vested	Unvested
Mr. Wallace	26,374	15,087
Mr. Brown	1,980	2,902
Mr. Rahimian	8,036	5,062
Mr. Halsey	3,732	1,716
Executive Officers as a Group (13 persons)	40,122	26,667

(4)	This table does not include: (i) performance shares granted in October 2011 earned based on performance for the fiscal year ended August 31, 2011 subject to a two–year vesting period, or (ii) performance shares granted in October 2012. These performance shares vest upon consummation of the merger. See “Financial Interests of Our Directors and Executive Officers in the Merger – Vesting of Equity Awards” on page 53.

(5)	Less than 1%.

Principal Shareholders

The only persons known by our Board of Directors to be beneficial owners of more than 5% of the outstanding Common Shares as of August 31, 2012 are listed in the following table:

Name and Address	Number of Common Shares Beneficially Owned as of August 31, 2012	% of Class(1)
Blackrock, Inc. (2) 40 East 52nd Street New York, NY 10022	3,349,094	7.9%

M.H.M. & Co., Ltd.(3) 830 Hanna Building Cleveland, OH 44115	5,176,042	12.3%

(1)	Calculated based on 42,226,073 Common Shares outstanding as of August 31, 2012.

(2)	Pursuant to Amendment No. 2 to Schedule 13G filed by Blackrock with the SEC on February 10, 2012, Blackrock has sole voting and dispositive power with respect to the listed shares.

(3)	M.H.M. & Co., Ltd. is an Ohio limited partnership (the “Partnership”). Maynard H. Murch Co., Inc. is the managing general partner, and Loftis Investments LLC, a company wholly-owned by Thomas P. Loftis, is the other general partner of the Partnership. Partnership decisions with respect to the voting and disposition of Company shares are determined by Maynard H. Murch Co., Inc., whose board of directors is comprised of Creighton B. Murch and Robert B. Murch, who are first cousins, and Maynard H. Murch V, who is Mr. Robert B. Murch’s nephew.

SHAREHOLDER PROPOSALS

Our Annual Meeting of Shareholders for the fiscal year ended August 31, 2012 is presently scheduled to be held on January [•], 2013. If a shareholder intends to submit a proposal for inclusion in the our proxy statement and form of proxy for the Annual Meeting of Shareholders to be held on January [•], 2013, we must receive the proposal at 10586 Highway 75 North, Willis, Texas 77378, Attention: Corporate Secretary, on or before [•], 2012.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly by a shareholder at the Annual Meeting to be held on January [•], 2013, management will be able to vote proxies in its discretion if we: (i) receive notice of the proposal before the close of business on [•], 2012 and advise shareholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter or (ii) do not receive notice of the proposal before the close of business on [•], 2012.

Our code of regulations, which is available upon request to the Corporate Secretary, provides that nominations for director may only be made by our Board of Directors (or an authorized Board committee) or a shareholder entitled to vote who sends notice of the nomination to the Corporate Secretary not fewer than 50 days nor more than 75 days prior to the meeting date. Such notice is required to contain certain information specified in the code of regulations. For a nominee of a shareholder to be eligible for election at the Annual Meeting to be held on January [•], 2013, the shareholder’s notice of nomination must be received by the Corporate Secretary between [•], 2012 and [•], 2013. This advance notice period is intended to allow all shareholders to have an opportunity to consider nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be sent to Robbins & Myers, Inc., 10586 Highway 75 North, Willis, Texas 77378.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding us. The address of that site is www.sec.gov.

Investors may also consult our website for more information about us. Our website is www.robn.com. Information included on these websites is not incorporated by reference into this proxy statement.

In addition, the SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement.

This proxy statement incorporates by reference the documents listed below that we previously filed or will file with the SEC. These documents contain important information about us, our financial condition and other matters.

•	Annual Report on Form 10-K for the fiscal year ended August 31, 2011.

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2011, February 29, 2012 and May 31, 2012.

•	Proxy Statement on Schedule 14A filed December 4, 2011.

•	Current Reports on Form 8-K filed October 11, 2011, November 14, 2011, January 11, 2012, and August 9, 2012.

In addition, we incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. Such documents are considered to be a part of this proxy statement, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or we will provide you with copies of these documents, without charge, upon written or oral request to:

Robbins & Myers, Inc.

10586 Highway 75 North

Willis, Texas 77378

(936) 890-1064

Attn: Investor Relations

In the event of conflicting information in this proxy statement in comparison to any document incorporated by reference into this proxy statement or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated [•], 2012. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement is accurate as of any date other than the date of such incorporated document. Our mailing of this proxy statement to our shareholders will not create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

NATIONAL OILWELL VARCO, INC.

RAVEN PROCESS CORP.

and

ROBBINS & MYERS, INC.

Dated as of August 8, 2012

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of August 8 2012 (this “Agreement”), by and among National Oilwell Varco, Inc., a Delaware corporation (“Acquiror”), Raven Process Corp., an Ohio corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and Robbins & Myers, Inc., an Ohio corporation (the “Company”), under the following circumstances (all capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement, unless the context clearly indicates otherwise):

A. The respective directors of Acquiror, Merger Sub and the Company each have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement.

B. The directors of the Company (the “Company Board”) have, upon the terms and subject to the conditions set forth in this Agreement, unanimously: (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders, and (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and have determined to recommend to the shareholders of the Company that they adopt this Agreement.

C. The directors of Acquiror (the “Acquiror Board”) and Merger Sub have, upon the terms and subject to the conditions set forth in this Agreement approved this Agreement and the transactions contemplated by this Agreement, including the Merger; and Acquiror, as the sole shareholder of Merger Sub, has adopted this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the OGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, Acquiror shall cause the articles of incorporation of the Surviving Corporation to be amended in their entirety to be identical to the articles of incorporation of Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Robbins & Myers, Inc.”, until thereafter changed or amended as provided therein or by applicable Law, subject to Section 5.10. In addition, at the Effective Time, the regulations of Merger Sub as in effect immediately prior to the Effective Time shall be the regulations of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 5.10.

(c) The directors of Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and regulations of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and regulations of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, continue as the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and regulations of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and regulations of the Surviving Corporation.

(d) After the Effective Time, if the Surviving Corporation shall determine or shall be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at a location to be mutually agreed, unless another time, date or place is agreed to in writing by Acquiror and the Company. On the Closing Date, or on such other date as Acquiror and the Company may agree to in writing, Acquiror, Merger Sub and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of Ohio in accordance with the relevant provisions of the OGCL and shall make all other filings or recordings required under the OGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of Ohio or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL SHARES

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any capital stock of the Company or Merger Sub:

(a) Conversion of Company Common Shares. Subject to Section 2.3, each common share, without par value, of the Company (“Company Common Share”) issued and outstanding immediately prior to the Effective Time (each, a “Share” and, collectively, the “Shares”) (including, without limitation, any Restricted Shares that fully vest as unrestricted Company Common Shares pursuant to Section 2.4, but excluding any Dissenting Shares), other than Shares to be cancelled in accordance with Section 2.1(b), shall be converted into the right to receive in cash, without interest, $60.00 per Share (the “Merger Consideration”). From and after the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.1(b)) (each, a “Certificate”), and each holder of shares in book entry form shall, in each case, cease to have any rights with respect thereto other than the right to receive the Merger Consideration, without interest, subject to compliance with the procedures for surrender of such Shares as set forth in Section 2.3.

(b) Cancellation of Treasury Shares and Acquiror-Owned Shares. All Shares held in the treasury of the Company or owned of record by any Company Subsidiary and all Shares owned of record by Acquiror, Merger Sub or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c) Merger Sub Common Shares. Each common share, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable common share of the Surviving Corporation.

(d) Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, after the date of this Agreement and prior to the Effective Time, the outstanding Shares are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution is declared with a record date within such period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that no such adjustment shall result in any increase or decrease of the Aggregate Merger Consideration or the aggregate amounts payable under Section 2.4 for Company Options, Restricted Shares or Other Equity-Based Awards.

Section 2.2 Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, Shares (excluding any Shares described in Section 2.1(b)) that are held by any record holder who is entitled to demand and properly demands payment of the fair cash value of such Shares, as a dissenting shareholder pursuant to, and who complies in all respects with, the provisions of Section 1701.85 of the OGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1(a), but instead at the Effective Time shall become entitled to receive the fair cash value of such Dissenting Shares in accordance with the provisions of Section 1701.85 of the OGCL and, at the Effective Time, all such Dissenting Shares shall cease to be outstanding and shall automatically be canceled and cease to exist, and the holder of such Dissenting Shares shall cease to have any rights with respect thereto, except as set forth in this Section 2.2 and the OGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to proceed under Section 1701.85 of the OGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 1701.85 of the OGCL, then the right of such holder to be paid the fair cash value of such holder’s Dissenting Shares under Section 1701.85 of the OGCL shall be forfeited and cease, and each of such holder’s Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Merger Consideration. The Company shall deliver prompt notice to Acquiror of any demands for the fair cash value of any Shares, attempted withdrawals of such demands and any other instruments delivered to the Company pursuant to the OGCL with respect to a demand for the fair cash value of the Company Common Shares, and shall provide Acquiror with the opportunity to participate in all negotiations and proceedings with respect to demands under Section 1705.85 of the OGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.3 Payment for Securities. (a) Paying Agent. Prior to the Effective Time, Acquiror shall appoint a nationally recognized financial institution designated by Acquiror and reasonably acceptable to the Company (the “Paying Agent”) to act as the agent for the purpose of exchanging for the Merger Consideration the Certificates or book-entry shares which immediately prior to the Effective Time represented the Company Common Shares (the “Book-Entry Shares”). Prior to the Effective Time, Acquiror shall deposit, with the Paying Agent, sufficient funds to pay the Aggregate Merger Consideration (the “Exchange Fund”). If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.1(a) at the times necessary for such payments, Acquiror shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments when due required under this Agreement, and Acquiror and the Surviving Corporation shall in any event be liable for the payment thereof. Funds made available to the Paying Agent shall be invested by the Paying Agent, as directed by Acquiror, in: (i) short-term obligations of the United States of America with maturities of no more than 30 days, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s, respectively, or (iii) deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise), in each case, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this Article II. Subject to the terms of this Agreement, the Paying Agent shall, pursuant to irrevocable instructions, deliver the cash to be paid pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time, and in any event within three Business Days after the Closing Date, Acquiror shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Shares, in each case whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Acquiror and the Company reasonably may agree; and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Acquiror, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the amount into which the Shares formerly represented by such Certificates or such Book-Entry Shares were converted pursuant to Section 2.1(a), and the Certificates so surrendered shall be cancelled. In the event of a transfer of ownership of Company Common Shares that has not been registered in the transfer records of the Company, Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered was registered, if the Certificate representing such Company Common Shares is properly endorsed or otherwise is in proper form for transfer (or, in the case of Book-Entry Shares, proper evidence of such transfer), and the Person requesting such payment shall pay any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder or shall establish to the reasonable satisfaction of Acquiror that such Taxes either have been paid or are not required to be paid. Until surrendered as contemplated by this Section 2.3, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the portion of the Aggregate Merger Consideration into which the Shares theretofore represented by such Certificate or such Book-Entry Shares have been converted pursuant to Section 2.1(a). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the close of business on the date of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest or other income received by the Paying Agent in respect of all funds made available to it) not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.3(b), without interest. Notwithstanding the foregoing, neither Acquiror, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed as of the date that is immediately prior to such time as such Merger Consideration would otherwise escheat to or similarly become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Acquiror, free and clear of any claims or interests of any Person previously entitled thereto.

(e) Withholding Rights. Acquiror, Merger Sub, the Surviving Corporation and their respective agents (including the Paying Agent), as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options, Restricted Shares, Restricted Share Units or Other Equity-Based Awards, as applicable, such amounts that Acquiror, Merger Sub, the Surviving Corporation or any of their respective agents (including the Paying Agent) is required to deduct and withhold with respect to such payment under the Code or any other provision of applicable Law (including any provision of federal, state, local or foreign tax law); provided, that any transfer or other similar Taxes payable in connection with the Merger (other than such Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the holder of record of the Shares with respect to which such payment is made) shall be borne and paid by Acquiror and Merger Sub. To the extent that amounts are so withheld by Acquiror, Merger Sub, the Surviving Corporation or any agent and paid to the applicable Tax authorities, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options, Restricted Shares, Restricted Share Units or Other Equity-Based Awards, as applicable, in respect of which such deduction and withholding was made by Acquiror, Merger Sub, the Surviving Corporation or their applicable agent, as the case may be.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates upon the making of an affidavit of that fact by the holder thereof, the portion of the Aggregate Merger Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.1(a); provided, however, that Acquiror may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 2.4 Treatment of Company Options, Restricted Shares, Restricted Share Units, Other Equity-Based Awards and Equity Plans. (a) Prior to the Effective Time, the Company Board (or, if appropriate, a committee thereof) shall adopt appropriate resolutions and take all other actions to provide that, immediately prior to the Effective Time:

(i) Treatment of Company Options. Each outstanding option to purchase Shares (each, a “Company Option”) granted pursuant to any equity incentive plan of the Company or any other plan, agreement or arrangement of the Company or any Company Subsidiary (collectively, the “Company Equity Plans”), shall, without any action on the part of the holder thereof, be fully vested and cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in settlement therefor and full satisfaction thereof, a payment in cash (subject to any withholding in accordance with Section 2.3(e)) equal to the product of: (i) the total number of Shares previously subject to such Company Option and (ii) the amount, if any, by which the Merger Consideration exceeds the exercise price per Share previously subject to such Company Option (such amounts payable hereunder, the “Option Payments”). In each case, the Option Payment shall be made by the Surviving Corporation within three Business Days after the Closing Date. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment. No interest shall be paid or accrued on any cash payable with respect to any Company Option.

(ii) Treatment of Restricted Shares. Each unvested Share subject to forfeiture restrictions, repurchase rights or other restrictions (each, a “Restricted Share”) granted pursuant to any Company Equity Plan shall, without any action on the part of the holder thereof, vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Restricted Share shall lapse, and each Restricted Share shall be converted into the right to receive a payment in cash equal to the Merger Consideration, without interest (subject to any withholding in accordance with Section 2.3(e)). In each case, payment of applicable withholding with respect to any Restricted Shares shall be made by the Surviving Corporation within three Business Days after the Closing Date.

(iii) Treatment of Restricted Share Units and Other Equity-Based Awards. Immediately prior to the Effective Time, each contractual right to receive a Company Common Share or the value of such a Share (each, an “Other Equity-Based Award”), including Restricted Share Units, phantom shares and performance shares (such Restricted Share Units, phantom shares and performance shares collectively are referred to as “Restricted Share Units”), granted pursuant to any Company Equity Plan that is outstanding immediately prior to the Effective Time, shall, without any action on the part of the holder thereof, vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Other Equity-Based Award shall lapse, and each Other Equity-Based Award shall be cancelled and in exchange therefor, each former holder of any such cancelled Other Equity-Based Award shall be entitled to receive, in settlement therefor and full satisfaction thereof, a payment in cash (subject to any withholding in accordance with Section 2.3(e)) equal to the product of: (i) the Merger Consideration, and (ii) the number of Shares subject to the Other Equity-Based Award as of the Effective Time; provided, however, that in the case of any Restricted Share Units subject to performance-based vesting conditions, the applicable performance criteria shall be deemed to have been satisfied in accordance with the applicable terms of the Restricted Share Units. In each case, payment with respect to any Other Equity-Based Award shall be made by the Surviving Corporation within three Business Days after the Closing Date; provided, however, that for any Other Equity-Based Awards that constitute deferred compensation within the meaning of Section 409A of the Code, payment shall occur on the date that payment otherwise would occur under the applicable award agreement absent the application of this Section 2.4(a)(iii) to the extent necessary to avoid the imposition of any penalty or other taxes under Section 409A of the Code. No interest shall be paid or accrued on any cash payable with respect to any Other Equity-Based Award.

(b) Termination of Company Equity Plans. After the Effective Time, all Company Equity Plans shall be terminated and no further Company Options, Restricted Shares, Restricted Share Units, Other Equity-Based Awards or other rights with respect to Shares shall be granted thereunder.

(c) Acquiror Funding. At the Effective Time, Acquiror shall make a cash contribution to the Surviving Corporation in immediately available funds to permit the Surviving Corporation to make the payments required under this Section 2.4 (except with respect to the Restricted Shares) if the Surviving Corporation does not otherwise have sufficient funds to do so.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in, or qualified by any matter set forth in, the disclosure letter delivered by the Company to Acquiror and Merger Sub prior to the execution of this Agreement (it being agreed that disclosure of any item in any section or subsection of such disclosure letter shall also be deemed to be disclosed with respect to any other section or subsection to which the relevance of such item is reasonably apparent from the face of such disclosure letter) (the “Company Disclosure Letter”), the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

Section 3.1 Organization and Qualification; Subsidiaries. (a) The Company and each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Material Company Subsidiary is duly qualified to do business and is in good standing, where applicable, in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Acquiror true and complete copies of the Amended Articles of Incorporation, as amended, of the Company (the “Company Articles”), and the Code of Regulations, as amended, of the Company (the “Company Regulations”). The Company is not in violation of any provision of the Company Articles or the Company Regulations.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company (each a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, and the Company’s and any other person’s Equity Interest in each such Company Subsidiary. The Company has also made available to Acquiror true and complete copies of the organizational documents, as amended, of each Company Subsidiary. No Company Subsidiary organized in any jurisdiction of the United States, and no Company Subsidiary organized in any jurisdiction outside of the United States, is in violation of any provision of its respective organizational documents.

(d) Section 3.1(d) of the Company Disclosure Letter sets forth: (i) the name of each Person (other than any Company Subsidiary) in which the Company or any Company Subsidiary owns, directly or indirectly, at least 20% of the outstanding Equity Interests (each Person referred to in this clause (i), a “Company Joint Venture Entity”), and (ii) the number and percentage of the Equity Interests of each such Company Joint Venture Entity (collectively, the “Company Joint Venture Securities”) held by the Company, directly or indirectly, and by each other Person holding any Company Joint Venture Securities, and (iii) for each Company Joint Venture Entity, the outstanding Company Joint Venture Securities in such entity.

Section 3.2 Capitalization. (a) The authorized capital shares of the Company consist of 50,000,000 Company Common Shares. As of August 7, 2012: (A) 42,140,805 Shares were issued and outstanding (of which 54,740 Shares are Restricted Shares), and (B) 6,046,907 Shares were held by the Company in its treasury. Except as set forth in this Section 3.2(a) or Section 3.2(b), as of the date hereof, no Equity Interests in the Company were issued, reserved for issuance or outstanding. All of the outstanding Company Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive right, purchase option, call, right of first refusal or any similar right. No Equity Interests of the Company are held by any Company Subsidiary.

(b) As of August 7, 2012, the Company has no Shares reserved for or otherwise subject to issuance, except for (i) 758,840 Shares reserved for issuance pursuant to the Company Equity Plans for outstanding Company Equity Awards, and (ii) 944,701 Shares reserved for future issuance pursuant to the Company Equity Plans (excluding the Shares referred to in clause (i)). All such Shares reserved for or otherwise subject to issuance, when issued in accordance with the instruments pursuant to which they are issuable, will be duly authorized and validly issued and will be fully paid, nonassessable and not issued in violation of any preemptive rights, purchase option, call, right of first refusal or any similar right.

(c) As of the date hereof, except for Company Equity Awards disclosed pursuant to Section 3.2(b), there are no (i) options, warrants, subscriptions, calls, convertible securities or other rights relating to any Equity Interests of the Company or any Company Subsidiary or rights to acquire any such Equity Interests, or (ii) agreements or arrangements or commitments obligating the Company or any Company Subsidiary to issue, acquire, transfer or sell or cause to be issued, acquired, transferred or sold, any Equity Interests of the Company or any Company Subsidiary. The Company has delivered or made available to Acquiror an accurate and complete copy of each Company Equity Plan. None of the Company Options was granted with an exercise price below or deemed to be below fair market value on the date of grant. All grants of Company Equity Awards were validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with applicable Laws and recorded on the consolidated financial statements of the Company in accordance with GAAP.

(d) Except with respect to the Company Equity Awards, the Company Equity Plans and the related award agreements, there are no outstanding obligations of the Company or any Company Subsidiary or contracts to which the Company or any Company Subsidiary is bound: (i) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (ii) requiring the registration for sale of, (iii) applying voting restrictions to, (iv) granting any preemptive or antidilutive rights with respect to, or (v) otherwise restricting any Person from purchasing, selling, pledging or otherwise disposing of any Equity Interests in the Company.

(e) There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary the holders of which have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which shareholders of the Company or any Company Subsidiary may vote.

(f) The Company or a Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such outstanding shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive rights, purchase option, call, right of first refusal or any similar right.

Section 3.3 Authority. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, subject to the Company Shareholder Approval and any regulatory approvals referenced in Section 3.5. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite corporate action on the part of the Company, and no other corporate proceedings on the part of the Company, and no shareholder votes, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Company Shareholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Acquiror and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that: (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present (in person or by telephone), has: (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby (including the Merger), (iii) unanimously determined, subject to Section 5.4, to recommend that the shareholders of the Company adopt this Agreement and approve the Merger, and (iv) directed that this Agreement and the Merger be submitted for consideration to the shareholders of the Company at the Company Shareholder Meeting, which resolutions have not been subsequently withdrawn or modified in any way, subject to Section 5.4.

Section 3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Shareholder Approval, conflict with or violate any provision of the Company Articles or Company Regulations; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, any Material Company Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company, or any Company Subsidiary pursuant to any Contract to which the Company or any Company Subsidiary is a party, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration or qualification with or notification to, any Governmental Entity, other than: (a) the filing of the Certificate of Merger as required by the OGCL, (b) the Company Shareholder Approval, (c) compliance with any applicable requirements of the HSR Act, (such compliance, together with the approvals set forth on Section 3.5 of the Company Disclosure Letter, being referred to herein as the “Company Required Governmental Approvals”), (d) compliance with the applicable requirements of the Exchange Act, (e) such filings as may be required under the rules and regulations of the New York Stock Exchange and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Compliance with Laws. (a) Neither the Company nor any Company Subsidiary is, nor has been, in conflict with, default under or violation of any Law applicable to the Company or any Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No material investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor, to the knowledge of the Company, has any Governmental Entity indicated to the Company an intention to conduct any such investigation.

(b) Without limiting the generality of Section 3.6(a), neither the Company nor any Company Subsidiary nor any of their respective Affiliates, employees, agents, contractors, designees, ultimate beneficial owners, partners or members, nor any other party acting on its behalf (collectively, the “Company Parties”), has, directly or indirectly, used any funds or other assets for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to any Governmental Entity or official thereof or to foreign or domestic political parties or campaigns, established or maintained a secret or unrecorded fund, or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act 2010, or any other applicable foreign anti-corruption law (collectively, the “Anti-Bribery Laws”). No Company Party has made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, legal or illegal (collectively, “Payments”), directly or indirectly or by or on behalf of the Company to (i) any Governmental Entity or official thereof where, to the Knowledge of the Company, such Payment was made to or for the use or benefit of such Governmental Entity or official thereof in violation of an Anti-Bribery Law; (ii) any other Person where, to the Knowledge of the Company, any part of such Payment would be directly or indirectly given or paid by such Person, or would reimburse such Person, for any Payment previously made, promised or given to any Governmental Entity or official thereof when such Payment could not be made directly and such Payment is in violation of an Anti-Bribery Law; or (iii) any Person where, to the Knowledge of the Company, such Payment violated any Laws in the country or countries of such Person or applicable to such Person or the Laws of the United States of America. The Company Parties have been in compliance with all legal requirements under, and are not in violation of, any Anti-Bribery Laws. No Company Party has received any communication, notice, or inquiry, whether formal or informal, from any Person that alleges, suggests, or indicates, that any Company Party has or may have violated, is not or may not be in compliance with, has or may have any liability under, or is being or may be investigated by any Governmental Entity for violations of, any Anti-Bribery Laws. No Company Party has received any communication, notice, or inquiry, whether formal or informal, from any Person requesting data or information from any Company Party in connection with any potential investigation of such Company Party for violation of any Anti-Bribery Laws. Neither Company, any Company Subsidiary nor any Affiliate thereof, and to the Knowledge of the Company, no agent of the Company, any Company Subsidiary or any Affiliate thereof, has or may have violated, is not or may not be in compliance with, has or may have any liability under, or is being or may be investigated by any Governmental Entity for violations of, any Anti-Bribery Laws.

(c) Without limiting the generality of Section 3.6(a), the Company and the Company Subsidiaries have conducted their export transactions in accordance with applicable provisions of United States and other applicable foreign jurisdiction export control Laws and regulations, including the Export Administration Act and implementing Export Administration Regulations. There are no pending or, to the Knowledge of the Company, threatened legal proceedings or other claims against the Company or any Company Subsidiary with respect to export licenses or other related approvals.

Section 3.7 SEC Filings; Financial Statements. Since September 1, 2008, the Company has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act and the Exchange Act (such documents and any other documents filed by the Company with the SEC, as supplemented, modified or amended since the time of filing and including all schedules, exhibits and other information incorporated by reference therein, are referred to collectively as the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents: (a) did not at the time each such document was filed contain, and in the case of filings made after the date hereof, will not contain, any untrue statement of a material fact or omit, and in the case of filings made after the date hereof, will not omit, to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied, and in the case of filings made after the date hereof, will comply, in each case in all material respects, with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, as in effect on the date each such document was filed. None of the Company Subsidiaries is currently required to file any forms, registration statements, prospectuses, reports or other documents with the SEC by Law or by Contract. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries, including the related notes and schedules included, or incorporated by reference, in the Company SEC Documents (collectively, the “Company Financial Statements”): (i) complied or, in the case of Company Financial Statements filed after the date hereof, will comply, as of their respective dates of filing, in each case in all material respects, with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared or, in the case of Company Financial Statements filed after the date hereof, will be prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (iii) fairly present, or, in the case of Company Financial Statements filed after the date hereof, will fairly present, in each case in all material respects, the consolidated financial position and the consolidated results of operations, cash flows and changes in common stock equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein (except, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act).

Section 3.8 Internal Control and Disclosure Controls; Sarbanes-Oxley Compliance. (a) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company: (a) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that information required to be disclosed by the Company in the reports that they file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management (including the Company’s principal executive and principal financial officers, or persons performing similar functions) as appropriate to allow timely decisions regarding required disclosure and (b) based on its most recent evaluation of internal control prior to the date hereof, has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, except with respect to clause (a) and (b), those failures to design or maintain that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) As of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened involving the Company or any Company Subsidiary, in each case regarding any accounting practices of the Company or any Company Subsidiary.

(c) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 No Undisclosed Liabilities. Except for those liabilities and obligations (a) set forth, reserved against or provided for in the audited consolidated balance sheet of the Company as of August 31, 2011 or in the unaudited consolidated balance sheet of the Company as of May 31, 2012, or in the respective notes thereto, (b) incurred in the ordinary course of business consistent with past practice since August 31, 2011, (c) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Merger, or (d) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is as of the date hereof subject to any liabilities or obligations of any nature, whether accrued, absolute, determined, determinable, fixed or contingent, that would be required to be recorded or reflected on a balance sheet in accordance with GAAP as in effect on the date of this Agreement. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company Financial Statements or the Company SEC Documents.

Section 3.10 Absence of Certain Changes or Events. Since May 31, 2012, through the date of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course since such date and there has not been any Company Material Adverse Effect or any change(s), event(s), state of circumstance(s) or development(s) which have had or would reasonably be expected to have, individually or in the aggregate with all other such change(s), event(s), state of circumstance(s) or development(s), a Company Material Adverse Effect.

Section 3.11 Information Supplied. None of the information to be included or incorporated by reference in the Proxy Statement will, at the date mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Acquiror or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, the rules and regulations thereunder and other applicable Laws, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Acquiror or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 3.12 Employee Benefit Plans. (a) Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. “Company Benefit Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or individual consultant, which are maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any material obligation or liability, contingent or otherwise, including all incentive, bonus, profit sharing, savings, deferred compensation, cafeteria, “voluntary employees’ beneficiary associations” under Section 501(c)(9) of the Code (each a “VEBA”), medical, health, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation, fringe benefit, stock purchase or equity based compensation plans, policies or programs, whether formal or informal and whether or not subject to ERISA.

(b) With respect to each Company Benefit Plan, the Company has delivered to Acquiror correct and complete copies of each of the following documents, as applicable: (i) each Employee Benefit Plan and any amendments thereto (or if the Employee Benefit Plan is not a written agreement, an accurate description thereof); (ii) the current summary plan description and summaries of material modifications thereto, (iii) the related trust, group annuity contract, insurance, or other Contract that provides funding of such Company Benefit Plan, (iv) the prior three years’ Form 5500 filed with the IRS, (v) the most recent statement filed with the DOL pursuant to 29 U.S.C. Section 2520.104-23; (vi) the prior three years’ actuarial reports; (vii) the prior three years’ reports prepared in accordance with Statement of Financial Accounting Standards No. 87; (viii) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; and (ix) all correspondence with any Governmental Entity regarding any alleged violation of law or other matter that remains unresolved with respect to any such Company Benefit Plan.

(c) Except as would not, and would not reasonably be expected to, have a Company Material Adverse Effect: (i) each Company Benefit Plan has been established, administered, and maintained in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, (ii) all premiums required by contract or law to be paid, all benefits, expenses and other amounts due and payable and all contributions, transfers or payments required to be made to or under the terms of any Company Benefit Plan have been timely made, paid or accrued and are reflected in the Company Financial Statements, and (iii) all Company Benefit Plans that are subject to Section 409A of the Code are in compliance, in both form and operation, with the requirements of Section 409A of the Code and the Treasury regulations and guidance thereunder. There are no so-called “rabbi trusts” or “secular trusts” established to satisfy, in whole or in part, the obligations of any Company Benefit Plan.

(d) Except as would not, and would not reasonably be expected to, have a Company Material Adverse Effect: (i) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS covering all applicable Tax law changes, as to its qualified status or may rely upon an opinion letter for a pre-approved plan, all amendments and filings required to maintain the qualified status of any such Company Benefit Plan after initial qualification have been adopted or made on a timely basis and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan under Section 401(a) of the Code, (ii) to the knowledge of the Company, no fact, event or omission has occurred which would reasonably be expected to cause any Company Benefit Plan to lose its qualification to provide tax-favored benefits under the Code (including under, without limitation, Sections 105, 106, 125, 132, 137 or 401(a) of the Code, (iii) to the knowledge of the Company, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption), with respect to any Company Benefit Plan that would reasonably be expected to result in material liability to the Company, (iv) each asset held under any such Company Benefit Plan may be liquidated or terminated without the imposition of any material redemption fee or surrender charge and (v) no suit, administrative proceeding, claim, audit, examination, investigation, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or DOL (other than routine benefits claims), and (vi) neither the Company nor any Company Subsidiary has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any Company Benefit Plan that remains unresolved, and to the knowledge of the Company, no plan defect including, without limitation, any defect that would qualify for correction under any such program, exists.

(e) Section 3.12(e) of the Company Disclosure Letter lists each Company Benefit Plan that provides health or other welfare benefits after retirement or other termination of employment for current, former or future retired or terminated employees, their spouses, or their dependents (other than (i) continuation coverage required under Section 4980B(f) of the Code or other similar applicable Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) benefits provided during any applicable severance period). Each Company Benefit Plan listed on Section 3.12(e) of the Company Disclosure Letter contains language intended to reserve the right of the Company to amend, modify or terminate such plan in any respect, subject to the terms of any applicable collective bargaining agreement.

(f) Section 3.12(f) of the Company Disclosure Letter lists each Company Benefit Plan that is a single-employer pension plan subject to Title IV of ERISA or part 3 of Subtitle A of ERISA or Section 412 of the Code (each, a “Single Employer Plan”). With respect to each Single Employer Plan, (i) the most recent adjusted funding target attainment percentage (within the meaning of Section 436 of the Code or Section 206 of ERISA) of such Company Benefit Plan certified by the plan’s actuary is at least 80%, and is not subject to benefit restrictions or at risk as defined in the Code or ERISA, (ii) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred, (iii) neither the Company nor any Company Subsidiary has failed to satisfy the minimum funding standard within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, or obtained a waiver of any minimum funding standard or any amortization period under Section 412 of the Code or Section 302 of ERISA, (iv) neither the Company nor any ERISA Affiliate is required to provide security under Section 436(f) of the Code, (v) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”) and, to the knowledge of the Company, no facts exist other than changes to applicable law which will materially increase those premiums within three years of the Closing Date, (vi) no filing has been made by the Company or any Company Subsidiary with the PBGC to terminate any Single Employer Plan and no proceeding has been commenced by the PBGC to terminate, or appoint a trustee under Title IV of ERISA to administer, any Single Employer Plan, (vii) no liability has been incurred under Section 4062(e) of ERISA, (viii) the Company has not withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions on or before the date of the Closing to any employee pension benefit plan subject to Section 4064(a) of ERISA to which the Company made contributions at any time during the six years prior to the date of Closing and (ix) on the date of this Agreement no participant or beneficiary under such Single Employer Plan, other than the Robbins & Myers, Inc. Pension Plan for Hourly Employees, is continuing to accrue a benefit under such Single Employer Plan (i.e., such plan is a frozen plan) and after September 30, 2012, no participant or beneficiary under the Robbins & Myers, Inc. Pension Plan for Hourly Employees will continue to accrue a benefit under such plan (i.e., such plan will be a frozen plan).

(g) None of the Company Benefit Plans is a multiemployer pension plan (as defined in Section 3(37) of ERISA). To the knowledge of the Company, neither the Company nor any ERISA Affiliate has contributed to, or ever had an obligation to contribute to, any such multiemployer pension plan.

(h) Section 3.12(h)(1) of the Company Disclosure Letter lists each Company Benefit Plan that provides for the payment (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement, including the Merger (either alone or upon the occurrence of any additional or subsequent event), to any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan that is reasonably expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Neither the Company nor any Company Subsidiary is a party to any Contract that has resulted or could result, separately or in the aggregate, in an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise tax under Section 4999 of the Code that is imposed on such Person or any other Person. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with the occurrence of any additional or subsequent event) is reasonably expected to: (i) entitle any employees of the Company or any Company Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof or (ii) accelerate the time of payment or vesting, result in any payment, delivery or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount of or value of any benefit payable or result in any other material obligation pursuant to any of the Company Benefit Plans. To the knowledge of the Company and subject to the terms of any applicable collective bargaining agreement(s), no communication regarding, or provision of, any Company Benefit Plan other than individual agreements or collective bargaining agreements restricts the Company’s right to merge, amend or terminate any Company Benefit Plan.

(i) To the knowledge of the Company, each Company Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States (a “Foreign Plan”) is, and has been, established, registered, qualified, administered, funded, and invested in compliance in all material respects with the terms thereof and all applicable laws, including Section 409A of the Code, (2) with respect to each Foreign Plan, all required filings and reports have been made in a timely and complete manner with the applicable Governmental Entities; (3) all obligations of the Company and the Company Subsidiaries to or under the Foreign Plans (whether pursuant to the terms thereof or any applicable laws) have been satisfied, and there are no outstanding defaults or violations thereunder by the Company or any Company Subsidiary, (4) full payment has been made in a timely manner of all amounts that are required to be made as contributions, payments or premiums to or in respect of any Foreign Plan under applicable Law, the terms of any Foreign Plan or any agreement relating to a Foreign Plan, (5) no taxes, penalties or fees are due by the Company or any Company Subsidiary with respect to any Foreign Plan and (6) no Foreign Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA (whether or not the Foreign Plan is subject to ERISA).

Section 3.13 Labor and Other Employment Matters. (a) The Company and each Company Subsidiary is, and since January 1, 2010 has been, in compliance in all material respects with: (i) all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, and (ii) all collective bargaining agreements. Neither the Company nor any Company Subsidiary is engaged in, and since January 1, 2010 has not engaged in, any unfair labor practice in any material respect. Section 3.13(a) of the Company Disclosure Letter lists each collective bargaining agreement covering the terms of employment of any employee of the Company or any Company Subsidiary. No labor union or collective bargaining agreement is currently being negotiated by or involves the Company or any Company Subsidiary and there is no material pending or, to the knowledge of the Company, threatened demand for recognition or certification and no representation or certification proceedings or petitions relating to the Company or any Company Subsidiary. There is no material ongoing, and to the knowledge of the Company, no material pending or threatened, work stoppage, slowdown, labor strike, labor dispute, union organizing efforts or requests for representation against the Company or any Company Subsidiary. To the knowledge of the Company, there are no pending or threatened material grievances or arbitration proceedings arising out of or under any labor union or collective bargaining agreement.

(b) Section 3.13(b) of the Company Disclosure Letter sets forth a true and complete list of all (i) severance or employment agreements with directors, officers or employees of the Company or any Company Subsidiary, (ii) severance programs of the Company or any Company Subsidiary with or relating to its employees, and (iii) plans, programs or other agreements of the Company or any Company Subsidiary with its directors, officers or employees which contain change in control provisions, other than any Company Benefit Plan disclosed in Section 3.12(a) of the Company Disclosure Letter.

Section 3.14 Contracts. (a) All Contracts, including material amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and no such Contract has been amended or modified in any material respect, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated and filed Company SEC Document. All such filed Contracts (excluding any redacted portions thereof) shall be deemed to have been made available to Acquiror.

(b) Other than the Contracts referenced in Section 3.14(a), Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Contract to which the Company or any Company Subsidiary is a party and which constitutes: (i) an agreement that limits in any material respect the freedom of the Company or any Company Subsidiary to compete in any line of business or sell, supply or distribute any product or service in any geographic area; (ii) a joint-venture or partnership agreement; (iii) an agreement that involves future expenditures or receipts by the Company or any Company Subsidiary of more than $3,000,000 in any one year period that cannot be terminated on less than 90 days’ notice without material payment or penalty; (iv) an acquisition agreement that contains “earn-out” or other contingent payment obligations that, in the case of contingent payment obligations, could reasonably be expected to result in future payments by the Company or a Company Subsidiary in excess of $3,000,000; (v) an agreement relating to Indebtedness or that grants or evidences a Lien on any material properties or assets of the Company or any Company Subsidiary in excess of $3,000,000 individually; (vi) other than leases, licenses or occupancy agreements in the way of easements or rights of way, a lease or sublease with respect to leased real property that involves annual rental payments in excess of $3,000,000 per year; (vii) a Contract (A) for the sale by the Company or any Company Subsidiary of materials, supplies, goods, services, equipment or other assets, and that involve or would reasonably be expected to involve aggregate payments in any one year to the Company or any Company Subsidiary of $3,000,000 or more, or (B) pursuant to which the Company or any Company Subsidiary received payments of more than $3,000,000 in the fiscal year ending August 31, 2011 or expects to receive payments of more than $3,000,000 in the fiscal year ending August 31, 2012; (viii) a Contract that requires the Company or any Company Subsidiary to purchase its total requirements of any product or service from a Person or that contains “take or pay” provisions, in each case, requiring the payment of an amount in excess of $3,000,000 per year; (ix) a material Contract pursuant to which the Company or any Company Subsidiary has agreed to deal with a Person on an exclusive basis; and (x) a Contract relating to the pending acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $5,000,000.

Each Contract of the type described in Section 3.14(a) or Section 3.14(b) is referred to herein as a “Company Scheduled Contract.”

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Scheduled Contract is a valid and binding obligation of the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, of the other parties thereto, enforceable against the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, against the other parties thereto in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought; (ii) the Company and each Company Subsidiary has, and to the knowledge of the Company, each other party thereto has, performed all respective obligations required to be performed by it under the Company Scheduled Contracts and is not (with or without notice or lapse of time, or both) in breach thereunder; and (iii) neither of the Company nor any Company Subsidiary has any knowledge of, or has received written notice of, any violation or default by it under any Company Scheduled Contract to which it is a party or by which it or any of its properties or assets is bound or affected.

Section 3.15 Litigation. As of the date hereof, there is no suit, claim, action, investigation, arbitration or proceeding to which the Company or any Company Subsidiary is a party or with respect to which any of their respective property is affected, as the case may be, pending or, to the knowledge of the Company, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Properties. (a) The Company and each Company Subsidiary has good and valid title to, or valid leasehold interests in, all their respective properties and assets (“Properties”), except in respects that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All such properties and assets, other than properties and assets in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens other than Permitted Liens. This Section 3.16 does not relate to Intellectual Property Rights, which are the subject of Section 3.18.

(b) The Company and each of the Company Subsidiaries has complied with the terms of all leases to which it is a party, and all leases to which the Company or any Company Subsidiary is a party and under which it is in possession are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.17 Environmental Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and each Company Subsidiary are and, for the past five years have been, operating in compliance with applicable Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Environmental Permits required under applicable Environmental Laws for the operation of the business of the Company and each Company Subsidiary All such Environmental Permits are final, valid and in full force and effect, and where necessary, a renewal application has been timely filed. No action is pending, or to the knowledge of the Company threatened, to revoke, suspend, or modify any such Environmental Permits.

(ii) Neither the Company nor any Company Subsidiary has (A) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or Released any Hazardous Substances, except in compliance with Environmental Laws, at any Property, (B) transported or arranged for the transportation, treatment, storage, or disposal of any Hazardous Substances off-site in connection with their ownership, use, operation or maintenance of the business or the Property in a manner that may lead to claims against Acquiror or Merger Sub for clean-up costs, remedial work, damages to natural resources or for personal or property damage injury claims, or (C) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any Liability or obligation under any Environmental Law or common law.

(iii) Since August 31, 2007, none of the Company or any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law.

(iv) None or the Company or any Company Subsidiary is operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law or any Law regarding health or safety in the work place. In addition, since August 31, 2007, none of the Company or any Company Subsidiary has entered into any consent decree or is subject to any judgment relating to compliance with Environmental Laws the subject matter of which, in either such case, has not been resolved.

(v) There are no encumbrances, deed restrictions, or notices in favor of any Governmental Entity on any of the Property for (i) as a result of any Release of Hazardous Substances, (ii) any liability under Environmental Laws or (iii) damages arising from or costs incurred by such Governmental Entity in response to a Release of Hazardous Substances arising under or pursuant to any Environmental Laws, and none of the Company or any Company Subsidiary is required to place any notice or restriction relating to the presence of Hazardous Substances at any of the Properties.

(vi) To the Knowledge of the Company, there are no Environmental Remediation Costs that are required by Law to be expended relating to the operation of the business or addressing any

Releases on, at, or under the Properties for which any payment or accrual on the Company’s financial statements will be required.

(b) The Company and each Company Subsidiary has provided Acquiror with copies of reports in their possession prepared at any time since August 31, 2002 reflecting the Environmental Conditions of the soil, surface water, groundwater and sediments on or underlying the Properties, and any violations of Environmental Law known to them that have not been remedied.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.17 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Hazardous Substances, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of human health and worker safety.

Section 3.18 Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No actions, suits or other proceedings are pending or, to the knowledge of the Company, threatened alleging that the Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property owned by the Company or any of the Company Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.19 Tax Matters. (a) The Company and each Company Subsidiary have: (i) timely filed with the appropriate taxing authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and accurate, and (ii) timely paid all material Taxes payable (including Taxes that the Company or any Company Subsidiary are or were required to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party), by or with respect to the Company or a Company Subsidiary (whether or not shown as due on any Tax Return) except in each case of clause (i) or (ii) with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, are reflected in the Company Financial Statements and which are disclosed in the Company Disclosure Letter;

(b) (i) Neither the Company nor any Company Subsidiary is currently subject to an audit or similar proceeding with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary; (ii) to the knowledge of the Company, there are no audits or other similar proceedings pending with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary; (iii) neither the Company nor any Company Subsidiary is presently contesting any material Tax liability; and (iv) neither the Company nor any Company Subsidiary has waived in writing any statute of limitations or is operating under an extension of a statute of limitations with respect to a material amount of Taxes for any tax year for which the statute of limitations is open.

(c) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary other than Liens for current Taxes not yet due and payable and Liens for Taxes being contested in good faith by appropriate proceedings which are reflected in the Company Financial Statements.

(d) Neither the Company nor any Company Subsidiary constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a transaction that was intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(e) Neither the Company nor any Company Subsidiary is a party to any Contract that has resulted or could result, separately or in the aggregate, (i) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law), or (iii) an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise tax under Section 4999 of the Code that is imposed on such Person or any other Person.

(f) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in a method of accounting for a Tax period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) election under Section 108(i) of the Code.

(g) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation or sharing agreement, Tax indemnity agreement or any similar agreement relating to Taxes. Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated, consolidated, combined, unitary or aggregate group for Tax purposes (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign law), as transferee or successor, by contract, or otherwise.

(h) Neither the Company nor any Company Subsidiary has participated in, is currently participating in or has liability for the payment of any Tax resulting from a Person’s participation in a “reportable transaction” within the meaning of in Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b).

Section 3.20 Opinion of Financial Advisor. The Company Board has received the written opinion of Citigroup Global Markets, Inc., the Company Board’s financial advisor, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Shares.

Section 3.21 Required Vote. The affirmative vote of the holders of two-thirds of all outstanding Company Common Shares entitled to vote at the Company Shareholder Meeting is the only vote required of the holders of any class or series of capital stock or other Equity Interests of the Company or any Company Subsidiary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger (the “Company Shareholder Approval”).

Section 3.22 Brokers. Except for the Company’s obligations to Citigroup Global Markets, Inc., the Company’s financial advisor, which has been engaged on terms disclosed to Acquiror, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, has incurred, on behalf of the Company or any Company Subsidiary, any obligation to pay any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement.

Section 3.23 Takeover Laws. No “moratorium,” “control share acquisition,” “fair price,” “business combination” or other anti-takeover Law (including, without limitation, Chapter 1704 of the OGCL) or anti-takeover provision of the Company Articles or Company Regulations is applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in, or qualified by any matter set forth in, the disclosure letter delivered by Acquiror and Merger Sub to the Company prior to the execution of this Agreement (it being agreed that disclosure of any item in any section or subsection of such disclosure letter shall also be deemed to be disclosed with respect to any other section or subsection to which the relevance of such item is reasonably apparent from the face of such disclosure letter) (the “Acquiror Disclosure Letter”), Acquiror and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification. (a) Each of Acquiror and Merger Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Acquiror and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Acquiror has made available to the Company true and complete copies of the certificate or articles of incorporation and bylaws or regulations, or equivalent organizational or governing documents, of each of Acquiror and Merger Sub, each as in effect as of the date hereof. Neither Acquiror nor Merger Sub is in material violation of any provision of its certificate or articles of incorporation or by-laws or regulations (or equivalent organizational document).

Section 4.2 Authority. Each of Acquiror and Merger Sub has the requisite corporate or other legal entity, as the case may be, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to any regulatory approvals referenced in Section 4.4. The execution and delivery of this Agreement by each of Acquiror and Merger Sub, and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite corporate or other legal entity, as the case may be, action on the part of Acquiror and Merger Sub and no other corporate or other legal entity, as the case may be, proceedings on the part of Acquiror or Merger Sub, and no shareholder or other equity holder votes, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, except that: (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Acquiror or Merger Sub or the consummation by Acquiror or Merger Sub of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate or articles of incorporation or bylaws or regulations, or any equivalent organizational or governing documents, of Acquiror or Merger Sub; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Acquiror, Merger Sub or any other Acquiror Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Acquiror, Merger Sub or any other Acquiror Subsidiary pursuant to, any Contract or permit to which Acquiror, Merger Sub or any other Acquiror Subsidiary is a party or by which they or any of their respective properties or assets are bound, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration or qualification with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the OGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with the applicable requirements of the Exchange Act, and (d) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.5 Information Supplied. None of the information to be supplied by Acquiror and Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Litigation. As of the date hereof, there is no suit, claim, action, investigation, arbitration or proceeding to which Acquiror, Merger Sub or any other Acquiror Subsidiary is a party or with respect to which any of their respective property is affected, as the case may be, pending or, to the knowledge of Acquiror, threatened that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or challenges the validity or propriety of the Merger. None of Acquiror, Merger Sub or any other Acquiror Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.7 Ownership of Company Capital Shares. None of Acquiror or any of Acquiror’s direct or indirect Subsidiaries owns, beneficially or of record, any Shares or any other securities convertible into or exchangeable or exercisable for, Company Common Shares or any other equity interests of the Company or the Company Subsidiaries.

Section 4.8 Funds Available. Acquiror and Merger Sub at the Closing will have sufficient funds to consummate the Merger and the other transactions contemplated hereby, including payment in full of the Aggregate Merger Consideration and payments in respect of Company Equity Awards pursuant to Section  2.4 and all fees, costs and expenses in connection with the transactions contemplated hereby.

Section 4.9 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Acquiror. Except for obligations or liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not, and prior to the Effective Time will not have, incurred, directly or indirectly through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.10 Management Agreements. As of the date hereof, none of Acquiror, Merger Sub or any of their respective executive officers or directors, has entered into any agreement, arrangement or understanding with any of the executive officers or directors of the Company or any of its Subsidiaries that is currently in effect or would or is expected to become effective in the future (upon consummation of the Merger or otherwise) and that, if effective at the date hereof, would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

Section 4.11 Brokers. As of the date hereof, none of Acquiror, Merger Sub or any other Acquiror Subsidiary, nor any of their respective shareholders, members, directors, officers, employees or affiliates, has incurred or will incur on behalf of Acquiror, Merger Sub or any other Acquiror Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Pending the Closing. (a) Between the date of this Agreement and the Effective Time, except as set forth in Section 5.1(a) of the Company Disclosure Letter, as contemplated by any other provision of this Agreement, or as required by applicable Law, by a Governmental Entity of competent jurisdiction or by the rules or requirements of the New York Stock Exchange, unless Acquiror shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company shall and shall cause each Company Subsidiary to: (a) conduct its operations only in the ordinary course of business, (b) comply in all material respects with all Laws, orders and permits applicable to them, and (c) use commercially reasonable efforts to preserve substantially intact its business organization and maintain satisfactory relationships with third parties and Governmental Entities having significant business dealings with it and to keep available the services of its key officers and employees. Without limiting the foregoing, except as set forth in Section 5.1(a) of the Company Disclosure Letter, as contemplated by any other provision of this Agreement or as required by applicable Law, by a Governmental Entity of competent jurisdiction or by the rules and requirements of the New York Stock Exchange, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) amend its articles of incorporation, regulations or equivalent organizational documents;

(ii) issue or authorize the issuance, pledge, transfer, subject to any Lien, sell or otherwise encumber or dispose of, any Equity Interests in the Company or any Company Subsidiary, or

securities convertible into, or exchangeable or exercisable for, any such Equity Interests, or any rights of any kind to acquire any such Equity Interests or such convertible or exchangeable securities, other than (A) the issuance of Shares upon the exercise of Company Options outstanding on the date of this Agreement, and the vesting or settlement of Other Equity-Based Awards outstanding or as of the close of business on the date of this Agreement, in accordance with their terms, and (B) the issuance of Equity Interests in a wholly-owned Company Subsidiary to the Company or another Company Subsidiary;

(iii) sell, pledge, dispose of, transfer, lease, license or encumber any material property or assets of the Company or any Company Subsidiary, except pursuant to existing Company Scheduled Contracts and except for: (x) dispositions of obsolete equipment or assets, in each case, in the ordinary course of business consistent with past practice, or (y) dispositions in amounts not to exceed $10,000,000 individually or $15,000,000 in the aggregate;

(iv) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than (A) regular quarterly cash dividends paid by the Company at the times and in the manner paid in the past by the Company and in an amount per share of Company Common Stock not more than $0.05 for quarterly dividends paid for periods commencing prior to August 31, 2012, and not more than $0.055 for quarterly dividends paid for periods commencing after that date, (B) dividends paid by a Company Subsidiary to its owners on a pro rata basis or (C) dividend equivalent rights on Other Equity-Based Awards payable by the Company pursuant to the Company Equity Plans), enter into any agreement with respect to the voting or registration of its Equity Interests or reduce its authorized capital;

(v) other than (A) in the case of wholly-owned Company Subsidiaries, or (B) in the case of cashless exercises of Company Options, or Tax withholdings on the vesting or payment of Restricted Shares and Other Equity-Based Awards, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vi) merge or consolidate the Company or any Company Subsidiary with any Person (other than the merger of a wholly-owned Company Subsidiary into the Company or another wholly-owned Subsidiary) or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the liquidation or dissolution of a wholly-owned Company Subsidiary into the Company or another wholly-owned Company Subsidiary);

(vii) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person or any assets, other than acquisitions of assets in the ordinary course of business;

(viii) incur any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except: (A) in connection with refinancings of existing Indebtedness for borrowed money as such Indebtedness matures upon market terms and conditions, so long as the amount of Indebtedness following such refinancing shall not exceed the amount of Indebtedness immediately prior to the refinancing, or (B) for borrowings in the ordinary course of business pursuant to credit facilities existing as of the date of this Agreement;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Company Subsidiary) other than as set forth in the Company’s Capital Expenditures Budget;

(x) except to the extent required by Law (including to avoid the imposition of penalty taxes under Section 409A of the Code) or the existing terms of any Company Benefit Plan: (A) other than in the ordinary course after September 30, 2012 (in an amount not to exceed 3.5% on the average), increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant any rights to severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, executive officer or employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance or other plan or agreement for the benefit of any director, executive officer or employee; or (C) other than in connection with the consummation of the Merger, take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(xi) (A) make or change any material Tax election, (B) settle or compromise any material liability for Taxes, or (C) file any material amendment to Tax Returns, in each case in a manner which is: (x) not in the ordinary course of business, (y) inconsistent with the past practices of any of the Company or any Company Subsidiary, as applicable, with respect to the treatment of items on such Tax Returns, or (z) inconsistent with any amount reflected on the Company Financial Statements pursuant to FIN 48 (FASB 740-10);

(xii) make any material change in accounting policies or procedures, other than as required by GAAP;

(xiii) make or commit to make any capital expenditures, that in the aggregate exceed the Company’s Capital Expenditures Budget; provided, however, that notwithstanding the foregoing, the Company and any Company Subsidiary shall be permitted to make emergency capital expenditures in any amount (A) required by a Governmental Entity or (B) that the Company reasonably determines is required in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident or natural disaster or other force majeure event;

(xiv) enter into, terminate early, amend or modify in any material respect a Company Scheduled Contract, other than in the ordinary course of business;

(xv) institute, settle, or agree to settle any litigation, investigation, proceeding, or other claim pending or threatened before any arbitrator, court or other Governmental Entity in any manner involving the payment of an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(xvi) except for transactions between (A) the Company and wholly-owned Company Subsidiaries or (B) among wholly-owned Company Subsidiaries, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness, other than (w) at or within 120 days of stated maturity, (x) pursuant to any required amortization payments and mandatory prepayments or (y) in connection with refinancings permitted by clause (viii) above;

(xvii) enter into or initiate any Tax planning or structuring project relating to the Company or any Company Subsidiary; or

(xviii) authorize or enter into any Contract to do any of the foregoing.

Acquiror will, promptly following the date hereof, designate two individuals from either of whom the Company may seek approval to undertake any actions not permitted to be taken under this Section 5.1(a), and will ensure that such persons will respond, on behalf of Acquiror, to the Company’s requests in an expeditious manner but in any event no later than two Business Days after the Company’s request.

(b) Nothing contained in this Agreement is intended to give Acquiror or Merger Sub, directly or indirectly, the right to control or direct the operations of this Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of the Company Subsidiaries.

Section 5.2 Preparation of the Proxy Statement; Shareholder Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC to solicit proxies for the Company Shareholder Approval. Subject to Section 5.4, the Proxy Statement shall include the Company Board Recommendation. Acquiror shall cooperate with the Company in the preparation and filing of the Proxy Statement, and shall furnish all information concerning it that is necessary in connection with the preparation of the Proxy Statement and is requested by the Company. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s common shareholders, in each case as promptly as reasonably practicable after the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Prior to filing or mailing the Proxy Statement or filing any other required documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Acquiror with an opportunity to review and comment on such document or response and shall give good faith consideration to any comments made by Acquiror and its counsel. The Company shall notify Acquiror promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Acquiror with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the transactions contemplated by this Agreement.

(b) If, at any time prior to obtaining the Company Shareholder Approval, any information relating to the Company or Acquiror, or any of their respective affiliates, officers or directors, is discovered by the Company or Acquiror that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the common shareholders of the Company. The Proxy Statement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Law, including the regulations and requirements of the New York Stock Exchange.

(c) The Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s common shareholders in accordance with Section 5.2(a), duly call, give notice of, convene and hold the Company Shareholder Meeting. Notwithstanding the foregoing sentence, if on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares to constitute a quorum and to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Shareholder Meeting; provided, that the Company Shareholder Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Company Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). At the Company Shareholder Meeting, unless there shall have been a Change of Recommendation in accordance with Section 5.4, the Company Board shall recommend that the Company’s shareholders adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger (the “Company Board Recommendation”), and the Company shall, unless there has been a Change of Recommendation, use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and to take all other action necessary or advisable to secure the Company Shareholder Approval.

Section 5.3 Access to Information; Confidentiality. (a) From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Company Representatives”) to: (i) provide to Acquiror and Merger Sub and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents, and other representatives (collectively, the “Acquiror Representatives”) reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, auditors, properties, offices and other facilities of the Company and the Company Subsidiaries and to their books and records; (ii) furnish promptly information concerning the business, properties, contracts, assets and liabilities of the Company and Company Subsidiaries as Acquiror or the Acquiror Representatives reasonably may request; and (iii) to the extent permitted by Law, furnish promptly each report, schedule and other document filed or received by the Company or any of the Company Subsidiaries pursuant to the requirements of federal or state securities or regulatory Laws or filed with or sent to the SEC, the U.S. Department of Justice, the Federal Trade Commission or any other Governmental Entity; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (A) result in the loss of attorney-client privilege; (B) violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is a party; or (C) breach, contravene or violate any applicable Law (including the HSR Act or any other antitrust or competition Law) (provided that the Company shall use its reasonable best efforts to (a) allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege with respect to clause (A) of this proviso, (b) obtain the required consent of such third party to provide access to or disclosure such information with respect to clause (B) of this proviso, or (c) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Acquiror and the Company with respect to clauses (A), (B) or (C) of this proviso); it being understood and agreed that the Company shall advise Acquiror in such circumstances that it is unable to comply with Acquiror’s reasonable requests for information as a result of attorney-client privilege, Contract obligations or applicable Law and the Company shall use its reasonable best efforts to generally describe the information being withheld. No review pursuant to this Section 5.3 shall have any effect for the purpose of determining the accuracy of any representation or warranty given by any of the parties hereto to any of the other parties hereto.

(b) With respect to the information disclosed pursuant to Section 5.3(a), Acquiror shall comply with all of its obligations under the Confidentiality Agreement dated March  12, 2012 among the Company and Acquiror (the “Confidentiality Agreement”).

Section 5.4 No Solicitation of Transactions; Change of Recommendation. (a) From and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause the Company Subsidiaries not to, and shall not authorize or permit any of its officers, directors, or employees to, and shall instruct the Company Representatives not to on behalf of the Company, directly or indirectly: (i) initiate or knowingly solicit, encourage or facilitate the submission of any Acquisition Proposal, or (ii) respond to any inquiries regarding, participate in any discussions or negotiations with any person, or furnish to any person any nonpublic information, with respect to an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a), if, at any time following the date of this Agreement and prior to the Company obtaining the Company Shareholder Approval: (i) the Company receives a bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 5.4, and (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal or that failure to take the actions described below in clauses (A) and (B) would be inconsistent with the Company Board’s fiduciary duties, then the Company may (and may authorize and permit its Affiliates and Company Representatives to), subject to providing prior notice to Acquiror as provided in Section 5.4(c) of its decision to take any such action: (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal and its representatives and financing sources, and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its representatives regarding such Acquisition Proposal; provided, however, that the Company: (x) shall not, shall not allow the Company Subsidiaries to, shall not permit or authorize the directors and officers of the Company to, and shall instruct the Company Representatives not to, disclose any nonpublic information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person, and (y) shall, as promptly as reasonably practicable, provide to Acquiror any material information concerning the Company or the Company Subsidiaries provided or made available to such other Person (or its representatives) which was not previously provided or made available to Acquiror.

(c) The Company shall, as promptly as reasonably practicable, notify Acquiror in writing if the Company receives a written Acquisition Proposal (including the material terms and conditions of such Acquisition Proposal and the identity of the third party who has made the proposal) or any inquiry that would reasonably be expected to lead to an Acquisition Proposal. The Company shall: (i) keep Acquiror informed, in all material respects, on a reasonably prompt basis, of the status, and details of any such Acquisition Proposal (including any change to the material terms and conditions), and (ii) provide to Acquiror, as soon as reasonably practicable after receipt, copies of all correspondence and other written material (including draft agreements) relating to the material terms and conditions of such Acquisition Proposal provided by the Person making such Acquisition Proposal (or its representatives).

(d) Except as set forth in Section 5.4(e), neither the Company Board nor any committee of the Company Board shall: (i) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal or take any action, fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Shares within 10 Business Days after the commencement of such offer, or make any public announcement inconsistent with the Company Board Recommendation, (ii) fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Acquiror, or publicly propose to withdraw or modify, in a manner adverse to Acquiror, the Company Board Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification), (any action set forth in the foregoing clauses (i) or (ii) is referred to as a “Change of Recommendation”), (iii) allow or cause the Company or any Company Subsidiary to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to any Acquisition Proposal (which, for the avoidance of doubt, would not include an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate, delay or fail to consummate the Merger, or (iv) take any action pursuant to which any Person (other than Acquiror, Merger Sub or their respective Affiliates) or Acquisition Proposal would become exempt from or not otherwise subject to any take-over statute provision relating to Acquisition Proposals.

(e) Notwithstanding anything to the contrary contained in Section 5.4(d), at any time prior to obtaining the Company Shareholder Approval and so long as the Company is in compliance with this Section 5.4, the Company Board may make a Change of Recommendation if: (A) the Company receives an Acquisition Proposal which the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal and such Acquisition Proposal is not withdrawn, or (B) there occurs any fact, change, event, circumstance, occurrence, effect or development that affects or would reasonably be expected to affect the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole that: (i) is material, individually or in the aggregate, with any other such fact, change, event, circumstance, occurrence, effect or development, (ii) does not involve or relate to an Acquisition Proposal, and (iii) is not known to the Company Board as of the date of this Agreement and becomes known to the Company Board after the date of this Agreement and prior to the date of the Company Shareholder Approval (a “Material Change”), and the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that, given the Material Change, the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board may not make a Change of Recommendation unless: (x) the Company has provided prior written notice to Acquiror that the Company Board intends to effect a Change of Recommendation (a “Notice of Change of Recommendation”), which notice shall specify the reasons therefor and, in the case of a Superior Proposal, include the material terms and conditions of such Superior Proposal and a copy of the most current draft of any written agreement relating to the Superior Proposal, (y) the Company has negotiated in good faith with Acquiror with respect to any material changes to the terms of this Agreement proposed by Acquiror for at least three Business Days following receipt by Acquiror of such Notice of Change of Recommendation (it being understood and agreed that, in the case of a Superior Proposal, if Acquiror has committed to any material changes to the terms of this Agreement and there has been any subsequent amendment to any material term of such Superior Proposal, the Company Board shall provide a new Notice of Change of Recommendation and an additional three Business Days from the date of such notice prior to making a Change of Recommendation), and (z) taking into account any changes to the terms of this Agreement committed to by Acquiror to the Company, the Company Board has determined in good faith, after consultation with its financial advisors and outside counsel, that in the case of a Superior Proposal, such Superior Proposal continues to meet the definition of the term “Superior Proposal” or, in the case of a Material Change, the failure by the Company Board to make a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law. Nothing in this Section 5.4(e) shall in any way limit or otherwise affect the Company’s right to terminate this Agreement under Section 7.1(f) or Acquiror’s right to terminate this Agreement under Section 7.1(e).

(f) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Company Shareholder Approval and so long as the Company is in compliance with this Section 5.4, if the Company receives an Acquisition Proposal which the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal and such Acquisition Proposal has not been withdrawn, the Company may terminate this Agreement pursuant to Section 7.1(f) to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 5.4(f), and any purported termination pursuant to this Section 5.4(f) shall be void, unless: (i) concurrently with such termination the Company pays (or causes a third party to pay) the Company Termination Fee payable pursuant to Section 7.2(b)(i), (ii) the Company has provided prior written notice to Acquiror that the Company intends to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal (a “Notice of Superior Proposal”), which notice shall specify the material terms and conditions of such Superior Proposal, attach a copy of the definitive agreement proposed to be entered into with respect to such Superior Proposal, and identify the third party who has made the Acquisition Proposal, (iii) the Company has negotiated in good faith with Acquiror with respect to any changes to the terms of this Agreement committed to by Acquiror for at least three Business Days following receipt by Acquiror of such Notice of Superior Proposal (it being understood and agreed that if Acquiror has committed to any material change to the terms of this Agreement and there has been any subsequent amendment to any material term of such Superior Proposal, the Company Board shall provide a new Notice of Superior Proposal and an additional three Business Day period from the date of such notice), and (iv) taking into account any changes to the terms of this Agreement committed to by Acquiror to the Company, the Company Board has determined in good faith, after consultation with its financial advisors and outside counsel, that such Superior Proposal continues to meet the definition of the term “Superior Proposal.”

(g) Nothing contained in this Section 5.4 shall prohibit the Company Board from: (i) disclosing to the shareholders of the Company a position as contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) making any disclosure to the shareholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the shareholders of the Company or is required by Law (for the avoidance of doubt, the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Recommendation).

Section 5.5 Appropriate Action; Consents; Filings. (a) The Company and Acquiror shall use reasonable efforts to: (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Acquiror or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act and in any other Company Required Governmental Approvals), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) cause the satisfaction of all conditions set forth in Article VI, (iv) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby and (vi) as promptly as practicable, and in any event within 60 days after the date hereof, make or cause to be made all necessary applications and filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under or with respect to the Company Required Governmental Approvals and any other applicable Law; provided, that the Company and Acquiror shall cooperate with each other in connection with determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the Merger and seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Acquiror shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Neither the Company nor Acquiror shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned. None of Acquiror, any Subsidiary of Acquiror or the Company shall acquire or make any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to materially delay the satisfaction of the conditions contained in Article VI or materially adversely affect the consummation of the Merger. Acquiror shall use reasonable efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition or trade regulation Law or any other Law applicable to the Company, any Company Subsidiary or the Merger that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Effective Time and the Closing, respectively, to occur as promptly as practicable (and in any event, no later than the Extended Outside Date); provided, however, that Acquiror shall not be required to take any action which may have an adverse material effect on the value or economics (other than the costs and time associated with the exercise of reasonable efforts required by this Section 5.5(a), including responding to requests for additional information by Governmental Authorities) of the transaction for Acquiror.

(b) The Company and Acquiror shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents: (i) necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement or (ii) disclosed in the Company Disclosure Letter or the Acquiror Disclosure Letter, as applicable; provided, however that the Company and Acquiror shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Scheduled Contracts in connection with consummation of the Merger and in seeking any such actions, consents, approvals or waivers. In the event that either party fails to obtain any third party consent described in this Section 5.5(b), such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Acquiror, their respective Subsidiaries and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, as applicable, from the failure to obtain such consent.

(c) Without limiting the generality of anything contained in this Section 5.5, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party shall consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party shall permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

Section 5.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly after obtaining knowledge thereof, notify the other party hereto of: (a) the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; (b) the failure of the Company, Acquiror or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; (c) any material actions, suits, claims or proceedings with respect to the transactions contemplated by this

Agreement commenced against the Company, any Company Subsidiary or Acquiror, as the case may be (and the Company shall give Acquiror the opportunity to participate in the defense and settlement of any shareholder litigation against the Company or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Acquiror’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned)); and (d) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.7 Public Announcement. Except with respect to any Change of Recommendation made in accordance with the terms of this Agreement, the Company and Acquiror shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party reasonably may conclude may be required by applicable Law, court process or by any listing agreement with any national securities exchange or national securities quotation system. The Company and Acquiror Sub shall issue a mutually agreeable joint press release announcing the execution and delivery of this Agreement.

Section 5.8 Employee Benefit Matters.

(a) Following the Closing Date, Acquiror shall cause the Company, the Company Subsidiaries or another affiliate of Acquiror to provide the individuals who are employees of the Company and the Company Subsidiaries immediately prior to the Closing (the “Employees”) with compensation and benefits that are substantially similar to the compensation and benefits provided to employees of Acquiror who perform comparable services for Acquiror or its affiliates.

(b) Following the Closing, Acquiror, the Company and the Company Subsidiaries and/or their successors shall retain or, as applicable, assume sponsorship of, and responsibility for all Company Benefit Plans and any and all liability related to the Company Benefit Plans.

(c) Following the Closing, with respect to each employee benefit plan, practice or policy of the Company, the Company Subsidiaries, Acquiror or any of its affiliates, each Employee shall be given credit under such plan, practice or policy for all service prior to the Closing Date with the Company, the Company Subsidiaries or any predecessor employer (to the extent such credit was given by the Company, a Subsidiary or any predecessor employer under a comparable plan or, if there is no such comparable plan, the Robbins & Myers, Inc. Cash Balance Plan), for all purposes for which such service is either taken into account or recognized; provided, however, such service shall not be credited (i) with respect to the determination of accrued benefits under any defined benefit pension plan maintained by Acquiror or its ERISA Affiliates on or after the Closing Date, or (ii) to the extent it would result in a duplication of benefits.

(d) Following the Closing, to the extent an Employee is transitioned from a Company Benefit Plan that is a group health plan to a group health plan of Acquiror or its affiliates (the “Acquiror Welfare Plans”), Acquiror shall cause the Employee to be granted credit under Acquiror Welfare Plans, for the year during which the Closing occurs, against the deductibles, co-payment limits and out-of-pocket limits of the Acquiror Welfare Plans for the covered expenses already incurred by the Employee during such year under the comparable Company Benefit Plan in which the Employee participated at the Closing Date.

(e) The parties intend that matters, issues or liabilities relating to, arising out of, or resulting from non-U.S. Plans and non-U.S. related employment matters be handled in a manner that is consistent with comparable U.S. matters, issues or liabilities as reflected in this Agreement (to the extent permitted by applicable Law).

(f) No person is an intended third party beneficiary of this Section 5.8 and no person, other than Acquiror and the Company, has any rights or remedies under this Section 5.8.

(g) Nothing herein shall be deemed or construed to prevent, restrict, or limit Acquiror, the Company and the Company Subsidiaries following the Closing from modifying or terminating its pension or other benefit plans, programs or policies from time to time as it may deem appropriate, subject only to compliance with the express provisions of this Section 5.8 for the benefit of the Company and the Employees.

Section 5.9 Takeover Laws. If any “moratorium,” “control share acquisition,” “fair price,” “business combination” or other anti-takeover Law becomes, or is deemed to be, applicable to the Merger, including the acquisition of Shares pursuant thereto, or any other transaction contemplated by this Agreement, then the Company Board or the Acquiror Board, as applicable, shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

Section 5.10 Indemnification of Directors and Officers. (a) For a period beginning at the Effective Time and ending on the sixth anniversary of the Effective Time, Acquiror and the Surviving Corporation shall indemnify, defend and hold all past and present directors, officers, employees and agents of the Company or any Company Subsidiary (an “Indemnified Person”) harmless to the same extent such Persons are indemnified as of the date of this Agreement by the Company or any Company Subsidiary pursuant to applicable Law, the Company Articles, the Company Regulations, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Company Subsidiary, and indemnification agreements, if any, in existence on the date of this Agreement with any Indemnified Person, arising out of acts or omissions in their capacity as directors, officers, employees or agents of the Company or any Company Subsidiary occurring at or prior to the Effective Time; provided, however, that Acquiror and the Surviving Corporation shall indemnify and hold such Indemnified Persons harmless to the fullest extent permitted by applicable Law for acts or omissions occurring in connection with the approval, execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement. Acquiror and the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.10(a) in accordance with the procedures set forth in the Company Articles, the Company Regulations, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, and indemnification agreements, if any, in existence on the date of this Agreement, including any expenses incurred in enforcing such Person’s rights under this Section 5.10, regardless of whether indemnification with respect to or advancement of such expenses is authorized under the Company Articles, the Company Regulations, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, or such indemnification agreements; provided, however, that the Indemnified Persons to whom expenses are advanced undertakes to repay such advanced expenses to Acquiror and the Surviving Corporation if it is ultimately determined that such Indemnified Person is not entitled to indemnification pursuant to this Section 5.10(a). Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person with respect to matters subject to indemnification under this Section 5.10 on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.10(a) shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b) For not less than six years from and after the Effective Time, the articles of incorporation and regulations of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company and the Company Subsidiaries for periods at or prior to the Effective Time than are currently set forth in the Company Articles and the Company Regulations. The indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(c) For the benefit of the Company’s directors and officers, on or prior to the Effective Time, the Company may, and after the Effective Time the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies of which have been previously provided to Acquiror), provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Section 5.10(c) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Acquiror will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium. Acquiror shall cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor the obligations thereunder, for a period of not less than six years from and after the Effective Time.

(d) In the event Acquiror or the Surviving Corporation: (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.10.

(e) The obligations under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the consent of such Indemnified Person, and each shall be an express third party beneficiary of this Section 5.10.

Section 5.11 Agreements Concerning Merger Sub. Acquiror hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and shall take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Acquiror has delivered to the Company evidence of its vote or action by written consent adopting this Agreement, as sole shareholder of Merger Sub, in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub. During the period from the date of this Agreement through the Effective Time, Merger Sub shall not, and Acquiror shall not permit Merger Sub to, engage in any activity of any nature except as provided in or expressly contemplated by this Agreement.

Section 5.12 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors of the Company Board, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is subject to Section 16 of the Exchange Act (“Section 16”) of Shares or other Equity

Interests in the Company (including Company Options, Restricted Shares and Other Equity-Based Awards) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 5.13 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement (other than Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the holder of record of the Shares with respect to which such payment is made) shall be borne and paid by either Merger Sub or the Surviving Corporation (regardless of the Person liable for such Taxes under applicable Law) and the Company shall cooperate with Merger Sub, the Surviving Corporation and Acquiror in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 5.14 Ownership of Company Stock. Prior to the Effective Time, none of Acquiror, Merger Sub or any other Acquiror Subsidiary or any Affiliate of any of the foregoing shall acquire, directly or indirectly, beneficially or of record, any Shares or any other securities convertible into or exchangeable or exercisable for, Company Common Shares or any other equity interests of the Company or the Company Subsidiaries.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver by a joint action of the parties hereto at or prior to the Effective Time of each of the following conditions:

(a) Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b) No Injunction. No federal or state court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling or Law (whether temporary, preliminary or permanent), in any case which is in effect and which has the effect of making the Merger illegal or otherwise prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.2 or Section 5.5 shall have been the cause of, or shall have resulted in, such order, decree, judgment, injunction or other ruling.

(c) Governmental Approvals. The Company Required Governmental Approvals shall have been obtained (including the expiration or termination of any applicable waiting period, together with any extensions thereof, under the HSR Act) at or prior to the Effective Time, and such approvals shall have been Final Orders. For purposes of this Section 6.1(c), a “Final Order” means an action by the relevant Governmental Entity that is legally effective as of the Effective Time and has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired (a “Final Order Waiting Period”), and as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied.

Section 6.2 Additional Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Acquiror at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), the first two sentences of 3.2(c), 3.2(d), 3.2(e), 3.2(f), 3.3, 3.11, 3.21 and 3.22), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.2(a)(i) shall be deemed to be satisfied so long as any failures of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), the first two sentences of 3.2(c), 3.2(d), 3.2(e), 3.2(f), 3.11, 3.21 and 3.22 shall be true and correct in all respects (except for de minimis inaccuracies) and Section 3.3 shall be true and correct in all respects, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date). Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company as to the satisfaction of the condition in this Section 6.2(a).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company as to the satisfaction of the condition in this Section 6.2(b).

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any fact, change, event, circumstance, occurrence, effect or development that, individually or in the aggregate has had, or would reasonably be expected to result in, a Company Material Adverse Effect.

(d) Other Consents. Each consent, waiver and approval set forth on Section 6.2(d) of the Company Disclosure Letter shall have been obtained and the Company shall have provided Acquiror with copies thereof.

(e) Dissenters’ Rights. The aggregate number of Company Common Shares as to which the holders have validly made, and not withdrawn, a demand for payment pursuant to Section 1701.85 of the OGCL shall not exceed 5% of the Company Common Shares outstanding immediately prior to the Effective Time.

Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (other than the representations and warranties of Acquiror set forth in Section 4.2), without regard to materiality qualifiers contained within such representations and warranties, shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.3(a)(i) shall be deemed to be satisfied so long as any failures of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement; and (ii) the representations and warranties of Acquiror set forth in Section 4.2 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date). The Company shall have received a certificate signed on behalf of the Acquiror by the Chief Executive Officer or Chief Financial Officer of Acquiror as to the satisfaction of the condition in this Section 6.3(a).

(b) Agreements and Covenants. Acquiror and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer or Chief Financial Officer of Acquiror as to the satisfaction of the condition in this Section 6.3(b).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) whether before or after receipt of the Company Shareholder Approval, by mutual written consent of Acquiror and the Company;

(b) whether before or after receipt of the Company Shareholder Approval, by either the Company or Acquiror, if the Effective Time shall not have occurred on or before February 8, 2013 (the “Initial Outside Date”); provided, however, that: (i) if on the Initial Outside Date the conditions to the Closing set forth in Sections 6.1(c), have not been satisfied, but all other conditions to the Closing have been satisfied or waived (or are capable of being satisfied at the Closing), then the Initial Outside Date shall be extended to May 8, 2013 (the “Extended Outside Date”) and (ii) if the Initial Outside Date or the Extended Outside Date, as the case may be, occurs during any Final Order Waiting Period, the Initial Outside Date or the Extended Outside Date, as the case may be, shall be extended until the third Business Day after the expiration of such Final Order Waiting Period; and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party if the failure of the Effective Time to occur on or before such date is the result of such party having breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(c) by either the Company or Acquiror, if the Company Shareholder Approval has not been obtained at the Company Shareholder Meeting (including any adjournment or postponement thereof); and provided further, that if the Company terminates pursuant to this Section 7.1(c), the Company shall have paid any amounts due pursuant to Section 7.2(b)(ii) hereof in accordance with the terms and at the time specified therein;

(d) whether before or after receipt of the Company Shareholder Approval, by either the Company or Acquiror, if any court of competent jurisdiction or other Governmental Entity has issued an order or injunction or taken any other action, in each case, permanently enjoining, restraining or prohibiting the Merger, and such order, injunction or other action has become final and non-appealable (which order, injunction or other action the party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve or lift, as applicable);

(e) by Acquiror, at any time prior to the receipt of the Company Shareholder Approval, if: (i) the Company Board has made a Change of Recommendation (whether or not in compliance with Section 5.4), (ii) the Company has entered into a definitive agreement with respect to a Superior Proposal (for purposes of clarity, other than an Acceptable Confidentiality Agreement), (iii) the Company has otherwise failed to perform or breached in any material respect any of its obligations under Sections 5.2 or 5.4, (iv) the Company Board fails to reaffirm (publicly, if so requested by Acquiror) the Company Board Recommendation within ten Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal, (v) a tender offer or exchange offer relating to Company Common Shares shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 7.1(e);

(f) by the Company, at any time prior to the receipt of the Company Shareholder Approval, in accordance with the provisions of Section 5.4(f); provided, however, that the Company shall have complied with all of the requirements of Section 5.4(f); and provided further, that the Company shall have paid any amounts due pursuant to Section 7.2(b)(i) hereof in accordance with the terms and at the time specified therein;

(g) by Acquiror, if: (i) (A) the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.2(a) or 6.2(b), respectively, is not reasonably capable of being satisfied; (B) Acquiror has delivered to the Company written notice of such breach or failure to perform; and (C) either such breach or failure to perform is not capable of being cured or at least 30 days have elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform has not been cured; provided, however, that Acquiror shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g)(i) if Acquiror or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.3(a) or 6.3(b) is not reasonably capable of being satisfied; or (ii) all of the conditions in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived and the Company has failed to effect the Closing pursuant to Section 1.2 and Acquiror does not elect to enforce its right to specific performance under Section 8.13;

(h) by the Company, if: (i) (A) Acquiror or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.3(a) or 6.3(b), respectively, is not reasonably capable of being satisfied; (B) the Company has delivered to Acquiror written notice of such breach or failure to perform; and (C) either such breach or failure to perform is not capable of being cured or at least 30 days have elapsed since the date of delivery of such written notice to Acquiror and such breach or failure to perform has not been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h)(i) if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.2(a) or 6.2(b) is not reasonably capable of being satisfied; or (ii) all of the conditions in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived and Acquiror and Merger Sub have failed to effect the Closing pursuant to Section 1.2; or

(i) before the Company Shareholder Meeting, by Acquiror if Acquiror has concluded, in its reasonable discretion, that the Company is not in compliance with FCPA or any other anti-bribery Laws and that such failure to be in compliance could have material consequences on the Company and/or Acquiror.

Section 7.2 Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or the Company or their respective Subsidiaries, officers or directors, in either case, except: (i) with respect to Section 5.3(b), this Section 7.2 and Article VIII, or (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated:

(i) by (A) Acquiror pursuant to Section 7.1(e), or (B) the Company pursuant to Section 7.1(f), then the Company shall pay (or cause to be paid) to Acquiror, within two Business Days following the date of such termination by Acquiror pursuant to clause (A), or prior to or concurrently with such termination by the Company pursuant to clause (B), a termination fee of $75,000,000 (the “Company Termination Fee”);

(ii) by Acquiror or the Company pursuant to Section 7.1(c), then the Company shall pay (or cause to be paid) to Acquiror, within two Business Days following the date of such termination by Acquiror or prior to or concurrently with such termination by the Company, the amount of Acquiror’s Expenses;

(iii) by either Acquiror or the Company pursuant to Section 7.1(b) or Section 7.1(c) and (A) prior to the earlier of the termination pursuant to Section 7.1(b) or the Company Shareholder Meeting, an Acquisition Proposal involving the Company has been made to the Company or the Company Board or publicly disclosed and, in each case, not withdrawn (the party making such Acquisition Proposal being referred to herein as a “Pre-Termination Bidder”) and (B) within nine months after the termination of this Agreement the Company shall have entered into a definitive agreement with respect to, or consummated, an Acquisition Proposal with the Pre-Termination Bidder, then the Company shall pay to Acquiror, within two Business Days after the earlier of the date the Company enters into such definitive agreement or consummates such Acquisition Proposal, the Company Termination Fee, less the amount of Acquiror’s Expenses previously paid by the Company pursuant to Section 7.2(b)(ii) if the Agreement was terminated pursuant to Section 7.1(c) (for purposes of clarity, Sections 7.2(b)(ii) and (iii) shall apply to any termination pursuant to Section 7.1(c)). For purposes of clause “(B)” of this Section 7.2(b)(iii), the term “Acquisition Proposal” shall have the meaning given to such term in Section 8.4, except that all percentages therein shall be changed to “50%”;

(iv) by the Acquiror pursuant to Section 7.1(g) (other than a termination pursuant to Section 7.1(e)(iii) resulting from the Company’s failure to perform or its breach in any material respect of any of its obligations under Section 5.4 which is covered by Section 7.2(b)(i) above), then the Company shall pay to Acquiror within two Business Days after the termination the amount of Acquiror’s Expenses and in addition if (A) prior to the termination pursuant to Section 7.1(g), an Acquisition Proposal involving the Company has been made to the Company or the Company Board or publicly disclosed and, in each case, not withdrawn and (B) within nine months after the termination of this Agreement the Company shall have entered into a definitive agreement with respect to, or consummated, an Acquisition Proposal with a Pre-Termination Bidder, then the Company shall pay to Acquiror, within two Business Days after the earlier of the date the Company enters into such definitive agreement or consummates such Acquisition Proposal, the Company Termination Fee, less the amount of Acquiror’s Expenses previously paid by the Company pursuant to this Section 7.2(b)(iv); or

(v) by the Company pursuant to Section 7.1(h), then the Acquirer shall pay to the Company within two Business Days after the termination the amount of the Company’s Expenses.

(c) Any payment under Section 7.2(b) shall be made by wire transfer of immediately available funds to an account designated in writing by Acquiror or the Company, as the case may be.

(d) Each of the Company, Acquiror and Merger Sub acknowledges that: (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, Acquiror, Merger Sub and the Company would not enter into this Agreement. It is acknowledged and agreed that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Acquiror in the circumstances in which such fee is payable; provided, however, that the foregoing shall not limit any party’s rights with respect to any liabilities or damages that the asserting party shows by clear and convincing evidence have been incurred or suffered by such party as a result of the willful and material breach by the other party of any of its respective representations, warranties, covenants or agreements set forth in this Agreement (including any such case in which the Company Termination Fee is payable pursuant to this Section 7.2, to the extent any such liability or damage suffered by the recipient exceeds the amount of the fee payable pursuant to this Section 7.2, it being the intent that any such fee paid shall, to the extent of such payment, serve as credit against and off-set any liability or damage suffered by the recipient as a result of the willful and material breach by the other party of any of its respective representations, warranties, covenants or agreements set forth in this Agreement). In no event shall the Company be required to pay to Acquiror more than one Company Termination Fee pursuant to Section 7.2(b).

Section 7.3 Amendment. This Agreement may be amended by the Company, Acquiror and Merger Sub by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Shareholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, Acquiror and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that after receipt of the Company Shareholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders at a duly convened meeting of the Company’s shareholders called to obtain approval of such extension or waiver. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.

Section 8.2 Fees and Expenses. Subject to Sections 5.13, 5.14, and 7.2, whether or not the Merger is consummated, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that all fees and expenses associated with filings made pursuant to the HSR Act shall be paid by Acquiror.

Section 8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Acquiror or Merger Sub, addressed to it at:

National Oilwell Varco, Inc.

7909 Parkwood Circle Drive

Houston, Texas 77036

Fax: (713) 346-7995

Attention: General Counsel

with a copy to (for information purposes only):

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

Fax: (713) 651-5246

Attention:	David S. Peterman
P. Kevin Trautner

If to the Company, addressed to it at:

Robbins & Myers, Inc.

10586 Highway 75 North

Willis, Texas 77378

Fax: (936) 890-1159

Attention:	President & Chief Executive Officer

with copies to (for information purposes only):

Thompson Hine LLP

10050 Innovation Drive, Suite 400

Dayton, Ohio 45342-4934

Fax: (937) 443-6635

Attention:	Linn S. Harson
David A. Neuhardt

Section 8.4 Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions of the relevant third party that has made an Acquisition Proposal that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such Acceptable Confidentiality Agreement does not in any way restrict the Company from complying with its obligations under this Agreement, including with respect to the Company’s disclosure obligations to Acquiror under this Agreement with respect to any Acquisition Proposal.

“Acquiror” has the meaning set forth in the Preamble.

“Acquiror Board” has the meaning set forth in the Recitals.

“Acquiror Disclosure Letter” has the meaning set forth in Article IV.

“Acquiror Representatives” has the meaning set forth in Section 5.3(a).

“Acquiror Subsidiary” means any Subsidiary of Acquiror.

“Acquiror Welfare Plans” has the meaning set forth in Section 5.8(d).

“Acquiror’s Expenses” means all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers), incurred by Acquiror or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation of the Proxy Statement, the filing of any required notices under the HSR Act, or in connection with other regulatory approvals, and all other matters related to the Merger or other transactions contemplated by this Agreement; provided, however, that in no event shall the amount of Acquiror’s Expenses exceed $50,000,000.

“Acquisition Proposal” means any inquiry, offer, indication of interest or proposal (whether or not in writing) from, or public announcement by, any Person relating to any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, (b) any sale, lease, license or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture, sale of Equity Interests, or any other economic interest, in the Company or a Company Subsidiary or otherwise), of assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (c) issuance, sale or other disposition, directly or indirectly, of Equity Interests representing 20% or more of the voting power of the Company, (d) any direct or indirect acquisition of securities, tender offer or exchange offer or other similar transaction that, if consummated, would result in any Person or “group” (as defined in the Exchange Act) of Persons, directly or indirectly acquiring beneficial or record ownership of more than 20% of the Shares then outstanding, (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company, or (f) combination of the foregoing (in each case, other than the Merger).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Aggregate Merger Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b)).

“Agreement” has the meaning set forth in the Preamble.

“Book-Entry Shares” has the meaning set forth in Section 2.3(a).

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York or Houston, Texas.

“Capital Expenditures Budget” means the Company’s capital expenditures budget for fiscal year 2012 as provided to Acquiror prior to the date of this Agreement and, for any month after August 31, 2012, an amount equal to 1/12 of the aggregate amount included in the such capital expenditures budget for fiscal year 2012.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Certificate” has the meaning set forth in Section 2.1(a).

“Change of Recommendation” has the meaning set forth in Section 5.4(d).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Articles” has the meaning set forth in Section 3.1(b).

“Company Benefit Plans” has the meaning set forth in Section 3.12(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 5.2(c).

“Company Common Shares” has the meaning set forth in Section 2.1(a).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Equity Award” means Company Options, Restricted Shares, Restricted Share Units, Other Equity-Based Awards or any other equity-based compensation awards of the Company.

“Company Equity Plan” has the meaning set forth in Section 2.4(a)(i).

“Company Financial Statements” has the meaning set forth in Section 3.7.

“Company Joint Venture Entity” has the meaning set forth in Section 3.1(d).

“Company Joint Venture Securities” has the meaning set forth in Section 3.1(d).

“Company Material Adverse Effect” means any fact, change, event, circumstance, occurrence, effect or development that is materially adverse to: (i) the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Merger; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change affecting the general economy or political, regulatory, business, economic, financial, credit or capital market conditions in the United States, including interest rates or exchange rates, or any changes therein; (b) any change in the oil and gas or the industrial markets (except to the extent that such change has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared to other Persons operating in such markets); (c) any change attributable to the execution or announcement of this Agreement, or the pendency of the transactions contemplated hereby, including any shareholder litigation resulting therefrom, any reduction in sales resulting therefrom, any adverse change in supplier, distributor, employee, financing source, shareholder, partner or similar relationships resulting therefrom or any change in the credit rating of the Company or any Company Subsidiary resulting therefrom; (d) any action taken, or failure to act, at the request of Acquiror or Merger Sub; (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement; (f) any hurricane, earthquake, flood or other natural disasters or acts of God; (g) any adoption, proposal or implementation of, or change in, any applicable Law after the date hereof or any interpretation thereof by any Governmental Entity; (h) changes in GAAP after the date hereof or any interpretation thereof by any Governmental Entity or quasi-Governmental Entity; (i) any failure by the Company to meet any estimates of revenues, earnings, projections or other economic performance, whether published, internally prepared or provided to Acquiror and any Acquiror Representatives; or (j) any change in the price or trading volume of the Company Common Shares on the New York Stock Exchange or any suspension of trading in securities generally on the New York Stock Exchange.

“Company Option” has the meaning set forth in Section 2.4(a)(i).

“Company Regulations” has the meaning set forth in Section 3.1(b).

“Company Representatives” has the meaning set forth in Section 5.3(a).

“Company Required Governmental Approvals” has the meaning set forth in Section 3.5.

“Company Scheduled Contract” has the meaning set forth in Section 3.14(b).

“Company SEC Documents” has the meaning set forth in Section 3.7.

“Company Shareholder Approval” has the meaning set forth in Section 3.21.

“Company Shareholder Meeting” means a duly convened meeting of the Company’s shareholders called to obtain the Company Shareholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Company Subsidiary” has the meaning set forth in Section 3.1(c).

“Company Termination Fee” has the meaning set forth in Section 7.2(b)(i).

“Company’s Expenses” means all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers),

incurred by Company or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Proxy Statement, the filing of any required notices under the HSR Act, or in connection with other regulatory approvals, and all other matters related to the Merger or other transactions contemplated by this Agreement; provided, however, that in no event shall the amount of Company’s Expenses exceed $50,000,000.

“Confidentiality Agreement” has the meaning set forth in Section 5.3(b).

“Contract” means any agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of indebtedness, letter of intent, purchase order, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, purchase and sales order or other legal commitment to which a Person is a party or to which the properties or assets of such Person are subject.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Equity Interests, by Contract or otherwise.

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Dissenting Shares” has the meaning given that term in Section 2.2.

“DOL” means the United States Department of Labor.

“Effective Time” has the meaning set forth in Section 1.2.

“Employees” has the meaning set forth in Section 5.8(a).

“Environmental Condition” means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release, or emission of any Hazardous Materials.

“Environmental Laws” means all applicable federal, state or local Laws (including the common law), statutes, ordinances and regulations, and decrees or orders of any Governmental Entity that (a) regulate or relate to the protection or clean-up of the environment, the protection of human health or worker safety (to the extent related to the exposure to Hazardous Substances) or the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, or (b) impose liability or responsibility with respect to any of the foregoing, and includes without limitation, (1) the terms and conditions of any Environmental Permit, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity that remain in effect. The term "Environmental Laws" shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., and any state, county, or local regulations similar thereto.

“Environmental Permits” means any permit, approval, identification number, registration, license and other authorization required under any applicable Environmental Law.

“Environmental Remediation Costs” means all costs and expenses relating to activities or actions required under Applicable Environmental Laws to (i) clean up or remove Hazardous Substances from the environment, (ii) prevent or minimize the movement, leaching, or migration of Hazardous Substances into the environment, or (iii) mitigate the Release or threatened Release of Hazardous Substances into the environment, or the injury or damage from such Release. Environmental Remediation Costs include, without limitation, costs and expenses payable in connection with the foregoing for legal, engineering, or other related services; for investigation, testing, sampling, and monitoring; for boring, excavation, and construction; for removal, modification or replacement of equipment or facilities; for labor and material; and for proper storage, treatment or disposal of Hazardous Substances.

“Equity Interest” means any share, capital stock, partnership, membership, voting security or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning set forth in Section 3.12(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any Company Subsidiary or Acquiror or any Acquiror Subsidiary, as applicable, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.3(a).

“Extended Outside Date” has the meaning set forth in Section 7.1(b).

“Final Order” has the meaning set forth in Section 6.1(c).

“Final Order Waiting Period” has the meaning set forth in Section 6.1(c).

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any foreign, national, federal, state, county, municipal or local government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Hazardous Substances” means any pollutant, contaminant, substance or waste, any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or any hazardous substance, material or waste, whether solid, liquid or gas that is subject to regulation, control or remediation under any Environmental Laws or Laws relating to the protection or clean-up of the environment or the protection of human health or worker safety.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means and includes each of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any non-contingent reimbursement obligations under acceptance credit, letters of credit or similar facilities that have been drawn, and (f) any guaranty or other contingent liability with respect to any of the foregoing (other than, in the case of the Company, with respect to a Company Subsidiary, or by a Company Subsidiary with respect to the Company or another Company Subsidiary).

“Indemnified Person” has the meaning given that term in Section 5.10(a).

“Initial Outside Date” has the meaning set forth in Section 7.1(b).

“Intellectual Property” means all U.S.: (a) patents and patent applications, (b) trademarks, service marks, trade dress, logos, Internet domain names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights and rights under copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, and (d) trade secrets and other rights in know-how and confidential or proprietary information, including any technical data, specifications, techniques, inventions and discoveries.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “knowledge” means: (i) with respect to the Company, the actual knowledge of the individuals listed in Exhibit A-1 hereto, after reasonable inquiry, and (ii) with respect to Acquiror, the actual knowledge of the individuals listed in Exhibit A-2 hereto, after reasonable inquiry.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“Lien” means any lien, claim, mortgage, defect of title, conditions, preemption right, debenture, indenture, hypothecation, license to third parties, equity, charge, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature (contingent or otherwise), whether voluntarily incurred or arising by operation of Law.

“Material Change” has the meaning given that term in Section 5.4(e).

“Material Company Subsidiary” is a Company Subsidiary that is a “significant subsidiary” of the Company, as defined in Rule 1.2(w) of the SEC’s Regulation S-X.

“Maximum Premium” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Notice of Change of Recommendation” has the meaning set forth in Section 5.4(e).

“Notice of Superior Proposal” has the meaning set forth in Section 5.4(f).

“OGCL” has the meaning set forth in Section 1.1(a).

“Option Payments” has the meaning set forth in Section 2.4(a)(i).

“Other Equity-Based Award” has the meaning set forth in Section 2.4(a)(iii).

“Paying Agent” has the meaning set forth in Section 2.3(a).

“PBGC” has the meaning set forth in Section 3.12(f).

“Permitted Lien” means (i) Liens specifically reflected or reserved against or otherwise disclosed in the Company Financial Statements; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s Liens arising or incurred in the ordinary course that are not material in amount or effect on the business of the Company and the Company Subsidiaries; (iii) Liens for Taxes (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings and in each case of clause (x) and (y) for which adequate reserves, in accordance with GAAP, are reflected in the Company Financial Statements; (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report, (B) any conditions that would be shown by a current survey or physical inspection, and (C) zoning, building, subdivision or other similar requirements or restrictions; and (v) encumbrances that would not materially impair the conduct of the business of the Company and its Subsidiaries, or the use or value of the relevant asset.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “person” (as defined in Section 13(d)(3) of the Exchange Act).

“Pre-Termination Bidder” has the meaning set forth in Section 7.2(b)(iii).

“Properties” has the meaning set forth in Section 3.16(a).

“Proxy Statement” means a proxy statement relating to the approval of this Agreement by the Company’s shareholders and any amendments or supplements thereto.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, or disposing into or upon any land, water, or air, or otherwise entering into the environment.

“Restricted Share” has the meaning set forth in Section 2.4(a)(ii).

“Restricted Share Units” has the meaning set forth in Section 2.4(a)(iii).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 5.12.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in Section 2.1(a).

“Single Employer Plan” has the meaning set forth in Section 3.12(f).

“Subsidiary” of Acquiror, the Company or any other Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which Acquiror, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the voting power of the Equity Interests representing the right to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Superior Proposal” means any bona fide written Acquisition Proposal (except that all percentages therein shall be changed to “50%”) made by a third party that, in the good faith judgment of the Company Board, after consultation with its financial advisors and outside counsel, taking into account all the terms and conditions of such proposal that the Company Board deems relevant (including the legal, financial, regulatory, timing, likelihood of consummation and other aspects of the proposal and any changes to the terms of this Agreement committed to by Acquiror in response to such proposal or otherwise), is more favorable to the Company than the Merger.

“Surviving Corporation” has the meaning set forth in Section 1.1(a).

“Taxes” means (a) any federal, state, local or foreign taxes, assessments, duties, fees, levies, or other governmental charges, including taxes based on or measured by value, worth, capital, income, receipts, profits, sales or other business activity, or a tax imposed in lieu thereof, including withholding of any of the foregoing and collection of sales taxes, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding, fuels, ad valorem and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, and (b) any interest, penalty or addition to any of the foregoing.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Transfer Taxes” has the meaning set forth in Section 5.13

“VEBA” has the meaning set forth in Section 3.12(a).

Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Letter, Acquiror Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that after the Effective Time, Acquiror or Merger Sub may transfer or assign its rights under this Agreement, in whole or in part, to any Person. Any assignment or transfer in violation of the preceding sentence shall be void.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than: (a) any Persons entitled to indemnification under the provisions of Section 5.10, with respect to such provisions, who shall be entitled to enforce their rights under this Agreement as third-party beneficiaries; (b) the shareholders of the Company, in the event of a termination of this Agreement as a result of a breach of this Agreement by Acquiror or Merger Sub, subject to Section 7.2(a), with respect to the lost opportunity to receive the Merger Consideration pursuant to this Agreement; provided, however, that the rights granted pursuant to this clause (b) shall only be enforceable by the Company on behalf of the shareholders of the Company (and not directly by any such shareholder) (it being understood and agreed that any and all interests in such claims shall attach to the Shares and subsequently trade and transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to the holders of Shares of record as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company on behalf of its shareholders in any manner the Company deems fit); and (c) the shareholders of the Company, after the Effective Time, with respect to the right of such shareholders to receive Merger Consideration for any Share such shareholder holds.

Section 8.10 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits,” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. (a) This Agreement shall be governed by, and construed in accordance with the Laws of the State of Delaware without regard to Laws that may be applicable under conflicts of laws principles that would cause the application of the Laws of any jurisdiction other than the State of Delaware and except to the extent that the provisions of the OGCL necessarily apply with respect to the consummation of the Merger.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (and any

appellate court thereof) in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating hereto or thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

Section 8.12 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.13 Specific Performance. (a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief. without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically in the Chancery Court of the State of Delaware the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing: (i) the Company shall be entitled to specific performance (A) to enforce specifically the terms and provisions of, and to prevent or cure breaches of, Section 5.5 by Acquiror or Merger Sub and (B) if (x) all conditions in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied and (y) Acquiror and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, to prevent or cure breaches of this Agreement by Acquiror or Merger Sub and/or to enforce specifically the terms and provisions of this Agreement, including to cause Acquiror and/or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions of this Agreement; and (ii) Acquiror and Merger Sub shall be entitled to specific performance if (A) all conditions in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied and (B) the Company fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, to prevent or cure breaches of this Agreement by the Company and/or to enforce specifically the terms and provisions of this Agreement, including to cause the Company to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions of this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b) The seeking of the remedies provided for in Section 8.13(a) shall not in any respect constitute a waiver by any party seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.2, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 8.13(a) are not available or otherwise are not granted. Nothing set forth in this Agreement shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance under Section 8.13(a) prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to Section 8.13(a) or anything set forth in this Section 8.13(b) restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NATIONAL OILWELL VARCO, INC.

By:	/s/ Clay C. Williams
Name:	Clay C. Williams
Title:	Chief Financial Officer and Executive Vice President

RAVEN PROCESS CORP.

By:	/s/ Clay C. Williams
Name:	Clay C. Williams
Title:	President

ROBBINS & MYERS, INC.

By:	/s/ Peter C. Wallace
Name:	Peter C. Wallace
Title:	President and Chief Executive Officer

EXHIBIT A-1

List of Knowledge Persons – Company

Peter C. Wallace

Kevin J. Brown

Saeid Rahimian

Jeffrey L. Halsey

Linn Harson*

*	Solely in her capacity as an officer and General Counsel of the Company. For clarity, no knowledge gained by her in her capacity as a partner of Thompson Hine LLP, and no knowledge of any other partner or employee of Thompson Hine LLP, shall be imputed to her.

EXHIBIT A-2

List of Knowledge Persons – Acquiror

Tom McGee

Craig Goss

Dwight Rettig

ANNEX B

OPINION OF CITIGROUP GLOBAL MARKETS INC.

Global Banking
227 West Monroe St., GBK-25
Chicago, IL 60606

August 8, 2012
The Board of Directors

Robbins & Myers, Inc.

10586 Highway 75 North

Willis, TX 77378

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Robbins & Myers, Inc. (“RBN”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 8, 2012, among National Oilwell Varco, Inc. (“NOV”), Raven Process Corp. (“Merger Sub”) and RBN (the “Merger Agreement”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into RBN (the “Merger”) and RBN will become a wholly owned subsidiary of NOV and (ii) each outstanding share of the common stock, without par value, of RBN (“RBN Common Stock”) as of immediately prior to the Effective Time (as defined in the Merger Agreement), excluding Dissenting Shares (as defined in the Merger Agreement) and any shares of RBN Common Stock held in RBN’s treasury or owned of record by any subsidiary of RBN or by NOV, Merger Sub or any of their respective wholly owned subsidiaries, will be converted into the right to receive $60.00 in cash, without interest (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of RBN and certain senior officers of NOV concerning the business, operations and prospects of RBN. We examined certain publicly available business and financial information relating to RBN as well as certain financial forecasts and other information and data relating to RBN which were provided to or discussed with us by the management of RBN. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of RBN Common Stock; the historical and projected earnings and other operating data of RBN; and the capitalization and financial condition of RBN. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of RBN. In connection with our engagement and at the direction of RBN, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of RBN. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of RBN that they are not aware of any relevant information that has been omitted or that remains undisclosed to us, and we assume no liability therefor. With respect to financial forecasts and other information and data relating to RBN provided to or otherwise reviewed by or discussed with us, we have been advised by the management of RBN that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of RBN as to the future financial performance of RBN. We have also assumed that there have been no material changes in RBN’s assets, financial condition, results of operations, business or prospects since the date of its last financial statement made available to us. We express no view as to any projected financial data relating to RBN or the assumptions on which they were based.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on RBN or the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of RBN, nor have we made any physical inspection of the properties or assets of RBN or evaluated the solvency or fair value of RBN under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, to the holders of RBN Common Stock of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other securities or class of securities, creditors or other constituencies of RBN. Our opinion does not address the underlying business decision of RBN to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for RBN or the effect of any other transaction in which RBN might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to RBN in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. While we and our affiliates have not provided services to RBN during the two year period preceding the date of our opinion other than our engagement in respect of the Merger as described herein, we have provided services to NOV unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, an immaterial participation in an existing loan to NOV. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of RBN and NOV for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with RBN, NOV and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of RBN in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger or the Merger Consideration, including as to how any stockholder should vote or act on any matters relating to the proposed Merger. Our opinion does not indicate that the Merger Consideration is the best possible consideration attainable under any circumstances, and should not be construed as a valuation opinion.

This opinion is for the information of the Board of Directors, and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose without our prior written consent, except to the extent specifically permitted in this paragraph. Subject to our prior written approval, this opinion may be included in its entirety in any proxy statement distributed to shareholders of RBN in connection with the Merger or other document required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this opinion in such documents, provided that any such summary or reference language shall also be subject to our prior written approval. Except as described above, without our prior consent, this opinion may not be quoted from or referred to, in whole or in part, in any written document or used for any other purpose.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of RBN Common Stock.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC

ANNEX C

OHIO REVISED CODE SECTIONS 1701.84 AND 1701.85

DISSENTERS RIGHTS

Section 1701.84. Dissenting shareholders entitled to relief.

(A) Except as provided in division (B) of this section, the following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

(2) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(3) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(4) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(5) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code;

(6) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 of the Revised Code.

(B) All of the following shareholders shall not be entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders described in division (A)(1) or (6) of this section, if both of the following apply:

(a) The shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief under division (A)(1) or (6) of this section are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders.

(b) The consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.

(2) Shareholders described in division (A)(2) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the merger;

(3) The shareholders described in division (A)(4) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the combination or majority share acquisition, and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the combination or majority share acquisition.

Section 1701.85. Dissenting shareholders - compliance with section - fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A) (4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders ;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ROBBINS & MYERS, INC. 10586 HIGHWAY 75 NORTH WILLIS, TEXAS 77378

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.	For	Against	Abstain

1          Adopt the Agreement and Plan of Merger, dated August 8, 2012, by and among National Oilwell Varco, Inc., Raven Process Corp., and Robbins & Myers, Inc. and approve the transactions contemplated by that agreement.

	☐	☐	☐

2 Approval in an advisory (non-binding) vote of the compensation paid to the Company’s named executive officers in connection with the merger.	☐	☐	☐

3          Any adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting or any adjournment to adopt the merger agreement.

	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000149331_1    R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

ROBBINS & MYERS, INC.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE

COMPANY

The undersigned holder(s) of Common Shares of ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), hereby appoints Thomas P. Loftis, Andrew G. Lampereur, and Peter C. Wallace, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Shares which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held on xxxx 2012 and at any adjournment thereof, as indicated on the reverse.

IMPORTANT NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN

The undersigned, a participant in the Robbins & Myers, Inc. Retirement Savings Plan, hereby directs The Charles Schwab Trust Company as Trustee to vote in person or by proxy all Common Shares of Robbins & Myers, Inc. credited to the undersigned’s account(s) under the Plan(s) under the Plan on the record date are the Special Meeting of Shareholders of the Company to be held on xxxx 2012 and at any adjournment thereof, as indicated on the reverse.

Receipt is acknowledged of Notice of the above meeting and the Proxy Statement relating thereto. When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR Proposals 1,2, and 3.

    Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000149331_2    R1.0.0.11699